As filed with the Securities and Exchange Commission on December 7, 1995

                                        Registration No. 33-_____
_________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                             ____________________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                             SOVEREIGN BANCORP, INC.
            (Exact name of registrant as specified in its charter)

Pennsylvania                     6720               23-2453088

(State or other jurisdiction of    (Primary Standard     (I.R.S.
incorporation or organization)     Industrial            Employer
                                   Classification        Identi-
                                   Code Number)          fication
                                                         No.)

                           1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania  19610
                                 (610) 320-8400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Jay S. Sidhu
                     President and Chief Executive Officer
                            Sovereign Bancorp, Inc.
                           1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania  19610
                                 (610) 320-8400
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                   ________________________________________

                                  Copies to:

Jeffrey P. Waldron, Esquire         Victor H. Boyajian, Esquire
William J. Reynolds, Esquire        Frederic M. Tudor, Esquire
Stevens & Lee                       Sills Cummis Zuckerman Radin
111 N. Sixth Street                 Tischman Epstein & Gross
P.O. Box 679                        One Riverfront Plaza
Reading, Pennsylvania  19603        Newark, New Jersey 07102-5400
                   ________________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE
_________________________________________________________________

Title of      Amount to be    Proposed   Proposed  Amount of
each class    registered (1)  maximum    maximum   registra-
of secur-                     offering   aggregate tion fee (2)
ities to be                   price per  offering
registered                    unit       price
_________________________________________________________________

Common Stock,  1,889,398      Not         Not
no par value   shares         applicable  applicable  $5,351.16
(and           (with rights)
associated
stock purchase
rights) (3)
_______________________________________________________________

(1) Based on the maximum number of shares of the Registrant's common stock which may be issued in connection with the proposed merger (the "Merger") of West Jersey Bancshares, Inc. ("WJB") with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant's common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the Merger.

(2) Estimated solely for purposes of calculating the registration fee. Computed, in accordance with Rule 457(f)(1), on the basis of the closing sale price of the common stock of WJB on December 4, 1995 of $7.625 and based on 1,958,196 shares of WJB common stock outstanding and unexercised warrants to purchase 77,000 shares of WJB common stock.

(3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.


      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
_________________________________________________________________

                            SOVEREIGN BANCORP, INC.

                             CROSS-REFERENCE SHEET

             Pursuant to Item 501(b) of Regulation S-K showing the
               location in the Proxy Statement/Prospectus of the
                  information required by Part I of Form S-4


                                               Location in Proxy
      Form S-4 Item No.                        Statement/Prospectus

A.    Information About the
      Transaction.

      1.    Forepart of Registration
            Statement and Outside Front
            Cover Page of Prospectus ...       Outside front cover page

      2.    Inside Front and Outside
            Back Cover Pages of
            Prospectus .................       Table of Contents;
                                               Available Information;
                                               Incorporation of Certain
                                               Documents by Reference

      3.    Risk Factors, Ratio of
            Earnings to Fixed Charges
            and Other Information ......       Summary; Sovereign
                                               Selected Financial Data;
                                               WJB Selected Financial
                                               Data

      4.    Terms of the Transaction ...       Introduction; The Special
                                               Meeting; The Merger;
                                               Description of Sovereign
                                               Capital Securities;
                                               Comparison of Shareholder
                                               Rights

      5.    Pro Forma Financial
            Information ................       Not Applicable

      6.    Material Contacts with the
            Company Being Acquired .....       The Merger; Interests of
                                               Certain Persons in the
                                               Merger; Certain Related
                                               Transactions

      7.    Additional Information
            Required for Reoffering by
            Persons and Parties Deemed
            to be Underwriters .........       Not Applicable

      8.    Interests of Named Experts
            and Counsel ................       Legal Matters

      9.    Disclosure of Commission
            Position on Indemnification
            for Securities Act
            Liabilities ................       Not Applicable

B.    Information About the Registrant.

      10.   Information with Respect to
            S-3 Registrants ............       Incorporation of Certain
                                               Documents by Reference;
                                               Information With Respect
                                               to Sovereign; Description
                                               of Sovereign Capital
                                               Securities

      11.   Incorporation of Certain
            Information by Reference ...       Incorporation of Certain
                                               Documents by Reference

      12.   Information with Respect to
            S-2 or S-3 Registrants .....       Not Applicable

      13.   Incorporation of Certain
            Information by Reference ...       Not Applicable

      14.   Information with Respect
            to Registrants Other Than
            S-2 or S-3 Registrants .....       Not Applicable

C.    Information About the Company
      Being Acquired.

      15.   Information with Respect
            to S-3 Companies ...........       Not Applicable

      16.   Information with Respect
            to S-2 or S-3 Companies ....       Incorporation of Certain
                                               Documents by Reference;
                                               Information With Respect
                                               to WJB

      17.   Information with Respect to
            Companies Other Than S-2 or
            S-3 Companies ..............       Not Applicable

D.    Voting and Management Information.

      18.   Information if Proxies,
            Consents or Authorizations
            are to be Solicited ........       Incorporation of Certain
                                               Documents by Reference;
                                               The Meeting; The Merger-
                                               Management and Operations
                                               After the Merger; The
                                               Merger-Employee Benefits
                                               and Severance; Interests
                                               of Certain Persons in the
                                               Merger; Adjournment of
                                               Special Meeting;
                                               Shareholder Proposals

      19.   Information if Proxies,
            Consents or Authorizations
            are not to be Solicited
            or in an Exchange Offer ....       Not Applicable

                 [LETTERHEAD OF WEST JERSEY BANCSHARES, INC.]

                               January __, 1996



Dear Stockholder:

      You are cordially invited to attend a Special Meeting of the stockholders of West Jersey Bancshares, Inc. ("WJB") to be held on Tuesday, February 20, 1996, at 10:00 a.m., local time, at the corporate offices of WJB located at 165 Passaic Avenue, Fairfield, New Jersey 07004.

      The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Merger dated as of September 29, 1995 (the "Merger Agreement"), between WJB and Sovereign Bancorp, Inc. ("Sovereign"), providing for the merger of WJB with and into Sovereign (the "Merger"). If the Merger Agreement is approved and the Merger is consummated, each share of common stock of WJB will be exchanged for 0.7938 of a share of common stock of Sovereign, and related stock purchase rights, subject to adjustment, as set forth in the Merger Agreement and as more fully described in the accompanying Proxy Statement/Prospectus. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the stockholders of WJB at this Special Meeting.

      The attached Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

      The Board of Directors of WJB has carefully considered and approved the Merger Agreement and believes that the Merger is in the best interests of WJB and its stockholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The Directors of WJB intend to vote all of their shares of common stock of WJB in favor of the Merger Agreement.

      YOUR VOTE IS IMPORTANT. You are urged to sign, date and mail the enclosed proxy card promptly in the postage-prepaid envelope provided. If you attend the Special Meeting, you may vote in person even if you have already mailed your proxy card.

      On behalf of the Board of Directors and our employees, I wish to thank you for your continued support. We appreciate your interest.

                                    Sincerely yours,



                                    John A. Van Voorhis,
                                    President and Chief
                                    Executive Officer

                         West Jersey Bancshares, Inc.
                              165 Passaic Avenue
                         Fairfield, New Jersey  07004
                             ____________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held on February 20, 1996
                             ____________________

            NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of West Jersey Bancshares, Inc. ("WJB"), a New Jersey corporation, will be held on Tuesday, February 20, 1996, at 10:00 a.m., local time, at the corporate offices of WJB located at 165 Passaic Avenue New Jersey 07004 (the "Special Meeting"), to consider the following matters:

                  1. The approval and adoption of the Agreement and Plan of Merger dated as of September 29, 1995 (the "Merger Agreement") between WJB and Sovereign Bancorp, Inc. ("Sovereign"), which is attached as Annex A to the accompanying Proxy Statement/Prospectus, providing for the merger of WJB with and into Sovereign (the "Merger"). Pursuant to the Merger Agreement, each share of the common stock, no par value, of WJB (the "WJB Common Stock") outstanding at the closing of the Merger will be converted (subject to certain anti-dilution adjustments and certain adjustments if the Merger becomes effective after June 30,
      1996) into 0.7938 of a share of Sovereign Common Stock and related stock purchase rights; provided, however, that
      (i) if the average market value of Sovereign Common Stock is greater than $11.64 per share, each share of WJB Common Stock will be converted into that number of shares of Sovereign Common Stock equal to $9.24 divided by the average market value of a share of Sovereign Common Stock (as determined in accordance with the Merger Agreement) and related stock purchase rights; or (ii) if the average market value of Sovereign Common Stock is less than $9.52 per share, each share of WJB Common Stock will be converted into that number of shares of Sovereign Common Stock equal to $7.56 divided by the average market value of a share of Sovereign Common Stock (as determined in accordance with the Merger Agreement) and related stock purchase rights. Sovereign will pay cash to WJB stockholders in lieu of issuing fractional shares of Sovereign Common Stock.

                  2.    To vote on adjournment of the Special
      Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement.

                  3. Such other matters as may properly be brought before the Special Meeting or any adjournments thereof.

            The Board of Directors of WJB has fixed the close of business on January 2, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the Special
Meeting and any adjournments thereof.

            A Proxy Statement/Prospectus is set forth on the following pages and a form of proxy is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy in the enclosed return envelope, whether or not you plan to attend the Special Meeting in person. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Geraldine L. Marchitto,
                                    Corporate Secretary

Fairfield, New Jersey
January __, 1995

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, SIGN, DATE AND RETURN
PROMPTLY THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO
ATTEND THE SPECIAL MEETING.  PLEASE DO NOT SEND IN ANY
CERTIFICATES FOR YOUR SHARES AT THIS TIME.

         IF YOU HAVE ANY QUESTIONS, PLEASE CALL WJB AT (800) 201-1415,
           Attention:  Geraldine L. Marchitto, Corporate Secretary.

________________________________________________________________

                         WEST JERSEY BANCSHARES, INC.

                                PROXY STATEMENT
                             ____________________

                            SOVEREIGN BANCORP, INC.

                                  PROSPECTUS

                       _________ SHARES OF COMMON STOCK
                    (and associated Stock Purchase Rights)
________________________________________________________________

            This Proxy Statement/Prospectus ("Proxy
Statement/Prospectus") is being furnished to stockholders of West Jersey Bancshares, Inc. ("WJB") in connection with the solicitation of proxies by the Board of Directors of WJB for use at a Special Meeting of Stockholders (including any adjournments or postponements thereof) to be held on February 20, 1996 (the "Special Meeting").

            This Proxy Statement/Prospectus relates to up to _________ shares of common stock, no par value ("Sovereign Common Stock"), of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"), to be issued upon the merger (the "Merger") of WJB with and into Sovereign, pursuant to an Agreement and Plan of Merger dated as of September 29, 1995 (the "Merger Agreement"). In the Merger, each outstanding share of WJB's common stock, no par value ("WJB Common Stock"), will be converted into 0.7938 of a share of Sovereign Common Stock, and related stock purchase rights. This exchange ratio is subject to possible adjustment to be determined subsequent to the date of the Special Meeting (such exchange ratio, as adjusted, is hereinafter referred to as the "Exchange Ratio"). Adjustment to the Exchange Ratio will be determined based upon, among other things, the per share market value of Sovereign Common Stock, as determined pursuant to the terms of the Merger Agreement (the "Sovereign Market Value"). If the Sovereign Market Value falls below $9.52 or rises above $11.64, then the Exchange Ratio will be adjusted as described in this Proxy Statement/Prospectus.

            This Proxy Statement/Prospectus constitutes (1) the proxy statement of WJB relating to the solicitation of proxies by the WJB Board of Directors for use at the Special Meeting to be held for the purpose of considering and voting upon a proposal to approve the Merger Agreement, and (2) the prospectus of Sovereign with respect to the Sovereign Common Stock to be issued in the Merger. Completion of the Merger is subject to various conditions including the approval of WJB stockholders.

            This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of WJB on or about January __, 1996.

            THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF SOVEREIGN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                               ________________

            The date of this Proxy Statement/Prospectus is January __, 1996.

                               Table of Contents

                                                            Page

AVAILABLE INFORMATION ......................................  1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ............  2

SUMMARY ....................................................  4
      The Companies ........................................  4
      The Meeting ..........................................  5
      The Merger ...........................................  7
      Interests of Certain Persons in the Merger ...........  9
Certain Federal Income Tax Consequences .................... 10
      Certain Related Transactions ......................... 14
      Comparative Per Common Share Data .................... 16

INTRODUCTION ............................................... 19

RECENT DEVELOPMENTS ........................................ 20

SOVEREIGN SELECTED FINANCIAL DATA .......................... 21

WJB SELECTED FINANCIAL DATA ................................ 25

THE MEETING ................................................ 28
      Matters to be Considered at the Meeting .............. 28
      Votes Required; Quorum ............................... 28
      Voting of Proxies .................................... 29
      Revocability of Proxies .............................. 29
      Record Date; Stock Entitled to Vote .................. 29
      Appraisal Rights ..................................... 30
      Solicitation of Proxies .............................. 30

THE MERGER ................................................. 31
      General .............................................. 31
      Background of and Reasons for the Merger;
        Recommendation of the WJB Board of Directors ....... 31
      Opinion of Financial Advisor ......................... 37
      Terms of the Merger .................................. 44
      Effective Date of the Merger ......................... 48
      Exchange of WJB Stock Certificates, Options
        and Warrants ....................................... 48
      Conditions to the Merger.............................. 50
      Subsidiary Bank Merger ............................... 51
      Regulatory Approvals ................................. 51
      Representations and Warranties ....................... 52
      Business Pending the Merger .......................... 53
      Dividends ............................................ 55
      No Solicitation of Transactions ...................... 55
      Amendment; Waivers ................................... 56
      Termination; Effect of Termination ................... 56
      Management and Operations after the Merger ........... 57
      Employee Benefits and Severance ...................... 59
      Accounting Treatment ................................. 59
      Certain Federal Income Tax Consequences .............. 59
      Expenses ............................................. 61
      Resale of Sovereign Common Stock ..................... 61
      Dividend Reinvestment Plan ........................... 62

INTERESTS OF CERTAIN PERSONS IN THE MERGER ................. 62
      Stock Options and Warrants ........................... 62
      Indemnification ...................................... 62

STOCK OPTION AGREEMENT ..................................... 63

INFORMATION WITH RESPECT TO SOVEREIGN ...................... 65
      General .............................................. 65
      Market Price of and Dividends on Sovereign
        Common Stock and Related Shareholder Matters ....... 65

INFORMATION WITH RESPECT TO WJB ............................ 67
      General .............................................. 67
      Market Price of WJB Common Stock and Related
        Stockholder Matters ................................ 67

DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES ................ 69
      Common Stock ......................................... 69
      Preferred Stock ...................................... 72
      Shareholder Rights Plan .............................. 75
      Special Charter and Pennsylvania Corporate Law
        Provisions ......................................... 76

COMPARISON OF SHAREHOLDER RIGHTS ........................... 79

ADJOURNMENT OF SPECIAL MEETING ............................. 91

EXPERTS .................................................... 92

LEGAL MATTERS .............................................. 92

SHAREHOLDER PROPOSALS ...................................... 92


ANNEXES

A.    Agreement and Plan of Merger between
      Sovereign Bancorp, Inc. and
      West Jersey Bancshares, Inc. .........................A-1

B.    Opinion of Ryan, Beck & Co., Inc. ....................B-1

            No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Sovereign or WJB. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Sovereign or WJB since the date hereof or that the information herein is correct as of any time subsequent to its date.

            All information concerning Sovereign and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by Sovereign, and all information concerning WJB and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by WJB.

                             AVAILABLE INFORMATION

            Sovereign and WJB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Sovereign and WJB with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

            Sovereign has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Sovereign Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by Sovereign (File No. 0-16533) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

            1. Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994 (including certain information contained in Sovereign's Proxy Statement dated March 17, 1995 used in connection with Sovereign's 1995 Annual Meeting of Shareholders and incorporated by reference in the Form 10-K).

            2. Sovereign's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

            3. Sovereign's Current Reports on Form 8-K filed on January 18, March 24, April 20, May 1, May 17,
                  July 10, July 13 and October 24, 1995.

            In addition, all documents filed by Sovereign pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

            The following documents filed with the Commission by WJB (File No. 0-18319) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

            1. WJB's Annual Report on Form 10-K for the year ended December 31, 1994 (including certain information contained in WJB's Proxy Statement dated March 13, 1995 used in connection with WJB's 1995 Annual Meeting of Stockholders and incorporated by reference in the Form 10-K).

            2. WJB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

            3.    WJB's Current Reports on Form 8-K filed on
                  October 17, 1995.

            4. The description of WJB Common Stock set forth in WJB's Registration Statement filed on Form 8-A pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.


            Accompanying this Proxy Statement/Prospectus is WJB's
Annual Report to Stockholders for the year ended December 31, 1994 and Quarterly Report on Form 10-Q for the quarter ended
September 30, 1995.

            THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED
HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO SOVEREIGN MAY BE REQUESTED FROM SOVEREIGN BANCORP, INC.,
1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610 (TELEPHONE NUMBER (610) 320-8400), ATTENTION: LAWRENCE M. THOMPSON, JR., SECRETARY. DOCUMENTS RELATING TO WJB MAY BE REQUESTED FROM WEST JERSEY BANCSHARES, INC., 165 PASSAIC AVENUE, FAIRFIELD, NEW JERSEY 07004 (TELEPHONE NUMBER (201) 808-0007),
ATTENTION:  GERALDINE L. MARCHITTO, CORPORATE SECRETARY.  IN
ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE STOCKHOLDER'S MEETING, REQUESTS SHOULD BE RECEIVED BY _______ __, 1996.

                                    SUMMARY

            The following is a summary of certain information relating to the Merger. This summary is not intended to include all material information relating to the Merger and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding schedules thereto) is set forth in Annex A to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read carefully this entire Proxy Statement/Prospectus, including the Annexes hereto.

The Companies

            Sovereign

            Sovereign Bancorp, Inc. ("Sovereign"), a Pennsylvania business corporation, is the holding company for Sovereign Bank, a Federal Savings Bank ("Sovereign Bank"). At September 30, 1995, Sovereign and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately
$7.9 billion, $5.0 billion and $415.0 million, respectively. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of 120 community banking offices, located in Pennsylvania, New Jersey and Delaware, and originating residential mortgage loans and home equity lines of credit in the communities served by those offices. Sovereign's operating strategy emphasizes consistent profitability and growth. Accordingly, Sovereign seeks to (1) maintain superior asset quality through emphasis on the origination of single-family mortgage loans and other low risk loans; (2) limit interest rate risk through the origination of adjustable rate mortgages for retention in its portfolio; (3) maintain low overhead expenses and high employee productivity; and (4) encourage a strong sales and service culture.

            The principal executive offices of Sovereign are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and its telephone number is (610) 320-8400. For further information concerning Sovereign, its subsidiaries and certain pending transactions, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INFORMATION WITH RESPECT TO SOVEREIGN" and "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES."

            WJB

            West Jersey Bancshares, Inc. ("WJB"), a New Jersey corporation, is the holding company for West Jersey Community Bank ("WJCB"). At September 30, 1995, WJB had total consolidated assets, deposits and stockholders' equity of approximately
$95.3 million, $86.6 million and $8.09 million, respectively. WJCB is a state commercial bank located in Fairfield, New Jersey and is the primary operating entity of WJB. WJCB engages in the commercial banking business throughout northern New Jersey, with primary emphasis on Fairfield Township and surrounding northern Essex County, New Jersey communities. WJCB's business consists of attracting deposits through a variety of deposit products and using the deposited funds, together with funds from ongoing operations, to originate commercial loans, mortgage loans, and consumer loans.

            The principal executive offices of WJB are located at 165 Passaic Avenue, Fairfield, New Jersey 07004, and its telephone number is (201) 808-0007. For additional information concerning WJB and WJCB, see "AVAILABLE INFORMATION,"
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and
"INFORMATION WITH RESPECT TO WJB."

The Meeting

            General

            A Special Meeting of the stockholders of WJB will be held at the corporate offices of WJB located at 165 Passaic
Avenue, Fairfield, New Jersey 07004, on Tuesday, February 20,
1996 at 10:00 a.m., local time (the "Special Meeting").

            Record Date

            The record date for the Special Meeting is January 2, 1996 (the "Record Date"). Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Special Meeting.

            Matters to be Considered at the Meeting

            At the Special Meeting, holders of WJB's common stock, no par value (the "WJB Common Stock"), will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of September 29, 1995 between Sovereign and WJB, which is attached as Annex A to this Proxy Statement/Prospectus, providing for the merger of WJB with and into Sovereign (the "Merger"). In addition to the Merger Agreement, stockholders of WJB are being asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the Special Meeting to constitute a quorum or to approve the Merger Agreement. Stockholders will also consider and vote upon any other matter that may properly come before the Special Meeting. See "THE MEETING -- Matters to be Considered at the Meeting."

            Vote Required

            The Merger will require the approval of the Merger Agreement by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of WJB Common Stock entitled to be voted thereon. The directors and executive officers of WJB have agreed to vote all shares of WJB Common Stock which they own on the Record Date in favor of the approval and adoption of the Merger Agreement. At ____________, 1995, directors and executive officers of WJB owned approximately _______ shares of WJB Common Stock or approximately ___% of the outstanding shares of WJB Common Stock which are entitled to be voted at the Special Meeting. See "THE MEETING -- Votes Required."

            Shares of WJB Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares of WJB Common Stock represented by the proxy will be voted "FOR" the proposals to approve the Merger Agreement and to adjourn the Special Meeting, if necessary. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Corporate Secretary of WJB at any time before it is voted, by submitting to WJB a duly executed, later-dated proxy or by voting the shares subject to such proxy by written ballot at the Special Meeting. All written notices of revocation and other communications with respect to revocation of WJB proxies should be addressed West Jersey Bancshares, Inc., 165 Passaic Avenue, Fairfield, New Jersey 07004, Attention: Geraldine L. Marchitto, Corporate Secretary. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

            As of ________________, there were _____________ shares
of WJB Common Stock issued and outstanding. Each holder of WJB Common Stock will have the right to one vote for each share registered in such holder's name on the books of WJB as of the close of business on the Record Date with respect to the matters to be acted upon at the Special Meeting.

The Merger

            Terms of the Merger

            On the effective date of the Merger (the "Effective Date"), each outstanding share of WJB Common Stock will be automatically converted into, and become a right to receive,
0.7938 of a share of Sovereign common stock, no par value ("Sovereign Common Stock"), and related stock purchase rights provided that the weighted average, based on daily trading volume, of the closing sale price of a share of Sovereign Common Stock on the National Association of Securities Dealers' Automated Quotation System/National Market System (the "Nasdaq/NMS") for the twenty consecutive trading days immediately prior to the Effective Date (the "Sovereign Market Value") is not less than $9.52 or greater than $11.64 (the "Fixed Exchange Ratio Alternative"), subject to certain anti-dilution adjustments.

            If on the Effective Date, the Sovereign Market Value is less than $9.52, each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $7.56 by the Sovereign Market Value (the "Low Fixed
Price Alternative"), and related stock purchase rights.

            If on the Effective Date, the Sovereign Market Value is greater than $11.64, each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $9.24 by the Sovereign Market Value (the "High Fixed Price Alternative"), and related stock purchase rights.

            For a description of Sovereign Common Stock and related stock purchase rights, see "DESCRIPTION OF SOVEREIGN CAPITAL
SECURITIES -- Common Stock" and "--Shareholder Rights Plan," respectively.

            With respect to each pricing alternative, (i) the ratio at which shares of WJB Common Stock will be converted into shares of Sovereign Common Stock, and related stock purchase rights, is subject to certain anti-dilution adjustments and an adjustment under certain circumstances if the Effective Date occurs after June 30, 1996, and (ii) Sovereign will pay cash to WJB shareholders in lieu of issuing fractional shares of Sovereign Common Stock.

            Sovereign or WJB may terminate the Merger Agreement if, among other things, the Sovereign Market Value on the Effective Date is less than $7.94 or greater than $13.23 per share (subject to certain anti-dilution adjustments); provided, however, that
(i) in the event the Sovereign Market Value on the Effective Date is less than $7.94 per share (subject to certain anti-dilution adjustments), and Sovereign has elected to terminate the Merger Agreement, WJB may elect not to terminate the Merger Agreement in which case, notwithstanding Sovereign's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $7.56 by a fixed Sovereign Market
Value of $7.94, which is 0.9521 of a share of Sovereign Common Stock, or (ii) in the event Sovereign Market Value on the Effective Date is greater than $13.23 per share, (subject to certain anti-dilution adjustments), and WJB has elected to terminate the Merger Agreement, Sovereign may elect not to terminate the Merger Agreement in which case, notwithstanding
WJB's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign
Common Stock equalling the amount obtained by dividing $9.24 by $13.23, which is 0.6984 of a share of Sovereign Common Stock. Sovereign or WJB may terminate the Merger Agreement if, among other things, the Merger has not been completed on or prior to June 30, 1996.

            In connection with the Merger, options to acquire an aggregate of 92,659 shares of WJB Common Stock under WJB's 1989 Stock Option and Stock Appreciation Rights Program (the "WJB Stock Option Plan") and warrants to acquire an aggregate of 128,416 shares of WJB Common Stock will, if the Fixed Exchange Ratio Alternative is applicable (subject to certain adjustments), be converted on the Effective Date into (i) options to acquire an aggregate of 114,366 shares of Sovereign Common Stock, at a per share exercise price equal to the per share exercise price of the option or warrant divided by the applicable exchange ratio, and
(ii) assuming a Sovereign Market Value of $10.58, an aggregate of 24,733 shares of Sovereign Common Stock. The ability of holders of options or warrants to acquire WJB Common Stock to elect to receive Sovereign Common Stock for their options or warrants may be limited to the extent it precludes Sovereign from treating the Merger as a "pooling of interests" for financial accounting purposes. See "THE MERGER -- Terms of the Merger" and "-- Accounting Treatment."

            The Effective Date will be determined by Sovereign and WJB and will occur within the 30-day period following the satisfaction of all conditions precedent to the Merger, unless otherwise agreed to by Sovereign and WJB. See "THE MERGER --
Effective Date."

            Recommendations of WJB's Board of Directors and Reasons for the Merger

            The Board of Directors of WJB has unanimously approved the Merger Agreement and believes that the Merger is fair to, and in the best interests of WJB's stockholders. Accordingly, the Board of Directors of WJB unanimously recommends that WJB stockholders vote "FOR" approval of the Merger Agreement. For a discussion of the background of the Merger and the factors considered by the Board of Directors of WJB in reaching its decision to approve the Merger Agreement, see "THE MERGER -- Background of and Reasons for the Merger; Recommendation of the WJB Board of Directors."

            Opinion of Financial Advisor

            Ryan, Beck & Co., Inc. ("Ryan, Beck"), the financial advisor to WJB in connection with the Merger, has delivered its written opinion to the Board of Directors of WJB that, as of ____________________, 1995, the terms of the Merger are fair, from a financial point of view, to the stockholders of WJB. For information on the assumptions made, matters considered, and limitations on the review undertaken by Ryan, Beck, see "THE MERGER -- Opinion of Financial Advisor." Stockholders are urged to read in its entirety the opinion of Ryan, Beck dated ____________________, 1995, attached as Annex B to this Proxy Statement/Prospectus.

Interests of Certain Persons in the Merger

            Certain members of WJB's management and of the Board of Directors of WJB have interests in the Merger in addition to any interests they may have as stockholders of WJB generally. These interests include, among others, provisions in the Merger
Agreement relating to indemnification, directors' and officers' liability insurance, and certain severance and other employee benefits. In addition, Sovereign has agreed in the Merger Agreement to elect, on an annual basis, seven individuals selected by WJB to comprise an autonomous Board of Directors of the commercial bank division of Sovereign Bank for a period of at least three years. These individuals will be permitted to participate in any stock option plan adopted by Sovereign for the benefit of directors of Sovereign Bank.

            Pursuant to the Merger Agreement, Sovereign has agreed to assume WJB's obligations under employment agreements with certain executive officers of WJB. In particular, the employment agreements of Messrs. John A. Van Voorhis, the President and
Chief Executive Officer of WJB, and Gerard Riker, the Executive Vice President and Chief Financial Officer of WJB, will be assumed by Sovereign. Messrs. Van Voorhis and Riker were among the members of the Board of Directors of WJB who approved the Merger.

            Certain directors and executive officers of WJB are the holders of options and warrants to acquire an aggregate of 207,465 shares of WJB Common Stock which, if the Fixed Exchange Ratio Alternative is applicable (subject to certain adjustments), will be converted on the Effective Date into options to acquire an aggregate of 103,563 shares of Sovereign Common Stock and, assuming a Sovereign Market Value of $10.58, 24,733 shares of Sovereign Common Stock. The ability of option or warrant holders to elect to receive Sovereign Common Stock for their options may be limited to the extent it precludes Sovereign from treating the Merger as a "pooling of interests" for financial accounting purposes. Also, Sovereign has agreed to indemnify, for a specified period of time after the Effective Date, persons who served as directors and officers of WJB. See "INTERESTS OF
CERTAIN PERSONS IN THE MERGER."

Certain Federal Income Tax Consequences

            Consummation of the Merger is conditioned upon receipt by Sovereign and WJB of an opinion of Stevens & Lee, P.C., counsel to Sovereign, to the effect that no gain or loss will be recognized for federal income tax purposes by holders of WJB Common Stock who receive shares of Sovereign Common Stock in the Merger, other than in respect of any cash received in lieu of fractional share interests.

            BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH WJB STOCKHOLDER AND HOLDERS OF OPTIONS AND WARRANTS TO ACQUIRE WJB COMMON STOCK ("WJB OPTIONHOLDERS"), IT IS RECOMMENDED THAT WJB STOCKHOLDERS AND WJB OPTIONHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES. See "THE MERGER -- Certain Federal Income Tax Consequences".

            Conditions to the Merger; Regulatory Approvals

            The obligations of Sovereign and WJB to complete the Merger are subject to various conditions usual and customary in transactions similar to the Merger, including obtaining requisite stockholder and regulatory approvals. Application has been made to obtain required regulatory approvals from the Office of Thrift Supervision and state bank regulatory authorities. In addition, confirmation has been requested from the Board of Governors of the Federal Reserve System that no application is required to be filed with such Board. No assurance can be given that all required approvals will be received or as to the timing or conditions of such approvals. See "THE MERGER--Regulatory Approvals." The obligation of Sovereign to complete the Merger is also subject to certain other conditions, including the receipt of an opinion from its independent auditors to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes. No assurances can be made that all conditions to the obligations of Sovereign and WJB to complete the Merger will be met. See "THE MERGER -- Conditions to the Merger."

            Termination; Effect of Termination

            The Merger Agreement may be terminated at any time prior to the Effective Date by (i) mutual written consent of Sovereign and WJB, (ii) either party if (a) the Merger is not completed on or prior to June 30, 1996, unless such fact is due to a breach of the Merger Agreement by the party seeking its termination, (b) either party is informed in writing by any regulatory authority that a requisite regulatory approval is unlikely to be granted, unless such fact is due to a breach of the Merger Agreement by the party seeking its termination, (c) if the other party materially breaches any representation, warranty or covenant contained in the Merger Agreement, and such breach
(1) has not or cannot be cured by the earlier of thirty days from the date written notice of such breach was given to such party committing the breach or the Effective Date and (2) would constitute the failure to satisfy any condition precedent to the non-breaching party's obligation to complete the Merger; (d) on the Effective Date, the Sovereign Market Value is less than $7.94 or greater than $13.23; provided, however, that (1) in the event Sovereign Market Value on the Effective Date is less than $7.94 per share (subject to certain anti-dilution adjustments), and Sovereign has elected to terminate the Merger Agreement, WJB may elect not to terminate the Merger Agreement in which case, notwithstanding Sovereign's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $7.56 by a fixed Sovereign Market Value of $7.94, which is 0.9521 of a share of Sovereign Common Stock, or (2) in the event the Sovereign Market Value on the Effective Date is greater than $13.23 per share, (subject to certain anti-dilution adjustments), and WJB has elected to terminate the Merger Agreement, Sovereign may elect not to terminate the Merger Agreement in which case, notwithstanding WJB's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $9.24 by $13.23, which is 0.6984 of a share of Sovereign Common Stock, or (e) the stockholders of WJB vote not to approve the Merger Agreement, unless due to a breach of the Merger Agreement by the party seeking its termination; or
(iii) by Sovereign if it receives an opinion from its independent accountant that the Merger will not qualify as a pooling-of-interests for financial accounting purposes. See "THE MERGER -- Termination; Effect of Termination."

            In the event that the Merger Agreement is terminated by Sovereign as a result of a material breach by WJB of its obligations thereunder (provided that such breach is not caused by Sovereign's breach of its obligations thereunder), Sovereign and WJB shall each pay its own expenses incurred in connection with the Merger. Otherwise, Sovereign shall pay the out-of-pocket expenses of WJB in connection with the transaction contemplated by the Merger Agreement, except that Sovereign and WJB shall each pay one-half of the costs of printing and mailing this Proxy Statement/Prospectus.

            Certain Differences in Shareholder Rights

            Sovereign is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "PaBCL"). WJB is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act (the "NJBCA"). Upon completion of the Merger, stockholders of WJB will become shareholders of Sovereign and their rights as such will be governed by Sovereign's Articles of Incorporation and Bylaws and by the PaBCL. The rights of shareholders of Sovereign are different in certain respects from the rights of stockholders of WJB. See "COMPARISON OF SHAREHOLDER RIGHTS."

            Business Pending the Merger and Related Matters

            Pursuant to the Merger Agreement, WJB has made certain covenants relating to the conduct of business pending consummation of the Merger. WJB has agreed (except as otherwise contemplated by the Merger Agreement or with the written consent of Sovereign), among other things, not to: (i) conduct its business other than in the ordinary and usual course; (ii) pay dividends or redeem or otherwise acquire shares of its capital stock, issue additional shares of its capital stock or give any person the right to acquire any such shares; (iii) grant any severance or termination pay or increase any compensation or enter into or modify any employment agreements, except for certain increases in the ordinary course of business; (iv) merge or consolidate with any other corporation; or make any acquisition of all or any substantial portion of the business or assets of any other person; or (v) sell or otherwise dispose of the capital stock of WJCB or sell any other asset other than in the ordinary course of business.

            Absence of Dissenters' Rights of Appraisal

            Holders of shares of WJB Common Stock will not be entitled to dissenters' rights of appraisal under applicable law.

            Management and Operations After the Merger

            The Board of Directors and executive officers of Sovereign in office immediately prior to completion of the Merger will remain as Sovereign's Board of Directors and executive officers upon completion of the Merger. In connection with the Merger, Sovereign Bank and WJCB entered into a Bank Plan of Merger dated September 29, 1995 (the "Bank Plan of Merger"), pursuant to which, concurrently with or as soon as practicable after completion of the Merger, WJCB will merge with and into Sovereign Bank (the "Bank Merger"). See "THE MERGER -- Subsidiary Bank Merger." The officers of Sovereign Bank in office immediately prior to the effective date of the Bank Merger will continue to be the officers of Sovereign Bank, except for any officers of WJB or WJCB as Sovereign may designate. Under the terms of the Merger Agreement, Sovereign has agreed to operate WJCB as a separate and autonomous commercial bank division of Sovereign Bank for a period of at least three years following the Effective Date. Sovereign also has agreed in the Merger Agreement to elect, on an annual basis, seven individuals selected by WJB to serve on an autonomous board of directors of the WJCB commercial bank division of Sovereign Bank for a period of at least three years. The initial members of this autonomous board will be elected on the effective date of the Bank Merger. On the effective date of the Bank Merger, the officers of Sovereign Bank in office immediately prior to such effective date will be the officers of the WJCB commercial bank division of Sovereign Bank, except that (i) Messrs. John A. Van Voorhis and Gerard Riker shall be designated and elected as the Chief Executive Officer and the Chief Financial Officer, respectively, of the WJCB commercial bank division of Sovereign Bank and
(ii) such other officers of WJB or WJCB, as Sovereign and WJB shall mutually agree, will be designated and elected as officers of the WJCB commercial bank division of Sovereign Bank.

            Under the terms of the Merger Agreement, Sovereign has agreed to assume the preexisting employment contracts of Messrs. John A. Van Voorhis and Gerard Riker on the same terms and conditions, except that Sovereign has agreed to amend the employment agreements to provide that (i) the respective terms of the employment agreements will not expire earlier than three years from the Effective Date, (ii) if the employee's employment is terminated by Sovereign without cause or by the employee for good reason (each as defined in the employment agreements, except that the definition of good reason shall be appropriately amended to be consistent with the post-Merger structure contemplated by the Merger Agreement) the employee shall have the right to receive all payments which would have been due under his employment agreement (as amended) through the remainder of the term of the employment agreement and (iii) the employee will receive incentive compensation equivalent to the amount of incentive compensation he would have received if the Merger had not occurred. Sovereign has also agreed to assume the employment agreement of Mr. Michael J. McGrath, Jr. and the consulting/severance agreement of Mr. Michael J. McGrath, Sr. Sovereign expects to retain substantially all of the employees of WJCB with appropriate changes in title consistent with Sovereign's management structure and the operation of WJCB as a division of Sovereign Bank. See "THE MERGER -- Subsidiary Bank Merger," and "-- Management and Operations after the Merger."

            Exchange of Certificates, Options and Warrants

            After the Effective Date, Sovereign will send to
(i) WJB stockholders transmittal materials for use in effecting the exchange of their certificates representing shares of WJB Common Stock for certificates representing shares of Sovereign Common Stock and (ii) holders of options and warrants to acquire WJB Common Stock transmittal materials for use in effecting the exchange of their options and warrants for certificates representing shares of Sovereign Common Stock or options to acquire shares of Sovereign Common Stock, as elected by such option or warrant holders. See "THE MERGER -- Exchange of WJB Stock Certificates, Options and Warrants."

Certain Related Transactions

            Stock Option Agreement

            As an inducement to and a condition of Sovereign entering into the Merger Agreement, WJB granted Sovereign an option to purchase up to 19.9% of the issued and outstanding WJB Common Stock, subject to adjustment in certain circumstances, pursuant to a Stock Option Agreement, dated September 29, 1995 (the "Stock Option Agreement"). The option may be exercised by Sovereign only upon the occurrence of certain limited and specified events which have the potential for a third party to effect an acquisition of control of WJB prior to the termination of the Merger Agreement. The exercise price per share to purchase WJB Common Stock under the option is equal to the lower of $8.40 or the lowest price per share which a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for WJB Common Stock upon the occurrence of one of the specified events which triggers the ability of Sovereign to exercise the option. To the best knowledge of Sovereign and WJB, none of such triggering events has occurred as of the date hereof. Acquisitions of shares of WJB Common Stock pursuant to an exercise of the option would be subject to prior regulatory approval to the extent required. See "CERTAIN RELATED TRANSACTIONS -- Stock Option Agreement."

            Other

            WJB has agreed in the Merger Agreement that during the term of the Merger Agreement it will not solicit or engage in any discussions with any person other than Sovereign concerning any acquisition of WJB or any of its subsidiaries, except that WJB may respond to unsolicited inquiries (i) in connection with investor relations or (ii) to the extent the fiduciary duty of WJB's Board of Directors may legally require it to do so. See "THE MERGER -- No Solicitation of Transactions." In addition, the directors and executive officers of WJB have agreed to vote their shares of WJB Common Stock in favor of the Merger
Agreement.  See "THE MERGER -- Matters to be Considered at the
Meeting."

            The Stock Option Agreement and the agreements of WJB's directors and executive officers to vote in favor of the Merger Agreement are intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger
Agreement and may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in WJB from considering or proposing such an acquisition, even if such persons were to pay a higher price per share for WJB Common Stock than the price per share being paid by Sovereign under the Merger Agreement, or might result in a potential acquiror proposing to pay a lower price per share to acquire WJB than it might otherwise have proposed to pay. See "CERTAIN RELATED
TRANSACTIONS -- Stock Option Agreement."

            Accounting Treatment

            Consummation of the Merger is conditioned upon receipt of a letter from Sovereign's independent auditors to the effect that the Merger may be accounted for as a pooling of interests under generally accepted accounting principles. See "THE
MERGER -- Conditions to the Merger" and "-- Accounting
Treatment."

            Resale of Sovereign Common Stock

            The Sovereign Common Stock issuable in connection with the Merger has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, there will be no restrictions upon the resale or transfer of such shares by stockholders of WJB except for those stockholders who are deemed to be "affiliates" of WJB as such term is used in Rule 145 under the Securities Act. With respect to those stockholders who may be deemed to be affiliates of WJB, Rule 145 imposes certain restrictions on the transfer of Sovereign Common Stock which may be received by them pursuant to the Merger.

            This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received by any person who may be deemed to be an affiliate of WJB. Persons who may be deemed to be affiliates of WJB generally include individuals who, or entities which, directly or indirectly control, are controlled by or are under common control with WJB and would include certain officers and directors of WJB, as well as principal stockholders of WJB.

            Directors of WJB have agreed not to sell or otherwise dispose of any Sovereign Common Stock or WJB Common Stock beneficially owned by them except in compliance with the Securities Act or during a period commencing 30 days prior to the Effective Date and ending upon publication by Sovereign of combined financial statements covering at least 30 days of the combined entities' operations after the Merger. See "THE
MERGER -- Resale of Sovereign Common Stock."

            Recent Developments -- WJB

            Branch Application. In August of 1995, WJCB filed an application with the New Jersey Department of Banking (the "NJDB") to establish a full branch in Caldwell, New Jersey. The NJDB approved the application on September 29, 1995. WJCB also notified the Federal Reserve Bank of New York (the "FRB") of its intention to operate this branch. On November 9, 1995, WJCB received approval from the FRB to operate this branch. This branch has not yet been opened.

Comparative Per Common Share Data

            The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share (i) on a historical basis for Sovereign and WJB, (ii) on a pro forma basis per share of Sovereign Common Stock to reflect completion of the Merger, and
(iii) on an equivalent pro forma basis per share of WJB Common Stock to reflect completion of the Merger. The pro forma information has been prepared giving effect to the Merger using the pooling of interests accounting method. For a description of the effect of pooling of interests accounting, see "THE MERGER -- Accounting Treatment." This information should be read in conjunction with the consolidated financial statements of each of Sovereign and WJB, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

            The following information is not necessarily indicative of the results of operations of future periods or future combined financial position.

                                     At September 30, 1995     At December 31, 1994
                                     ---------------------     --------------------
Book Value Per Common Share:
Historical:
  Sovereign . . . . . . . . . . . . .        $7.50                   $6.35
  WJB . . . . . . . . . . . . . . . .         4.13                    3.79
Pro Forma:
  Pro forma per share of Sovereign
    Common Stock. . . . . . . . . . .         7.44                    6.30
  Equivalent pro forma per share of
    WJB Common Stock (1). . . . . . .         5.91                    5.00


                                          For the nine     For the year ended December 31,
                                          months ended     -------------------------------
                                      September 30, 1995   1994(2)     1993(2)     1992(2)
                                      ------------------   -------     -------     -------
Cash Dividends Declared Per Common
Share:
Historical:
  Sovereign . . . . . . . . . . . . .        $.0660        $.1115      $.1059      $.0889
  WJB . . . . . . . . . . . . . . . .          0             0           0           0
Pro Forma:
  Pro forma per share of Sovereign
    Common Stock. . . . . . . . . . .         .0660         .1115       .1059       .0889
  Equivalent pro forma per share of
    WJB Common Stock(1) . . . . . . .         .0524         .0885       .0841       .0706

Income from Continuing Operations
Per Common Share:
Historical:
  Sovereign . . . . . . . . . . . . .         .77           .95         .73         .53
  WJB . . . . . . . . . . . . . . . .         .34           .31         .27         .14
Pro Forma:
  Pro forma per share of Sovereign
    Common Stock. . . . . . . . . . .         .76           .93         .72         .52
  Equivalent pro forma per share of
    WJB Common Stock(1) . . . . . . .         .60           .74         .57         .41
__________________

(1) WJB pro forma equivalent amounts represent pro forma combined information multiplied by an exchange ratio of 0.7938.

(2) Data reflects WJB historical financial data for the years ended December 31, 1994, 1993 and 1992.

            Market Value of Securities

            The following table sets forth the market value per share of Sovereign Common Stock, the market value per share of WJB Common Stock and the equivalent market value per share of WJB Common Stock on September 29, 1995, the last business day preceding public announcement of the Merger. The equivalent market value per share of WJB Common Stock indicated in the table is based upon the Fixed Exchange Ratio Alternative because the market value of a share of Sovereign Common Stock at the close of business on September 29, 1995 was $10.69 which is between $9.52 and $11.64. See "THE MERGER -- Terms of the Merger."

            The historical market values per share of Sovereign Common Stock and WJB Common Stock and the historical market value of Sovereign Common Stock used to determine the equivalent market value per share of WJB Common Stock are the per share last sale prices on September 29, 1995, as reported on the Nasdaq/NMS with respect to Sovereign Common Stock and the Nasdaq Small-Cap Market with respect to WJB Common Stock.

                                                  WJB
                                      ---------------------------
                                                      Equivalent
                        Sovereign                    Market Value
                       Historical     Historical       Per Share
                       ----------     ----------     ------------

September 29, 1995       $10.69          $7.25           $8.49







Market Price and Dividend Information

            At ____________________, 1995, the last reported sale
price of Sovereign Common Stock, as reported on the Nasdaq/NMS, was $________ per share. For information concerning cash dividends paid by Sovereign, see "INFORMATION WITH RESPECT TO SOVEREIGN -- Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters."

                                END OF SUMMARY

                                 INTRODUCTION

            This Proxy Statement/Prospectus is being furnished to stockholders of WJB in connection with the solicitation of proxies by WJB's Board of Directors for use at the Special Meeting of Stockholders of WJB (the "Special Meeting") to be held at the corporate offices of WJB located at 165 Passaic Avenue, Fairfield, New Jersey 07004, on Tuesday, February 20, 1996, at 10:00 a.m., local time, and at any adjournments thereof.

            At the Special Meeting, the stockholders of WJB will be asked to approve the Merger Agreement dated as of September 29, 1995 (the "Merger Agreement") between WJB and Sovereign, which is attached as Annex A and incorporated by reference and more fully described herein. Stockholders of WJB will also be asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement. The description of the Merger Agreement set forth herein is qualified in its entirety by reference to the Merger Agreement.

            This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received in the Merger by any person who may be deemed to be an "affiliate" of WJB as such term is used in Rule 145 under the Securities Act of 1933, as amended
(the "Securities Act"). Under Rule 145, affiliates of WJB will be subject to certain restrictions on their ability to transfer Sovereign Common Stock received by them in the Merger. See "THE MERGER -- Resale of Sovereign Common Stock."

            The approximate date on which this Proxy
Statement/Prospectus is first being sent to stockholders of WJB is on or about January ___, 1996.

                              RECENT DEVELOPMENTS

            In August of 1995, WJCB filed an application with the New Jersey Department of Banking (the "NJDB") to establish a full branch in Caldwell, New Jersey. The NJDB approved the application on September 29, 1995. WJCB also notified the Federal Reserve Bank of New York (the "FRB") of its intention to operate this branch. On November 9, 1995, WJCB received approval from the FRB to operate this branch. This branch has not yet been opened.

                       SOVEREIGN SELECTED FINANCIAL DATA

            The following table sets forth certain historical consolidated summary financial data for Sovereign. This data is derived from, and should be read in conjunction with, among other things, the consolidated financial statements of Sovereign, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." Interim unaudited data for the nine months ended September 30, 1995 and 1994 reflects, in the opinion of management of Sovereign, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                               SOVEREIGN SELECTED FINANCIAL DATA

                                              At or for
                                           the nine months
                                         Ended September 30,                        At or for the Year Ended December 31,

                                      ------------------------    ------------------------------------------------------------------
                                         1995          1994          1994          1993          1992          1991          1990
                                         ----          ----          ----          ----          ----          ----          ----
                                                          (Dollars in thousands, except per share data and ratios)
Balance Sheet
  Data

Total assets . . . . . . . . . . .    $7,854,057    $6,147,289    $6,564,082    $4,877,166    $3,699,084    $2,274,702   $1,871,053
Loans. . . . . . . . . . . . . . .     4,621,351     4,131,416     4,350,898     2,898,014     2,337,382     1,437,247    1,329,177
Allowance for possible loan
  losses . . . . . . . . . . . . .        34,480        39,100        36,289        33,099        26,562        13,198        8,823
Mortgage-backed securities . . . .     2,575,148     1,468,954     1,653,042     1,468,403       847,085       582,049      330,281
Investment securities. . . . . . .       269,931       252,376       250,926       220,901       154,271        62,012       79,219
Deposits . . . . . . . . . . . . .     4,987,862     4,086,866     4,027,119     3,183,107     2,961,058     1,815,679    1,396,748
Borrowings . . . . . . . . . . . .     2,383,400     1,690,433     2,162,587     1,367,100       427,591       285,059      339,056
Shareholders' equity . . . . . . .       415,006       293,567       303,900       259,121       220,419       137,259      106,458

Summary Statement
  of Operations

Total interest income. . . . . . .      $356,456      $251,774      $354,141      $282,790      $199,431      $182,015     $176,870
Total interest expense . . . . . .       228,668       137,860       198,741       153,318       118,585       125,326      130,736
                                        --------      --------    ----------    ----------    ----------    ----------   ----------
Net interest income. . . . . . . .       127,788       113,914       155,400       129,472        80,846        56,689       46,134
Provision for possible loan
  losses . . . . . . . . . . . . .           750         3,500         4,100         8,650        10,080         6,796        8,732
                                        --------      --------    ----------    ----------    ----------    ----------   ----------
Net interest income after
  provision for possible loan
  losses . . . . . . . . . . . . .       127,038       110,414       151,300       120,822        70,766        49,893       37,402
                                        --------      --------    ----------    ----------    ----------    ----------   ----------
Other income . . . . . . . . . . .        19,055        10,165        14,554        15,167        10,965         5,083        4,472
Other expenses . . . . . . . . . .        84,168        64,245        90,989        77,377        47,036        33,460       29,711
                                        --------      --------    ----------    ----------    ----------    ----------   ----------
Income before income taxes and
  cumulative effect of change in
  accounting principle . . . . . .        61,925        56,334        74,865        58,612        34,695        21,516       12,163
Income tax provision . . . . . . .        21,214        21,503        28,467        22,998        15,057         9,534        5,458
                                        --------      --------    ----------    ----------    ----------    ----------   ----------
Income before cumulative effect of
  change in accounting principle .        40,711        34,831        46,398        35,614        19,638        11,982        6,705
Cumulative effect of change in
  accounting principle . . . . . .         ---           ---           ---           4,800         ---           ---          ---
                                        --------      --------    ----------    ----------    ----------    ----------   ----------
Net income . . . . . . . . . . . .      $ 40,711      $ 34,831    $   46,398    $   40,414    $   19,638    $   11,982   $    6,705
                                        ========      ========    ==========    ==========    ==========    ==========   ==========
Net income applicable to
  common stock . . . . . . . . . .      $ 37,585      $ 34,831    $   46,398    $   40,414    $   19,638    $   11,982   $    6,705
                                        ========      ========    ==========    ==========    ==========    ==========   ==========

                                              At or for
                                           the nine months
                                         Ended September 30,                      At or for the Year Ended December 31,
                                      ------------------------    ------------------------------------------------------------------
                                         1995          1994          1994          1993          1992          1991          1990
                                         ----          ----          ----          ----          ----          ----          ----
                                                          (Dollars in thousands, except per share data and ratios)

Share Data (1)

Common shares outstanding at end of
  period (in thousands). . . . . .        45,839        45,290        45,567        41,357        40,682        23,898       19,906
Preferred shares outstanding at end
  of period (in thousands) . . . .         2,000         ---           ---           ---           ---           ---          ---
Earnings per share(2):
  Before cumulative effect of
    change in accounting
    principle. . . . . . . . . . .      $    .77      $    .71    $      .95    $      .73    $      .53    $      .39    $     .23
  After cumulative effect of
    change in accounting
    principle. . . . . . . . . . .           .77           .71           .95           .84           .53           .39          .23
Book value per share at end of
  period . . . . . . . . . . . . .          7.50          6.17          6.35          5.50          4.76          3.92         3.75
Common share price at end of
  period . . . . . . . . . . . . .        10-5/8         9-1/2         7-3/8        11-1/4         6-3/8         3-3/8        1-1/2
Dividends per common share . . . .          .066          .089          .111          .104          .086          .061         .044
Dividend payout ratio. . . . . . .          8.57%        12.58%        11.70%        14.29%        16.13%        15.59%       19.30%

Performance
  Ratios(3)

Return on average equity . . . . .        14.88%         16.75%     16.47%       14.77%(4)      13.51%        10.40%         6.35%
Return on average risk-based
  assets(5). . . . . . . . . . . .         1.68           1.86       1.77         1.66 (4)       1.44          1.09           .64
Return on average total assets . .          .77            .87        .84          .81 (4)        .75           .61           .37
Interest rate spread(6). . . . . .         2.43           2.87       2.82         2.96           3.10          2.86          2.56
General and administrative
  expenses to average total
  assets . . . . . . . . . . . . .         1.42           1.52       1.53         1.68           1.72          1.65          1.64

Capital ratios(7)

Shareholders' equity to total
  assets . . . . . . . . . . . . .         5.28           4.78       4.63         5.31           5.96          6.03          5.69
Risk-based capital to risk-
  adjusted assets. . . . . . . . .        14.50          12.64      12.65        16.20          11.98         11.79         10.94

Asset quality

Nonperforming assets to total
  assets . . . . . . . . . . . . .          .56            .64        .62          .75           1.15          1.16          1.40
Residential real estate loans to
  total loans. . . . . . . . . . .        98.38          97.91      98.16        98.29          96.59         93.39         92.04
Allowance for possible loan losses
  to total loans . . . . . . . . .          .74            .94        .83         1.12           1.11           .92           .66
Allowance for possible loan losses
  to nonperforming loans . . . . .        93.88         137.49     114.11       136.97         116.72         85.18         53.23
________________

(1) All per share data, including share price at end of period, has been adjusted to reflect all stock dividends and stock splits.

(2) Based on average shares (including assumed conversion of preferred shares) outstanding during the period.

(3)   September 30 ratios are computed on an annualized basis.

(4) Results do not include a $4.8 million cumulative effect of a change in accounting principle resulting from the adoption of Statement of Financial Accounting Standards No. 109 in
      1993.

(5) Net income divided by average risk-adjusted assets (total assets adjusted for credit risk pursuant to OTS regulations).

(6) Represents the difference between the yield on average total assets and the cost of average total liabilities.

(7) OTS capital regulations do not apply to savings and loan holding companies. These ratios are computed as if these regulations did apply to Sovereign.

                          WJB SELECTED FINANCIAL DATA

            The following table sets forth certain selected historical consolidated financial data for WJB. This data is derived from, and should be read in conjunction with, among other things, the consolidated financial statements of WJB, including the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." Interim unaudited data for the nine months ended September 30, 1995 and 1994 reflect, in the opinion of management of WJB, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                  WJB SELECTED FINANCIAL DATA

                                           At or for the Nine
                                       Months Ended September 30,                 At or for the Year Ended December 31,
                                       --------------------------   ----------------------------------------------------------------
                                          1995          1994            1994          1993          1992          1991          1990
                                          ----          ----            ----          ----          ----          ----          ----
                                                             (Dollars in thousands, except per share data and ratios)
Balance Sheet Data

Total assets . . . . . . . . . . . .    95,310        83,336          92,482        70,859        65,856        67,848       31,942
Total loans net  . . . . . . . . . .    73,126        62,965          67,670        55,642        45,538        49,842       22,132
  Loans to depository institutions .      -0-           -0-             -0-           -0-           -0-           -0-         4,850
  Real estate mortgage loans . . . .    18,655        22,338          18,983        17,788        14,737        16,295        2,371
  Commercial Loans . . . . . . . . .    34,238        23,434          30,393        22,912        11,677        16,969        7,404
  Consumer Loans . . . . . . . . . .    17,660        15,547          16,512        11,493        18,427        16,578        7,507
  Loans available for sale . . . . .     2,573         1,646           1,782         3,449           697          -0-          -0-
Federal funds sold and interest-
  bearing deposits in other banks. .     1,275         2,500             300         1,525         3,325         6,800        3,050
Investment securities  . . . . . . .    15,027        12,253          18,197        10,495        13,220         8,873        4,198
Deposits . . . . . . . . . . . . . .    86,627        75,802          84,737        63,051        59,470        61,967       26,749
Stockholders' equity . . . . . . . .     8,090         7,267           7,420         6,476         5,965         4,625        5,079

Summary Statement of
Operations

Interest Income. . . . . . . . . . .     5,992         4,368           6,116         5,137         5,434         5,249        1,241
Interest expense . . . . . . . . . .     2,666         1,530           2,233         1,849         2,698         3,241          600

Net interest income before provision
  for loan losses  . . . . . . . . .     3,326         2,838           3,883         3,288         2,736         2,008          641
Provision for loan losses. . . . . .       284            92             128           106            77           142          563

Net interest income after provision
  for loan losses  . . . . . . . . .     3,042         2,746           3,755         3,182         2,659         1,866           78
Other fees and service charges . . .       160           142             194           148            94            84            8
Gain on sale of mortgage loans . . .       444           342             461           272          -0-           -0-          -0-
Gain on sale of services . . . . . .       223          -0-             -0-           -0-           -0-           -0-          -0-
Miscellaneous income . . . . . . . .       124            33              48            23            16            16            3
Other expenses . . . . . . . . . . .     3,323         2,817           3,858         3,114         2,523            43        2,182
Gain on sale of securities . . . . .      -0-           -0-             -0-           -0-              7            23         -0-
Income (loss) before income taxes. .       670           446             600           511           253          (454)      (2,093)
Income taxes . . . . . . . . . . . .      -0-           -0-             -0-           -0-           -0-           -0-          -0-
Net income (loss)  . . . . . . . . .       670           446             600           511           253          (454)      (2,093)

Share Data

Earnings (loss) per common share . .       .34           .23             .31           .27           .14          (.28)       (1.50)
Dividends per common share . . . . .      -0-           -0-             -0-           -0-           -0-           -0-          -0-

Performance Ratios

Return on average assets . . . . . .       .95           .76             .74           .76           .38          (.80)      (14.00)
Return on average equity . . . . . .     12.29          9.01            8.57          8.25          4.79         (9.80)      (39.54)
Average equity to average assets . .      7.70          8.44            8.65          9.17          7.90          8.12        35.38
Average interest rate spread during
  the period(1)  . . . . . . . . . .      3.77          4.31            4.39          4.57          3.65          2.91         1.92
Net yield on average interest-earning
  assets . . . . . . . . . . . . . .      8.58          7.70            7.97          8.08          8.56          9.70         9.19
Dividend payout ratio  . . . . . . .      -0-           -0-             -0-           -0-           -0-           -0-          -0-
Ratio of non-performing loans (ninety
  days or more delinquent to total
  net loans) . . . . . . . . . . . .       .000          .008            .011          .005          .003          .002         .002
Average interest-earning assets to
  average interest-bearing
  liabilities. . . . . . . . . . . .      1.23          1.25            1.23          1.21          1.15          1.13         1.64

____________________

(1) Represents the average yield earned on interest-earning assets less the average cost of interest-bearing liabilities.

                                  THE MEETING

Matters to be Considered at the Meeting

            At the Special Meeting, the stockholders of WJB will consider and vote upon the approval and adoption of the Merger Agreement. In addition to the Merger Agreement, stockholders of WJB are being asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or approve the Merger Agreement (the "Adjournment Proposal"). Stockholders will also consider and vote upon such other matters, if any, as may be properly brought before the Special Meeting.

            The Board of Directors of WJB has unanimously approved the Merger Agreement and the Adjournment Proposal, and believes that the Merger is fair to, and in the best interests of, WJB's stockholders. Accordingly, the Board of Directors of WJB unanimously recommends a vote "FOR" approval and adoption of the Merger Agreement and "FOR" approval of the Adjournment Proposal. For a discussion of the background of the Merger and the factors considered by the Board of Directors of WJB in reaching its decision to approve the Merger, see "THE MERGER -- Background and Reasons for the Merger; Recommendation of the WJB Board of Directors."

Votes Required; Quorum

            Approval of the Merger Agreement and the Adjournment Proposal requires the affirmative vote of a majority of votes cast by the holders of the outstanding shares of WJB Common Stock entitled to be voted thereon, provided a quorum (as defined below) is present. To conduct the Special Meeting, a quorum (a majority of the shares of WJB Common Stock outstanding) must be present in person or by proxy. Each share of WJB Common Stock is entitled to one vote. Abstentions and broker nonvotes will be voted for the purpose of establishing a quorum at the Special Meeting, but will not constitute or be counted as votes cast for purposes of the Special Meeting.

            The directors and executive officers of WJB have executed a letter agreement pursuant to which they agreed to be present (in person or by proxy) at the Special Meeting and to vote all shares of WJB Common Stock which they own for approval and adoption of the Merger Agreement. A copy of the letter agreement executed by the directors and executive officers of WJB is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A. In November of 1995, Mr. Michael McGrath, Sr. sold 30,000 shares of his WJB Common Stock. At ____________________,
1995, directors and executive officers of WJB owned approximately ____________________ shares of WJB Common Stock, or approximately
________% of the outstanding shares of WJB Common Stock which are entitled to be voted at the Special Meeting.

            Under Pennsylvania law, Sovereign's Articles of Incorporation, and applicable Nasdaq/NMS rules, Sovereign's shareholders are not required to approve the Merger Agreement or the issuance of Sovereign Common Stock in connection with the Merger.

Voting of Proxies

            Shares represented by all properly executed proxies received prior to the Special Meeting and not revoked prior to exercise will be voted in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Merger Agreement and, if applicable, the Adjournment Proposal.

            It is not expected that any matter, other than those referred to herein, will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters; provided, however, that such discretionary authority will only be exercised to the extent permissible under applicable federal securities laws.

Revocability of Proxies

            The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Corporate Secretary of WJB a duly executed revocation or a proxy bearing a later date, or by voting in person by ballot at the Special Meeting. Attendance, without voting in person at the Special Meeting, will not of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of WJB stockholder proxies should be addressed to: West Jersey Bancshares, Inc., 165 Passaic Avenue, Fairfield, New Jersey 07004, Attention:
Geraldine L. Marchito, Corporate Secretary. If a stockholder's shares are not held in the stockholder's name, such stockholder will need additional documentation from the record holder in order to vote personally at the Special Meeting.

Record Date; Stock Entitled to Vote

            The Record Date for the Special Meeting is January 2, 1996 (the "Record Date"). Only stockholders of record of WJB at the close of business on the Record Date will be entitled to receive notice of the Special Meeting or any adjournment thereof, and only stockholders of record of WJB Common Stock at that time will be entitled to vote at the Special Meeting. On _______________, WJB had issued and outstanding
______________ shares of WJB Common Stock, which were owned by approximately _________ stockholders of record.

Appraisal Rights

            Record holders of WJB Common Stock will not be entitled to dissenters' or appraisal rights under applicable law in connection with the Merger.

Solicitation of Proxies

            The solicitation of proxies may be by directors, officers and employees of WJB and WJCB. In addition to solicitations by mail, the directors, officers and employees of WJB and WJCB may solicit proxies from WJB stockholders by telephone, telefacsimile, telegram or in person without additional compensation payable with respect thereto. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Sovereign will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. Sovereign will bear the cost of soliciting proxies from WJB stockholders, except that Sovereign and WJB will share equally the cost of printing and mailing this Proxy Statement/Prospectus; provided, however, that if Sovereign terminates the Merger Agreement due to a material breach by WJB of its obligations under the Merger Agreement and such breach as not caused by a breach by Sovereign of its obligations under the Merger Agreement, WJB will reimburse Sovereign for, among other things, all amounts Sovereign paid in connection with soliciting proxies from WJB stockholders.

            STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH
THEIR PROXY CARDS.  AS DESCRIBED BELOW UNDER THE CAPTION "THE
MERGER -- EXCHANGE OF WJB STOCK CERTIFICATES, OPTIONS AND
WARRANTS," EACH WJB STOCKHOLDER WILL BE PROVIDED WITH MATERIALS
FOR EXCHANGING SHARES OF WJB COMMON STOCK AS PROMPTLY AS
PRACTICABLE AFTER THE EFFECTIVE DATE.

                                  THE MERGER

            The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus, including the Annexes hereto, and the documents incorporated herein by reference. A copy of the Merger Agreement is set forth in ANNEX A to this Proxy Statement/Prospectus and is incorporated herein by reference, and reference is made thereto for a complete description of the terms of the Merger. Stockholders are urged to read the Merger Agreement and each of the other Annexes hereto carefully.

General

            Subject to the terms and conditions of the Merger Agreement, on the Effective Date, WJB will merge with and into Sovereign. Upon consummation of the Merger, each outstanding share of WJB Common Stock will be converted into the right to receive 0.7938 of a share of Sovereign Common Stock, subject to possible adjustment under certain circumstances, with cash being paid in lieu of any fractional share interest (the "Exchange Ratio"). See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES" and "COMPARISON OF SHAREHOLDER RIGHTS."

Background of and Reasons for the Merger; Recommendation of the WJB Board of Directors

            Background of the Merger

            As part of its review of strategic alternatives designed to maximize stockholder value, the Board of Directors of WJB has considered from time to time the possible affiliation of WJB with other financial institutions.

            In July 1994, the WJB Board of Directors formally retained Ryan, Beck & Co. ("Ryan, Beck") to act as its financial advisor in connection with WJB's evaluation of strategic alternatives to, among other things, assist in exploring ways to enhance stockholder value, and identifying potential strategic partners. Ryan, Beck was authorized to contact a limited number of qualified prospects to determine their interest principally in a merger-of-equals business combination. WJB and Ryan, Beck contacted certain potential candidates and, after execution of confidentiality agreements, delivered due diligence materials. During the course of the next twelve months, these efforts resulted in numerous discussions with three financial institutions during the course of the year. None of the discussions resulted in any definitive offer.

            In June 1995, the WJB Board of Directors reevaluated WJB's strategic alternatives. In particular, three basic strategic options were considered: (i) continuing the policy of independence with growth generated through internal operations;
(ii) a merger-of-equals type transaction; and (iii) a merger with a larger financial institution. While the WJB Board and its advisors continued to explore merger-of-equals opportunities, business combinations with larger financial institutions were also pursued. Beginning in June 1995 and continuing through September 1995, the WJB Board of Directors and its Special Committee, in consultation with its advisors, considered various strategic alternatives and through its representatives engaged in preliminary and informal exploratory discussions with various financial institutions, including Sovereign. As part of this process, WJB entered into discussions with various potential acquirors which resulted either in no offer being received or resulted in certain informal proposals on terms less favorable than the terms offered by Sovereign.

            On August 16, 1995, Messrs. Peter G. Stewart and
John A. Van Voorhis of WJB and Ryan, Beck met with Mr. Jay Sidhu, Chief Executive Officer of Sovereign, to informally discuss the strategic direction of WJB and Sovereign as well as a possible strategic alliance. On September 6, 1995, Sovereign informally expressed an interest in acquiring WJB. On September 11, 1995, Messrs. Stewart and Van Voorhis, along with Mr. John Sullivan, a member of the Board of WJB, met with Messrs. Sidhu, and Richard Mohn, Chairman of the Board of Sovereign, to discuss a possible acquisition. Sovereign presented WJB with the parameters of a transaction which would likely be acceptable to the Board of Directors of Sovereign. Ryan, Beck participated in this meeting. At these meetings there was no agreement with respect to any material terms, including structure and price.

            On September 15, 1995, the Board of Directors of WJB met to discuss various strategic alternatives, including the proposal of Sovereign. Ryan, Beck presented the Board of Directors of WJB with an analysis of the various strategic alternatives. In consultation with Ryan, Beck and after careful consideration of the financial condition of Sovereign and any other potential strategic partners, the strategic benefits of an alliance between Sovereign and WJB, the pro forma financial performance of a combined entity, the structure and terms of the proposed transaction and the other factors discussed below, the Board of Directors of WJB authorized the special committee of disinterested members of the Board which had been formed earlier in the year (the "Special Committee") to negotiate with Sovereign. The WJB Board, after consultation with Ryan, Beck, determined to continue discussions with Sovereign and to continue considering proposals of other parties which may be made to WJB in the future.

            On September 23, 1995, Messrs. Stewart, as Chairman of the Special Committee, and Van Voorhis met with the Special Committee's special counsel and Ryan, Beck to analyze the terms of the proposed Sovereign proposal as reflected in documents delivered by Sovereign on September 20, 1995. An analysis of the proposed transaction was prepared by special counsel and delivered to each member of the Board of Directors of WJB.

            During the period from September 23, 1995 through September 29, 1995, members of the Special Committee and management of WJB and Ryan, Beck continued a due diligence review and, with WJB's special counsel and Ryan Beck, continued negotiating the terms of the Merger Agreement and the related documentation (including the Stock Option Agreement).

            On September 27, 1995, the Board of Directors of WJB met to discuss the Sovereign transaction with its special counsel and Ryan, Beck. A description of the proposed transaction and the status of the negotiations with Sovereign were presented by Mr. Stewart and special counsel. Ryan, Beck presented an analysis of the proposed transaction and confirmed its preliminary opinion of the fairness of the transaction from a financial point of view to the stockholders of WJB. The Board reconfirmed its grant of authority to the Special Committee to negotiate with Sovereign.

            On September 29, 1995, the Board of Directors of WJB and its Special Committee convened to discuss the definitive terms of the proposed transaction negotiated by its special counsel and Ryan, Beck. Special counsel summarized the terms of the transaction. Ryan, Beck distributed its analyses and delivered orally its opinion that the proposed transaction was fair from a financial point of view to the stockholders of WJB. The Board of WJB also discussed the potential financial and strategic benefits of the proposed transaction, the results of the due diligence review, the anticipated tax and accounting treatment of the proposed transaction and the terms of the Merger Agreement and transactions contemplated thereby. The Special Committee, after due consideration of all of the information presented and consultation with its advisors, voted unanimously to approve the Merger Agreement and transactions contemplated thereby and made a recommendation to the Board of Directors. The Board of Directors, after due consideration and consultation with its advisors, voted unanimously to accept the recommendation of the Special Committee and approved the Merger Agreement (and related documentation) and the transactions contemplated thereby as being in the best interests of WJB and its stockholders. The Merger Agreement was executed by the parties that evening.

            Reasons for the Merger

Sovereign's Reasons for the Merger. Sovereign's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to Sovereign, which operate in strong markets that are geographically compatible with Sovereign, are financially sound and can be acquired at reasonable cost. Acquisitions are also evaluated in terms of asset quality, interest rate risk, potential operating efficiencies and management capabilities.

            In determining the terms of its offer for WJB and whether to enter into the Merger Agreement, Sovereign's Board of Directors considered a number of factors, including the following: (i) the financial condition, operating results and future prospects of Sovereign and WJB, (ii) historical pro forma financial information on the Merger, including, among other things, the pro forma book value, earnings and dividends per share to Sovereign shareholders, (iii) a comparison of the price being paid in this Merger to other comparable financial institution mergers, based, among other things, on multiples of book value and earnings, and (iv) the historical trading prices for WJB Common Stock and Sovereign Common Stock.

            In the view of Sovereign's Board of Directors, the Merger is a strategic acquisition for Sovereign that provides a natural extension of its existing New Jersey community bank franchise and will strengthen its community bank branch system in northern New Jersey. Sovereign believes that its acquisition of WJB will provide expertise and an established customer base for the origination of commercial real estate loans. Sovereign's Board of Directors further believes that this expertise and customer base, combined with Sovereign's existing expertise and customer base, will enable Sovereign to significantly increase its lending within the commercial real estate market.
Sovereign's Board of Directors believes this strategy should result in improved returns for Sovereign's shareholders over time. The Merger also creates approximately $8.1 million of shareholders' equity for Sovereign.

            In approving the transaction, the Sovereign Board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

            The emphasis of the Sovereign Board's discussion in considering the transaction, however, was on the financial aspects of the transaction, particularly (i) the strategic fit and enhanced franchise value discussed above, (ii) the relative strength of WJB's balance sheet and its growth in earnings over the five year period ended December 31, 1994 (see "WJB SELECTED FINANCIAL DATA"), and (iii) the relative strength of the historical combined Sovereign and WJB consolidated pro forma balance sheet and capital ratios.

WJB's Reasons for the Merger. In determining to approve the Merger Agreement, the WJB Board considered, among others, the following factors:

      (i) Advice of Financial Advisor and Fairness Opinion. The WJB Board considered the advice of its financial advisor, Ryan, Beck, and reviewed the detailed financial analyses, pro forma results and other information presented by Ryan, Beck. The WJB Board considered the opinion of Ryan, Beck (including the assumptions and financial information and projections relied upon by them in arriving at such opinion) that, as of ____________ and based upon the matters set forth in its written opinion as of that date, the terms of the transaction were fair from a financial point of view to the holders of WJB Common Stock. For a discussion of the opinion of Ryan, Beck, including a summary of the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made with respect thereto, see "THE MERGER -- Opinion of Financial Advisor."

      (ii) Exchange Ratio. The WJB Board considered the Exchange Ratio in the Merger from a number of valuation perspectives, as presented by Ryan, Beck (including a comparable company analysis, selected comparable nationwide merger transactions and a discounted cash flow analysis). See "THE MERGER -- Opinion of Financial Advisor."

      (iii) The Financial and Other Terms of the Merger Agreement. The WJB Board considered the terms of the Merger Agreement and the transactions contemplated thereby, including the Stock Option Agreement. The WJB Board took into account the historical trading ranges for Sovereign Common Stock and WJB Common Stock and the Exchange Ratio. The WJB Board also considered that under the Merger Agreement it would have the right to terminate the Merger Agreement in the event of a specified significant decline in the price of Sovereign Common Stock prior to the consummation of the Merger Agreement. See "THE MERGER -- Termination; Effect of Termination."

      (iv) Certain Financial and Other Information Concerning Sovereign and WJB. The WJB Board analyzed information with respect to, among other things, the historical financial results of Sovereign and WJB and the projected financial results and reviewed information with respect to the business, operations, financial condition and future prospects of Sovereign and WJB, including information with respect to their respective recent and historical stock and earnings performance. The WJB Board considered detailed financial analyses, pro forma and other information with respect to Sovereign and WJB.

      (v) Due Diligence Review. The WJB Board considered the results of the due diligence investigations conducted by WJB's management, including, among other things, assessments of Sovereign's credit policies, asset quality, adequacy of loan loss reserves and interest rate risk.

      (vi) The Tax and Accounting Treatment of the Transaction. The WJB Board considered that the Merger is expected to be generally tax-free to WJB stockholders for federal income tax purposes and to be accounted for under the pooling of interests method of accounting for business combinations. See "THE MERGER -- Certain Federal Income Tax Consequences" and
               "-- Accounting Treatment."

      (vii) Economic and Competitive Environment. The WJB Board considered the current and prospective economic, regulatory and competitive environment facing financial institutions, including, among other things, the consolidations currently underway in the banking industry and the need for financial institutions to diversify revenue sources.

      (viii) Impact on WJB Constituencies. The WJB Board considered the general impact the Merger would have on the various constituencies served by WJB, including its customers, employees and others. The WJB Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to WJB's customers.

      (ix) Increased Resources and Market Presence. The WJB Board considered that the combined entity resulting from the Merger would have over $7.5 billion in assets. The WJB Board recognized that such an institution would be likely to possess the financial resources to compete more effectively in the changing marketplace.

      (x) Regulatory Approvals. The WJB Board considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "THE MERGER --
               Regulatory Approvals."

      (xi) Alternatives to the Merger Agreement. The WJB Board considered the effect on stockholder value of WJB continuing as a stand-alone entity or combining with other potential merger partners (including the potential merger-of-equals and other merger partners with whom WJB had engaged in exploratory discussions) and the risks associated with such alternative strategies, compared to the effect of its combining with Sovereign pursuant to the proposed Merger Agreement and determined that the Merger with Sovereign presented the best opportunity for maximizing stockholder value and achieving WJB's other strategic alternatives.

      (xii) Interests of Management. The WJB Board considered the interests of certain members of WJB management and the WJB Board in the Merger. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER".

      (xiii) Lack of Liquidity. The WJB considered the relative lack of liquidity of WJB Common Stock.

            The WJB Board of Directors also took into account that WJB stockholders would have the opportunity to participate in the future growth of Sovereign by obtaining Sovereign Common Stock in the Merger. The WJB Board noted that WJB, as part of an interstate savings institution holding company of greater size and resources, should be able to provide its customers with a greater range of services and should become a stronger competitor in its existing markets. The Board of Directors of WJB believes that the Merger will result in a stronger and more effective competitor in WJB's markets, better able to compete effectively in the rapidly changing marketplace for banking and financial services and to take advantage of opportunities that might not be available to WJB on its own. WJB's Board of Directors believes that the Merger will provide WJB's customers with a broader range of products and services, as well as greater convenience, and will provide its stockholders with a more liquid investment.

            The foregoing discussion of the information and factors considered by the WJB Board is not intended to be exhaustive. In reaching its determination to approve and recommend the Merger, the WJB Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

            Recommendation of the WJB Board of Directors.

            THE WJB BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS
OF, WJB STOCKHOLDERS.  ACCORDINGLY THE WJB BOARD UNANIMOUSLY
RECOMMENDS THAT WJB STOCKHOLDERS VOTE "FOR" APPROVAL OF THE
MERGER AGREEMENT.

Opinion of Financial Advisor

            On July 21, 1994 WJB retained Ryan, Beck to advise WJB on various financial matters relating to the enhancement of stockholder value with a focus on acquisition strategy and a merger-of-equals business combination. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the New Jersey banking market and banking organizations operating in that market, and was selected by WJB because of its knowledge of, experience with, and reputation in the financial services industry.

            In response to changes in the competitive banking environment, in June 1995 the Board of WJB expanded the role of Ryan, Beck to include the selective exploration of a possible merger with a larger financial institution while continuing to pursue merger-of-equals opportunities.

            In its capacity as WJB's financial advisor, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept the Sovereign proposal and the final pricing of the Merger was ultimately made by the Board of Directors of WJB. Ryan, Beck rendered its oral opinion to the WJB Board on September 29, 1995 and rendered its formal written opinion (the "Opinion") on ___________________ that, as of September 29, 1995 and ____________________, the financial terms of Sovereign's offer were "fair" to WJB and its stockholders from a financial point of view. No limitations were imposed by the WJB Board upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its Opinion.

            The full text of the Opinion of Ryan, Beck dated as of ___________________, which sets forth assumptions made and matters considered, is attached as Annex B to this Proxy Statement/Prospectus. Stockholders of WJB are urged to read this Opinion in its entirety. Ryan, Beck's Opinion is directed only to the consideration to be received by WJB's stockholders in the Merger and does not constitute a recommendation to any WJB stockholder as to how such stockholder should vote at the Special Meeting. The summary of the Opinion of Ryan, Beck set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such Opinion. Ryan, Beck's oral opinion as of September 29, 1995 was to the same effect as such Opinion.

            In connection with its analysis, Ryan, Beck:
(i) reviewed the Merger Agreement and related documents;
(ii) reviewed this Proxy Statement/Prospectus; (iii) reviewed Sovereign's Annual Report to Shareholders and Annual Report on Form 10-K for the years ended December 31, 1992 through 1994, and Sovereign's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995;
(iv) reviewed WJB's Annual Reports to Stockholders for the years ended December 31, 1989 through 1994 and WJB's Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995; (v) reviewed certain operating and financial information provided to Ryan, Beck by the management of WJB relating to its business and prospects; (vi) reviewed the historical stock prices and trading volume of Sovereign's Common Stock; (vii) reviewed the historical stock prices and trading volume of WJB's Common Stock; (viii) as more particularly described below, reviewed the terms of recent acquisitions of commercial banking institutions which Ryan, Beck deemed generally comparable to WJB; (ix) as more particularly described below, reviewed the publicly-available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to WJB; (x) as more particularly described below, reviewed the publicly-available financial data of thrift institutions which Ryan, Beck deemed generally comparable to Sovereign; and (xi) conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate. Ryan, Beck also reviewed WJB's budget for the year ending December 31, 1995, and certain projections provided by WJB for the fiscal years ending December 31, 1996 and December 31, 1997 and met with certain members of WJB's senior management to discuss WJB's past and current business operations, financial condition, strategic plan and future prospects. Ryan, Beck also reviewed Sovereign's budget for the fiscal year ended
December 31, 1995, and certain projections provided by Sovereign for the fiscal year ending December 31, 1996 and met with certain members of Sovereign's senior management to discuss Sovereign's past and current business operations, financial condition, strategic plan and future prospects. Ryan, Beck, as part of its review of the Merger, also analyzed Sovereign's ability to consummate the Merger and considered the future prospects of WJB in the event it remained independent.

            The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its Opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

            In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding WJB and Sovereign provided to Ryan, Beck by WJB and Sovereign and their representatives. Ryan, Beck also relied upon and assumed, without independent verification, that Sovereign's and WJB's allowances for loan losses, as set forth on their respective balance sheets at September 30, 1995, were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data and financial and operating forecasts and projections (and the assumptions and bases therefore) provided by WJB and Sovereign. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such financial and operating forecasts which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of WJB or Sovereign nor did Ryan, Beck review any loan files of WJB or Sovereign. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Sovereign and WJB.

            The projections furnished to Ryan, Beck were prepared by the respective managements of WJB and Sovereign. WJB and Sovereign do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

            In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of WJB or Sovereign. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

            The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its September 29, 1995 oral opinion, which analyses and procedures were presented to WJB Board of Directors on that date.

Comparable Companies and Comparable Acquisition Analyses. Ryan, Beck compared WJB's financial data as of June 30, 1995 with that of a group of twelve selected commercial banking organizations with total assets between $50 million and $155 million located in New Jersey, New York, Pennsylvania and Maryland for which public trading and pricing data was available. Ryan, Beck deemed this group to be generally comparable to WJB. At or for the twelve months ended June 30, 1995, WJB had tangible equity to assets of 7.63%, a total capital to risk adjusted assets ratio of 11.18%, a 0.85% return on average assets, a return on average equity of 10.20%, a dividend yield of 0.0%, a net interest margin of 4.89%, a ratio of non-interest expense to average assets of 4.70%, a ratio of non-performing loans to total loans of 0.05%, a ratio of loan loss reserves to non-performing loans of 1,621.2% and a ratio of non-performing assets to assets of 0.03%. These ratios were compared to the median ratios of the twelve selected commercial banking organizations, which were, as calculated, tangible equity to assets of 9.15%, a total capital to risk adjusted assets ratio of 13.9%, a 0.78% return on average assets, a return on average equity of 8.34%, a dividend yield of 0.0%, a net interest margin of 5.11%, a ratio of non-interest expense to average assets of 4.02%, a ratio of non-performing loans to total loans of 1.09%, a ratio of loan loss reserves to non-performing loans of 96.13%, and a ratio of non-performing assets to assets of 0.68%.

            Ryan, Beck also compared WJB's common stock price of $6.50 per share prior to the announcement of the merger negotiations which represented 162.09% of stated book value and
16.7 times the latest twelve month earnings to the median trading multiples of 126.00% of stated book value and 14.1 times latest twelve months earnings for the peer group.

            Ryan, Beck compared WJB's financial data as of June 30, 1995 with that of a group of 18 selected commercial banking organizations being acquired in announced transactions since January 1, 1995 and for which pricing data pertaining to the transactions was publicly available. This group was comprised of commercial banking organizations located in the Northeastern portion of the United States each having total assets between $50 million and $150 million. Ryan, Beck deemed this group to be generally comparable to WJB. The median ratios of the 18 selected commercial banking organizations, as calculated, represented a 9.59% tangible equity to assets ratio, a non-performing assets to assets ratio of 1.22%, an annualized year-to-date return on average assets of 0.99% and an annualized year-to-date return on average equity of 9.84%.

            Ryan, Beck also calculated certain ratios based on the proposed transaction price for WJB's Common Stock of $8.40 per share, or an aggregate of approximately $16.45 million for all of the issued and outstanding shares of WJB. These ratios included the proposed transaction price to WJB's stated book value of 209.48%, the proposed transaction price to WJB's tangible book value of 209.48%, the proposed transaction price of 21.5 times WJB's actual earnings for the twelve month period ended June 30, 1995, and the proposed transaction price's tangible book premium as a percentage of core deposits of 9.6%. Ryan, Beck also considered the proposed transaction price to WJB's projected stated book value as of September 30, 1995 of 204.38% and the proposed transaction price of 18.3 times WJB's projected earnings for the twelve months ended December 31, 1996. The median ratios for the group of 18 comparable acquisition transactions were transaction price to stated book value of 174.48%, transaction price to tangible book value of 179.69%, transaction price to earnings of 18.61 times and transaction price's tangible book premium as a percentage of core deposits of 10.68%.

            Ryan, Beck also compared Sovereign's financial data as of June 30, 1995 with that of a group of twelve selected thrift institutions with assets between $5.0 billion and $15.0 billion located throughout the United States for which public trading and pricing data was available. Ryan, Beck deemed this group to be generally comparable to Sovereign. At or for the twelve months ended June 30, 1995, Sovereign had equity to assets of 5.66%, a 0.82% annualized return on average assets for the three months ended June 30, 1995, a return on average equity for the twelve months ended June 30, 1995 of 15.88%, a dividend yield of 0.82%, a net interest margin of 2.71%, an efficiency ratio of 53.18%, a ratio of non-performing assets to total assets of 0.53% and a ratio of reserves to non-performing assets of 88.94%. These ratios were compared to the median ratios of the twelve selected thrift institutions, which were, as calculated, a 6.45% equity assets ratio, a 0.92% annualized return on average assets for the three months ended June 30, 1995, a 12.92% return on average equity for the twelve months ended June 30, 1995, a dividend yield of 2.04%, a net interest margin of 2.93%, an efficiency ratio of 49.62%, a ratio of non-performing assets to total assets of 0.87% and a ratio of reserves to non-performing assets of 75.01%. Ryan, Beck then compared the Sovereign stock price multiples of 146.06% of stated book value, 235.75% of tangible book value and 10.9 times earnings for the twelve months ended June 30, 1995 with the median stock price multiples of the twelve selected thrift institutions which were 143.76% of stated book value, 143.76% of tangible book value and 10.8 times earnings for the twelve months ended June 30, 1995.

            No company or transaction used in the Comparable Companies and Comparable Transactions section is identical to WJB, Sovereign or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

            Impact Analysis: Ryan, Beck analyzed the Merger in terms of its effect on WJB's latest twelve months earnings per share, book value per share, tangible book value per share and dividends per share, based on information provided by the management of WJB at or for the twelve months ended June 30, 1995. Ryan, Beck analyzed the impact of the merger on certain Sovereign values per WJB share based on the exchange ratio of
0.7938 shares of Sovereign Common Stock for each share of WJB Common Stock using Sovereign's earnings per share, book value per share and tangible book value per share at or for the twelve months ended June 30, 1995 and Sovereign's Common Stock market price on September 28, 1995. That analysis found that, based on such exchange ratio, WJB's equivalent earnings per share would have been approximately 102.1% greater than WJB's actual earnings. WJB's equivalent book value would have been 42.6% greater than WJB's book value at June 30, 1995 and WJB's equivalent tangible book value would have been approximately 11.7% less than WJB's tangible book value at June 30, 1995. Additionally, WJB's stockholders would have received an equivalent annual dividend of $0.07 per share versus no dividend as a stockholder of WJB. The market price per equivalent WJB common share would have increased 48.9% from the market price which existed prior to the announcement of merger negotiations. The market price per equivalent WJB common share would have increased 76.7% from the WJB six month average trading price.

            Discounted Cash Flow Analysis: Ryan, Beck estimated the future earnings per share that WJB could produce over a five-year period ending December 31, 2000 based upon the projections of WJB for the fiscal years 1996 and 1997 and then assuming an annual growth rate of 10% thereafter for fiscal 1998, 1999 and 2000. As WJB has historically not paid a dividend, no dividend stream was assumed. Ryan, Beck then calculated the present value of WJB's estimated market value and acquisition value. Ryan, Beck estimated the terminal value of WJB's Common Stock at the end of the five-year period by applying an earnings per share multiple range of 10.0 to 14.0 times WJB's terminal year earnings per share to estimate a trading price per share and a multiple range of 16.0 to 18.0 times WJB's terminal year earnings per share to estimate an acquisition price per share. Using a discounted cash flow analysis, the terminal values were then discounted to present values using discount rates ranging from 10% to 15%, reflecting different assumptions regarding the required rates of return of holders and prospective buyers of WJB's Common Stock. As a result of varying these assumptions, 36 values were calculated with a range from a low of $4.08 per share to a high of $8.38 per share. The low value of $4.08 was calculated assuming an earnings per share trading multiple of
10.0 times and a 15% discount rate. The high value of $8.38 was calculated assuming an earnings per share acquisition multiple of
18.0 times and a 10% discount rate. None of the 36 calculated values were greater than the $8.40 per share proposed purchase price.

            In connection with its written Opinion dated as of ___________________, Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its September 29, 1995 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the Opinion.

            Ryan, Beck's written Opinion dated as of ___________________ was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date of such Opinion. Events occurring after such date could materially affect the assumptions and conclusions contained in such Opinion. Ryan, Beck has not undertaken to reaffirm or revise its Opinion or otherwise comment upon any events occurring after the date thereof.

            The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

            With regard to Ryan, Beck's services in connection with the financial advisory agreement and the Merger Agreement, WJB has paid to Ryan, Beck a $25,000 retainer and has agreed to pay Ryan, Beck an advisory fee equal to 1.5% of the aggregate dollar value of the consideration received by WJB's stockholders in the Merger. Additionally, WJB has agreed to pay to Ryan, Beck
$35,000 upon delivery of the Opinion. The total of all fees to be paid to Ryan, Beck with respect to financial advisory services and the Merger are not to exceed $265,000. Based upon the estimated aggregate purchase price to be paid in connection with the Merger, Ryan, Beck's aggregate fees will be approximately $265,000. Ryan, Beck was paid approximately $88,000 upon signing of the Merger Agreement and will be paid the remainder of the fee (net of a $25,000 retainer) upon the consummation of the Merger.
In addition, WJB has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket costs and expenses incurred in connection with the services rendered to WJB pursuant to its engagement, including the fees of its legal counsel. To date, WJB has paid Ryan, Beck approximately $____________________ as reimbursement of out-of-pocket expenses. WJB has also agreed to indemnify Ryan, Beck against certain labilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of all of Ryan, Beck's fees were determined by negotiation between WJB and Ryan, Beck

            Ryan, Beck's trading department has actively engaged in making a market in WJB's Common Stock. Ryan, Beck has had an investment banking relationship with Sovereign during the last three years. Ryan, Beck provided a fairness opinion to Sovereign in connection with Sovereign's acquisition of Charter FSB
Bancorp, Inc., completed November 1, 1994. Additionally, Ryan, Beck represented Harmonia Bancorp, Inc. which was acquired by Sovereign in 1993. During the term of Ryan, Beck's engagement by WJB to perform financial advisory services, Ryan, Beck performed investment banking services related to a divestiture of an insignificant portion of Sovereign's Pennsylvania franchise.
Ryan, Beck has provided no services to Sovereign with respect to the WJB transaction. Ryan, Beck's trading department has actively engaged in making a market in Sovereign's Common Stock. Ryan, Beck's research department has produced earnings estimates and research reports on Sovereign.

 Terms of the Merger

            Upon completion of the Merger, the separate legal existence of WJB will cease. All property, rights, powers, duties, obligations and liabilities of WJB will automatically be transferred to Sovereign, in accordance with Pennsylvania and New Jersey law. Sovereign, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Sovereign in effect immediately prior to completion of the Merger. The directors and executive officers of Sovereign prior to the Merger will continue, in their respective capacities, as the directors and executive officers of Sovereign after the Merger.

            Upon completion of the Merger, each outstanding share of Sovereign Common Stock and related stock purchase rights will continue to be outstanding as an identical share of Sovereign Common Stock and related stock purchase rights. Under the Merger Agreement, if the weighted average, based on daily trading volume, of the closing sale price of a share of Sovereign Common Stock (the "Sovereign Market Value"), on the National Association of Securities Dealers' Automated Quotation System/National Market System ( the "Nasdaq/NMS") for the twenty consecutive trading days immediately prior to the Effective Date (the "Pricing Period") is equal to or greater than $9.52 or equal to or less than $11.64, each outstanding share of WJB Common Stock will be converted automatically into, and become a right to receive,
0.7938 of a share of Sovereign Common Stock and related stock purchase rights (collectively, the "Fixed Exchange Ratio Alternative").

            If the Sovereign Market Value is less than $9.52, each outstanding share of WJB Common Stock will be converted automatically into, and become a right to receive, the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $7.56 by the Sovereign Market Value, and related stock purchase rights (the "Low Fixed Price Alternative").

            If the Sovereign Market Value is greater than $11.64, each outstanding share of WJB Common Stock will be converted automatically into, and become a right to receive, the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $9.24 by the Sovereign Market Value, and related stock purchase rights (the "High Fixed Price Alternative"). See "THE MERGER -- Effective Date" for a discussion of Sovereign's ability to determine the Effective Date and the Pricing Period, and therefore, the possibility that Sovereign may have some influence over whether the Fixed Exchange Ratio Alternative, the Low Fixed Price Alternative, or the High Fixed Price Alternative will apply.

            For a description of Sovereign Common Stock and related stock purchase rights, see "DESCRIPTION OF SOVEREIGN CAPITAL
SECURITIES -- Common Stock" and "--Shareholder Rights Plan," respectively.

            If, on the Effective Date, the Sovereign Market Value is less than $7.94 or greater than $13.23, Sovereign or WJB may terminate the Merger Agreement; provided, however, that (i) in the event the Sovereign Market Value on the Effective Date is less than $7.94 per share (subject to certain anti-dilution adjustments), and Sovereign has elected to terminate the Merger Agreement, WJB may elect not to terminate the Merger Agreement in which case, notwithstanding Sovereign's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $7.56 by a fixed Sovereign Market Value of $7.94, which is 0.9521 of a share of Sovereign Common Stock, or (ii) in the event the Sovereign Market Value on the Effective Date is greater than $13.23 per share (subject to certain anti-dilution adjustments), and WJB has elected to terminate the Merger Agreement, Sovereign may elect not to terminate the Merger Agreement in which case, notwithstanding WJB's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $9.24 by $13.23, which is 0.6984 of a share of Sovereign Common Stock.
See "Termination; Effect of Termination" herein.

            With respect to the Fixed Exchange Ratio Alternative, the Low Fixed Price Alternative and the High Fixed Price
Alternative, WJB's stockholders will receive cash in lieu of fractional shares of Sovereign Common Stock. See "Exchange of
WJB Stock Certificates" herein.

            If Sovereign, at any time before the Effective Date,
(i) issues a dividend in shares of Sovereign Common Stock,
(ii) combines the outstanding shares of Sovereign Common Stock into a smaller number of shares, (iii) subdivides the outstanding shares of Sovereign Common Stock or (iv) reclassifies the shares of Sovereign Common Stock, then (i) the Sovereign Market Values at which the Low Fixed Price Alternative and the High Fixed Price Alternative become applicable will be adjusted by multiplying such Sovereign Market Values by a fraction, the numerator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately prior to the happening of such event, and the denominator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately after the happening of such event and (ii) the Fixed Exchange Ratio Alternative will be adjusted by multiplying the Exchange Ratio by a fraction, the numerator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately after the happening of such event and the denominator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately prior to the happening of such event.

            If the Effective Date occurs after June 30, 1996 and the book value of WJB Common Stock on June 30, 1996 is less than the book value of WJB Common Stock on the Effective Date, then the Exchange Ratio shall be increased by an amount equal to
(i) the difference between the fully diluted tangible book value of WJB Common Stock as of the last date of the month preceding the Effective Date and the tangible book value of WJB Common Stock as of June 30, 1996, divided by (ii) the Sovereign Market Value.

            Options to acquire an aggregate of 92,659 shares of WJB Common Stock issuable under the WJB 1989 Stock Option and Stock Appreciation Rights Program (the "WJB Stock Option Plan") and warrants to acquire an aggregate of 128,416 shares of WJB Common Stock issuable under such warrants shall cease to be outstanding and will, if the Fixed Exchange Ratio Alternative is applicable (subject to certain adjustments), be converted on the Effective Date into (i) options to acquire an aggregate of 114,366 shares of Sovereign Common Stock at an exercise price equal to the present stated exercise price of such option or warrant, as the case may be, divided by the Exchange Ratio, and (ii) assuming, a Sovereign Market Value of $10.58, an aggregate of 24,733 shares of Sovereign Common Stock. Shares issuable upon the exercise of such options to acquire Sovereign Common Stock shall be issuable, at the election of Sovereign, either under Sovereign's stock option plans or WJB's Stock Option Plan.

            If the conversion of options and warrants to acquire WJB Common Stock into Sovereign Common Stock would, in the opinion of Sovereign's independent auditors, prevent Sovereign from accounting for the Merger as a pooling of interests (see "Accounting Treatment" herein), then Sovereign may reduce the number of shares of Sovereign Common Stock that will be distributed upon the conversion of options and warrants to acquire WJB Common Stock, but only by the minimum amount necessary to permit Sovereign to account for the Merger as a pooling of interests. In such event, the maximum number of shares of Sovereign Common Stock which may be distributed to holders of options and warrants to acquire WJB Common Stock without preventing Sovereign from accounting for the Merger as a pooling of interests shall be allocated among the holders of options and warrants on a pro rata basis, by lot or pursuant to any other equitable method that Sovereign and WJB may agree upon. In the event the distribution of Sovereign Common Stock to holders of options and warrants to acquire WJB Common Stock become so limited, options and warrants to acquire WJB Common Stock which cannot be satisfied will be converted into an option to acquire Sovereign Common Stock. In such case, each option and warrant which cannot be converted into Sovereign Common Stock will be converted and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of WJB Common Stock covered by the option or warrant, as the case may be, multiplied by the Exchange Ratio, at an exercise price equal to the present stated exercise price of such option or warrant, as the case may be, divided by the Exchange Ratio.

            The Sovereign Common Stock (and related stock purchase rights) and cash to be received by the holders of WJB Common
Stock (including the holders of options and warrants to acquire WJB Common Stock) in exchange for each share of WJB Common Stock (including shares subject to options or warrants) shall be referred to herein as the "Merger Consideration."

Effective Date of the Merger

            Under the Merger Agreement, the Effective Date is the date determined by Sovereign, with the approval of WJB, upon five days prior written notice to WJB, but in no event may the Effective Date be later than thirty days after the last condition precedent to the completion of the Merger set forth in the Merger Agreement has been fulfilled or waived, unless agreed to by Sovereign and WJB. See "Conditions to the Merger" herein. While Sovereign does not intend to influence the applicability of any particular Exchange Ratio alternative, because Sovereign has the ability to propose the Effective Date within the time limitations set forth above, Sovereign, subject to the fluctuations in trading volume and the range of the market prices for Sovereign Common Stock during such period, may be able to have some influence on whether the Fixed Exchange Ratio Alternative, the Low Fixed Price Alternative, or the High Fixed Price Alternative will apply.

            The Merger will become effective upon the filing of Articles of Merger between Sovereign and WJB with the Secretary of the Commonwealth of Pennsylvania and the Secretary of State of the State of New Jersey. The Merger Agreement may be terminated by either party if, among other reasons, the Merger is not completed before June 30, 1996 and the terminating party is not in breach of the Merger Agreement. See "THE MERGER--Termination; Effect of Termination."

Exchange of WJB Stock Certificates, Options and Warrants

            The conversion of WJB Common Stock into Sovereign Common Stock will occur automatically at the Effective Date. As soon as practicable after the Effective Date, Sovereign, or a bank or trust company designated by Sovereign, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each WJB stockholder and each holder of an option or warrant to acquire WJB Common Stock. The transmittal form will contain instructions with respect to the surrender of certificates representing WJB Common Stock to be exchanged for Sovereign Common Stock and the surrender of options or warrants to acquire WJB Common Stock for Sovereign Common Stock or options to acquire Sovereign Common Stock, as elected by the holders of such options or warrants.

            WJB STOCKHOLDERS AND HOLDERS OF OPTIONS AND WARRANTS TO ACQUIRE WJB COMMON STOCK SHOULD NOT FORWARD WJB STOCK
CERTIFICATES, OPTIONS OR WARRANTS TO THE EXCHANGE AGENT UNTIL
THEY HAVE RECEIVED TRANSMITTAL FORMS.  WJB STOCKHOLDERS AND
HOLDERS OF OPTIONS AND WARRANTS TO ACQUIRE WJB COMMON STOCK
SHOULD NOT RETURN STOCK CERTIFICATES, OPTIONS OR WARRANTS WITH
THE ENCLOSED PROXY CARD.

            Until the certificates representing WJB Common Stock, and options and warrants which are to be converted into shares of Sovereign Common Stock, are surrendered for exchange after completion of the Merger, holders of such certificates will not receive, and will not be paid dividends on, the Sovereign Common Stock into which such shares, options and warrants have been converted. When such certificates, options and warrants are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of WJB Common Stock outstanding at the Effective Date, and each option and warrant to acquire shares of WJB Common Stock to be converted into shares of Sovereign Common Stock, will be deemed to evidence ownership of the shares of Sovereign Common Stock into which those shares, options and warrants have been converted by virtue of the Merger.

            All shares of Sovereign Common Stock into which shares of WJB Common Stock, and options and warrants to acquire shares of WJB Common Stock, are converted on the Effective Date will be deemed issued as of the Effective Date. After the Effective
Date, former holders of record of WJB Common Stock, and of options and warrants to acquire shares of WJB Common Stock, converted into shares of Sovereign Common Stock will be entitled to vote at any meeting of holders of Sovereign Common Stock the number of whole shares of Sovereign Common Stock into which their shares of WJB Common Stock, or options or warrants to acquire shares of WJB Common Stock, have been converted, regardless of whether they have surrendered their WJB Common Stock certificates, options or warrants. As of the Effective Date, the stock transfer books of WJB will be closed, and there will be no transfers on the transfer books of WJB of the share of WJB Common Stock that were outstanding immediately prior to the Effective Date.

            All shares of Sovereign Common Stock issued upon conversion of shares of WJB Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of WJB Common Stock, subject, however, to Sovereign's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date, which may have been declared or made by WJB on such shares of WJB Common Stock in accordance with the Merger Agreement and which remain unpaid at the Effective Date.

            No fractional shares of Sovereign Common Stock will be issued to any WJB stockholder upon completion of the Merger. For each fractional share that would otherwise be issued, Sovereign will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Sovereign Market Value.

            Neither Sovereign nor WJB will be liable to any holder of shares of WJB Common Stock, or of any option or warrant to acquire WJB Common Stock, which are converted into shares of Sovereign Common Stock in the Merger for any such shares of Sovereign Common Stock (or dividends, distributions or net sale proceeds with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Conditions to the Merger

            The obligations of Sovereign and WJB to effect the Merger are subject to various conditions which include the following:

                  (a) The Merger Agreement shall have been duly approved by a majority of the votes cast by holders of the outstanding shares of WJB Common Stock entitled to be voted thereon;

                  (b) All necessary governmental approvals for the Merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the Merger shall have expired or been terminated (see "Regulatory Approvals" herein);

                  (c) There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;

                  (d) There shall have been delivered to each of Sovereign and WJB an opinion of counsel that, among other things, the Merger will be treated for Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (see "Certain Federal Income Tax Consequences" herein);

                  (e)   There shall not have been any material
adverse change in the consolidated assets, business, financial condition or results of operations of the other since June 30, 1995.

                  (f)   The registration statement covering the
shares of Sovereign Common Stock to be issued in the Merger to WJB's stockholders shall have been declared effective and such shares shall have been listed with NASDAQ; and

                  (g) each party has duly performed its obligations under the Merger Agreement to be performed prior to the Effective
Date and the representations and warranties made by each party in the Merger Agreement shall be true in all material respects
(other than those which relate to an earlier date).

            In addition, Sovereign's obligation to effect the Merger is subject to, among others, the following additional conditions:

                  (a) Sovereign shall have received an opinion from its independent certified public accountant to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes (see "Accounting Treatment" herein); and

                  (b) The results of any "phase I environmental audit" that Sovereign shall have had performed at its expense at any office or branch of WJB or WJCB shall be reasonably satisfactory to Sovereign.

            WJB's obligation to effect the Merger is subject to, among other things, receipt by WJB, within five days of the date this Proxy Statement/Prospectus was mailed to WJB stockholders, of a written opinion from Ryan, Beck to the effect that the consideration to be received by WJB's stockholders in the Merger is fair from a financial point of view.

            Except for the requirements of shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived in the manner and to the extent described in "Amendment; Waivers" herein.

Subsidiary Bank Merger

            In connection with the Merger, Sovereign Bank and WJCB entered into a Bank Plan of Merger (the "Bank Plan of Merger") dated September 29, 1995. Pursuant to the Bank Plan of Merger, concurrently with or as soon as practicable after completion of the Merger, WJCB will merge with and into Sovereign Bank, with Sovereign Bank surviving (the "Bank Merger"), but with WJCB operating as a separate and autonomous division of Sovereign Bank for a period of at least three years following the Effective
Date. Completion of the Bank Merger is subject to, among other things, receipt of all necessary governmental and regulatory approvals. See "Regulatory Approvals" herein. Sovereign and WJB anticipate that the Bank Merger will be completed concurrently with the completion of the Merger, although there can be no assurance that all necessary governmental and regulatory approvals will be obtained.

Regulatory Approvals

            The Bank Merger is subject to the prior approval of the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act (the "HOLA") and the regulations adopted under the HOLA and the New Jersey Department of Banking (the "NJDB") under Title 17, Chapter 9A, Section 136 of the New Jersey Banking Law of 1948, as amended. An application for approval of the Bank Merger was filed with the OTS on November 13, 1995. The Bank Plan of Merger was filed with the NJDB on November 17, 1995.

            In addition, Sovereign, on November __, 1995, requested confirmation from the Federal Reserve Bank of New York that no application need be filed with the Board of Governors of the Federal Reserve System pursuant to Section 3(a)(1) of the Bank
Holding Company Act of 1956, as amended.

            The OTS has the responsibility by statute and regulation to review the performance of all involved institutions in meeting their responsibilities under the Community
Reinvestment Act ("CRA").  No protest of the Merger or the Bank
Merger has been filed with the OTS under the CRA as of the date of this Proxy Statement/Prospectus.

            There can be no assurance that the regulatory authorities described above will approve the Merger or the Bank
Merger, and, if approved, there can be no assurance as to the date of such approvals.

Representations and Warranties

            The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization of Sovereign, Sovereign Bank, WJB and WJCB; (b) the capital structures of Sovereign and WJB; (c) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Bank Plan of Merger; (d) consents or approvals of regulatory authorities or third parties necessary to complete the Merger and the Bank
Merger; (e) the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles; (f) the absence of material adverse changes, since June 30, 1995, in the consolidated assets, business, financial condition or results of operations of Sovereign or WJB; (g) the filing of tax returns and payment of taxes; (h) the absence of undisclosed material pending or threatened litigation; (i) compliance with applicable laws and regulations; (j) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) the quality of title to assets and properties;
(l) the maintenance of adequate insurance; (m) the accuracy of information supplied by Sovereign and WJB in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") in connection with the issuance of Sovereign Common Stock in the Merger, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger and the Bank Merger; and
(n) documents filed with the SEC and the accuracy of information contained therein.

            The Merger Agreement also contains other representations and warranties by WJB relating to, among other things, (a) certain contracts relating to employment, consulting and benefits matters; (b) the absence of material environmental violations, actions or liabilities of or against WJB and its subsidiaries; (c) the adequacy of WJB's allowance for loan losses, the consistency of such allowance with generally accepted accounting principles and all applicable regulatory criteria;
(d) transactions with affiliates; and (e) the absence of undisclosed brokers' or finders' fees.

Business Pending the Merger

            Pursuant to the Merger Agreement, Sovereign and WJB have each agreed to use their best efforts (and WJB has agreed to cause WJCB to use its best efforts) to preserve their business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, WJB has agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Sovereign.

            In addition, WJB has agreed in the Merger Agreement that neither it nor WJCB may, without the written consent of Sovereign, among other things, (i) change its Certificate of Incorporation or Bylaws; (ii) change the number of authorized or issued shares of its capital stock, except for the possible issuance of up to 221,075 shares of WJB Common Stock upon the exercise of then outstanding stock options and warrants;
(iii) grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock;
(iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividend or other distribution in respect of its capital stock (see "Dividends" herein); (vi) grant any severance pay, except in accordance with WJB's severance policy in effect on the date of the Merger Agreement (see "Employee Benefits and Severance" herein), or enter into or amend any employment agreement; (vii) grant any pay increase except for routine periodic increases in accordance with past practice; (viii) engage in any merger, acquisition or similar transaction; (ix) dispose of any assets other than in the ordinary course of business; (x) change any accounting practices, except for implementation of Statement of Financial Accounting Standards ("SFAS"); (xi) implement any new employee benefit or welfare plan, or amend any such plan, unless such amendment does not result in an increase in cost; (xii) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;
(xiii) make, enter into, renew, extend, modify or compromise any transaction (including loans and commitments to lend) with any affiliate of WJB, except as consistent with past practice;
(xiv) enter into any swap or similar arrangement; (xv) take any action which would give rise to a right of payment to any individual under any employment agreement; (xvi) intentionally and knowingly take any action that would preclude the treatment of the Merger as a pooling of interests for financial accounting purposes; (xvii) waive, release, grant or transfer any rights of value, or modify or change in any material respect any existing agreement to which WJB or WJCB is a party, other than in the ordinary course of business, consistent with past practice; or (xviii) agree to do any of the foregoing.

            WJB has also agreed in the Merger Agreement, among other things, (i) to permit Sovereign, if Sovereign elects to do so at its own expense, to cause a "phase I environmental audit" to be performed at any WJB or WJCB office or branch; (ii) to permit a representative of Sovereign to attend committee meetings of WJB and WJCB's management, and to reasonably consider Sovereign's requests that its representatives be permitted to attend WJB's Board of Directors' meetings; (iii) if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor in connection with the solicitation of WJB stockholder approval of the Merger Agreement; (iv) if Sovereign requests, to cause its independent certified public accountants to perform a review of WJB's unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements; (v) if Sovereign requests, to use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to WJB or WJCB, on terms and conditions mutually acceptable to WJB and Sovereign;
(vi) to submit the Merger Agreement to its stockholders for approval at a meeting to be held as soon as practicable, and use its best efforts to cause its Board of Directors to unanimously recommend approval of the Merger Agreement to WJB's stockholders, subject to its fiduciary duties under applicable law; (vii) to provide to Sovereign copies of the minutes of all meetings of the Board of Directors of WJB and WJCB, and of any of their respective committees or of any senior management committee; and
(viii) to approve the Bank Merger as sole shareholder of WJCB.

            Sovereign and WJB have jointly agreed, among other things, (i) to prepare all applications for, and use their best efforts to obtain, all required regulatory consents; (ii) to take all actions necessary to complete the transactions contemplated by the Merger Agreement; (iii) to maintain adequate insurance;
(iv) to maintain accurate books and records; (v) to file all tax returns and pay all taxes when due; (vi) to cooperate with each other and use their best efforts to identify those persons who may be deemed to be affiliates of WJB; (vii) to agree upon the form and substance of any press release or public disclosure related to the Merger Agreement, the Merger and the Bank Merger; and (viii) to deliver to the other copies of all securities documents when filed.

Dividends

            Under the terms of the Merger Agreement, WJB, consistent with past practice, may not pay any cash dividend on any share of WJB Common Stock outstanding without the written consent of Sovereign. The Merger Agreement permits WJCB to pay cash dividends to WJB in an amount sufficient to fund cash dividends Sovereign permits WJB to pay to its stockholders. The determination of whether a dividend will be declared and paid by WJCB will be made by WJCB's Board of Directors. WJCB's ability to pay dividends is determined in accordance with the New Jersey Banking Act of 1948, as amended, and, in some instances, further restrictions imposed by the Federal Deposit Insurance Corporation. Under applicable law, no cash dividend can be paid by WJCB unless, following the payment of such dividend, the capital stock of WJCB will be unimpaired and WJCB will have a surplus of not less than fifty percent of its capital stock or, if not, the payment of such dividend will not reduce the surplus of WJCB. The power of the Board of Directors of WJCB to declare and issue dividends is subject to the oversight and approval of the New Jersey Commission of Banking. WJCB is currently prohibited from paying cash dividends. There can be no assurance that WJCB will be permitted by law to declare and pay a dividend, or that its Board of Directors will decide to declare and pay a dividend, even if permitted to do so under the Merger Agreement.

No Solicitation of Transactions

            The Merger Agreement provides that, except as described below, WJB will not, and WJB will not permit its affiliates, officers, directors, employees, agents or representatives to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries or other communications from, any person other than Sovereign concerning the Merger Agreement or any acquisition of WJB, WJCB or any substantial portion of the assets or business of either WJB or WJCB; provided, however, that
(i) WJB's officers may respond to inquiries of stock analysts, regulatory authorities and WJB stockholders in the ordinary course of business and (ii) the Board of Directors of WJB may respond to any offer or requests for information, inquiries, proposals or other communications through its representatives if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations or discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable law. Further, the Merger Agreement requires WJB to notify Sovereign immediately if any such discussions or negotiations are sought by, or if any such requests for information, inquiries or communications are received from, any person other than Sovereign.

            The directors and executive officers of WJB have executed a letter agreement pursuant to which they agreed to be bound by provisions similar to those described above, and such directors and executive officers have also agreed to vote all shares of WJB Common Stock owned by them in favor of the Merger Agreement. A copy of the letter agreement executed by the directors and executive officers of WJB is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A. In November of 1995, Mr. Michael McGrath, Sr. sold 30,000 shares of his WJB Common Stock. At ____________________, 1995, directors and executive officers of WJB owned approximately
________________ shares of WJB Common Stock or approximately
________% of the outstanding shares of WJB Common Stock which are entitled to be voted at the Special Meeting.

Amendment; Waivers

            Subject to applicable law, (i) the Merger Agreement may be amended at any time by written action taken by duly authorized officers of Sovereign and WJB, which is authorized by their respective Boards of Directors, and (ii) Sovereign or WJB, by written action taken by a duly authorized officer, may extend the time for performance of the obligations of the other under the Merger Agreement and may waive inaccuracies in any representations and warranties or compliance with any agreements or conditions for their respective benefit set forth in the Merger Agreement.

Termination; Effect of Termination

            The Merger Agreement may be terminated at any time prior to the Effective Date by (i) mutual written consent of Sovereign and WJB, (ii) either party if (a) the Merger is not completed on or prior to June 30, 1996, unless such fact is due to a breach of the Merger Agreement by the party seeking its termination, (b) either party is informed in writing by any regulatory authority that a requisite regulatory approval is unlikely to be granted, unless such fact is due to a breach of the Merger Agreement by the party seeking its termination, (c) if the other party materially breaches any representation, warranty or covenant contained in the Merger Agreement, and such breach
(1) has not or cannot be cured by the earlier of thirty days from the date written notice of such breach was given to such party committing the breach or the Effective Date and (2) would constitute the failure to satisfy any condition precedent to the non-breaching party's obligation to complete the Merger; (d) on the Effective Date, the Sovereign Market Value is less than $7.94 or greater than $13.23; provided, however, that (1) in the event Sovereign Market Value on the Effective Date is less than $7.94 per share (subject to certain anti-dilution adjustments), and Sovereign has elected to terminate the Merger Agreement, WJB may elect not to terminate the Merger Agreement in which case, notwithstanding Sovereign's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $7.56 by a fixed Sovereign Market Value of $7.94, which is 0.9521 of a share of Sovereign Common Stock, or (2) in the event the Sovereign Market Value on the Effective Date is greater than $13.23 per share (subject to certain anti-dilution adjustments), and WJB has elected to terminate the Merger Agreement, Sovereign may elect not to terminate the Merger Agreement in which case, notwithstanding WJB's termination, no termination shall have occurred and each outstanding share of WJB Common Stock will be converted into and become a right to receive the number of shares of Sovereign Common Stock equalling the amount obtained by dividing $9.24 by $13.23, which is 0.6984 of a share of Sovereign Common Stock, or (e) the stockholders of WJB vote not to approve the Merger Agreement, unless due to a breach of the Merger Agreement by the party seeking its termination; or
(iii) by Sovereign if it receives an opinion from its independent accountant that the Merger will not qualify as a pooling-of-interests for financial accounting purposes.

            It is not possible to know whether any of the foregoing events will occur after the date of the Special Meeting. The
Board of WJB has made no decision as to whether it would exercise its right to terminate the Merger Agreement if such an event does occur. In considering whether to exercise its termination right in such situation, the Board of WJB would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisor and legal counsel. Approval of the Merger Agreement by the stockholders of WJB at the Special Meeting will confer on the Board of WJB the power, consistent with its fiduciary duties, to elect to consummate the Merger if such an event should occur without any further action by, or resolicitation of, the stockholders of WJB.

            In the event that the Merger Agreement is terminated by Sovereign as a result of a material breach by WJB of its obligations thereunder (provided that such breach is not caused by Sovereign's breach of its obligations thereunder), Sovereign and WJB shall each pay its own expenses incurred in connection with the Merger. Otherwise, Sovereign shall pay the out-of-pocket expenses of WJB in connection with the transaction contemplated by the Merger Agreement, except that Sovereign and WJB shall each pay one-half of the costs of printing and mailing this Proxy Statement/Prospectus.

Management and Operations after the Merger

            The Board of Directors and executive officers of Sovereign in office immediately prior to the completion of the Merger will constitute Sovereign's Board of Directors and executive officers after completion of the Merger. The Board of Directors and executive officers of Sovereign Bank in office immediately prior to completion of the Bank Merger will constitute Sovereign Bank's Board of Directors and executive officers after completion of the Bank Merger.

            WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for a period of at least three years following the Effective Date. Sovereign has agreed in the Merger Agreement to elect seven individuals selected by WJB to serve on an autonomous board of directors of the WJCB commercial bank division of Sovereign Bank. These directors will be elected, on an annual basis, for a period of at least three years from the Effective Date (provided they desire and are eligible to serve). The outside directors of the WJCB commercial bank division of Sovereign Bank will be entitled to receive as compensation for attendance at meetings of the Board of Directors the same per meeting fees paid to the directors of WJB for attending a meeting of WJB Board of Directors prior to September 19, 1995. On the effective date of the Bank Merger, the officers of Sovereign Bank in office immediately prior to such effective date will be the officers of the WJCB commercial bank division of Sovereign Bank, except that (i) Messrs. John A. Van Voorhis and Gerard Riker shall be designated and elected as the Chief Executive Officer and the Chief Financial Officer, respectively, of the WJCB commercial bank division of Sovereign Bank and (ii) such other officers of WJB or WJCB, as Sovereign and WJB shall mutually agree, will be designated and elected as officers of the WJCB commercial bank division of Sovereign Bank. The WJCB commercial division of Sovereign Bank will be permitted during such three-year period to (i) set its own policies with respect to interest rates and the other terms and conditions of its business so long as such policies are coordinated with Sovereign's asset/liability management policy, and (ii) retain the loan origination division of WJCB existing immediately prior to the Effective Date.

            Under the terms of the Merger Agreement, Sovereign has agreed to assume the preexisting employment contracts of Messrs. John A. Van Voorhis and Gerard Riker on the same terms and conditions, except that Sovereign has agreed to amend the employment agreements to provide that (i) the respective terms of the employment agreements will not expire earlier than three years from the Effective Date, (ii) if the employee's employment is terminated by Sovereign without cause or by the employee for good reason (each as defined in the employment agreements, except that the definition of good reason shall be appropriately amended to be consistent with the post-Merger structure contemplated by the Merger Agreement) the employee shall have the right to receive all payments which would have been due under his employment agreement through the remainder of the term of the employment agreement (as amended) and (iii) the employees will receive incentive compensation equivalent to the amount of incentive compensation they would have received if the Merger had not occurred. Sovereign has also agreed to assume the employment agreement with Mr. Michael J. McGrath, Jr. and the consulting/severance agreement with Mr. Michael J. McGrath, Sr.

Employee Benefits and Severance

            Sovereign expects to retain substantially all of the officers and other employees of WJCB after the Effective Date with appropriate changes in title to be consistent with Sovereign's management structure and the operation of WJCB as a division of Sovereign Bank. Any employees of WJB or WJCB not retained by Sovereign after the Effective Date will receive severance benefits in accordance with Sovereign's severance policy and employees of WJB and WJCB will be given credit for prior years of service to WJB and WJCB.

            Sovereign shall maintain employee benefits for WJB and WJCB employees at levels which, in the aggregate, are at least as favorable as such benefits which they were entitled to on September 19, 1995. On and after the Effective Date, so long as such benefits are so maintained, the employee pension and welfare benefit plans of Sovereign and WJB may, at Sovereign's election, continue to be maintained separately or consolidated. In the event of a consolidation of any or all of such plans, WJB and WJCB employees shall receive credit for service with WJB or WJCB under any Sovereign benefit plan or new Sovereign benefit plan in which such employees would be eligible to enroll, for purposes of eligibility and vesting determination. Employees of WJB and WJCB who are retained as employees of Sovereign or Sovereign Bank after the Effective Date will be permitted to participate in Sovereign's 401(k) plan and Employee Stock Ownership Plan to the extent permitted by the terms of such plans.

Accounting Treatment

            The Merger is expected to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Sovereign and WJB will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of both Sovereign and WJB for the entire fiscal year of Sovereign in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation. Expenses incurred in connection with the Merger will constitute expenses for the accounting periods to which such expenses relate. The receipt of a letter from Sovereign's independent auditors confirming that the Merger will qualify for pooling of interests accounting is a condition to Sovereign's obligation to complete the Merger.

Certain Federal Income Tax Consequences

            Completion of the Merger is conditioned upon there being delivered to Sovereign and WJB an opinion of Stevens & Lee, P.C., counsel to Sovereign, that for Federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Sovereign and WJB will each be a party to the reorganization within the meaning of Code Section 368(b).

            In that case, in the opinion of Stevens & Lee, P.C., the following would be the material Federal income tax consequences of the Merger:

                  (i)  no gain or loss will be recognized by
Sovereign or WJB in the Merger;

                  (ii)  no gain or loss will be recognized by
holders of shares of WJB Common Stock upon their receipt of Sovereign Common Stock in exchange for their WJB Common Stock, except that stockholders who receive cash proceeds for fractional interests in Sovereign Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their WJB Common Stock is held as a capital asset at the Effective Date;

                  (iii) the tax basis of the shares of Sovereign Common Stock received (including fractional share interests deemed received) by the stockholders of WJB will be the same as the tax basis of their WJB Common Stock exchanged therefor; and

                  (iv) the holding period of the Sovereign Common Stock in the hands of the WJB stockholders will include the holding period of their WJB Common Stock exchanged therefor, provided such WJB Common Stock is held as a capital asset at the Effective Date.

            Under the Merger Agreement, the condition that Stevens & Lee deliver the opinion described above can be waived by Sovereign and WJB. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a stockholder than those described above, Sovereign and WJB intend to resolicit proxies as required in accordance with the rules and regulations of the SEC.

            THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. THE DISCUSSION IS NOT A COMPLETE DESCRIPTION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND, IN PARTICULAR, DOES NOT ADDRESS
(A) TAX CONSIDERATIONS THAT MAY AFFECT THE TREATMENT OF STOCKHOLDERS WHO ACQUIRED THEIR WJB COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR STOCKHOLDERS WHICH ARE EXEMPT ORGANIZATIONS OR WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR (B) ANY OF THE TAX CONSEQUENCES TO WJB OPTIONHOLDERS WITH RESPECT TO THE CONVERSION OR EXCHANGE OF THEIR OPTIONS OR WARRANTS TO ACQUIRE WJB COMMON STOCK. EACH STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES MAY AFFECT
THE TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. IN ADDITION, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER UNDER APPLICABLE STATE, LOCAL, OR FOREIGN LAWS. ACCORDINGLY, EACH WJB STOCKHOLDER AND EACH WJB OPTIONHOLDER IS ADVISED TO CONSULT A TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER.

Expenses

            Except for the cost of printing and mailing this Proxy Statement/Prospectus, which will be shared equally, Sovereign will pay its own costs and expenses and WJB's out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement; provided, however, that if Sovereign terminates the Merger Agreement due to a material breach by WJB of its obligations under the Merger Agreement and such breach is not caused by a breach by Sovereign of the obligations under the Merger Agreement, WJB will reimburse Sovereign for all out-of-pocket expenses of WJB which were paid by Sovereign.

Resale of Sovereign Common Stock

            The Sovereign Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares issued to any WJB stockholder who may be deemed to be an "affiliate" of WJB or Sovereign for purposes of Rule 145 under the Securities Act. Each director and executive officer of WJB has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any Sovereign Common Stock or WJB Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Sovereign and WJB after the Merger have been made public. A copy of such agreement is included as Exhibit 1 to the Merger Agreement attached hereto as Annex A. Sovereign has agreed in the Merger Agreement to file with the SEC combined operating results of Sovereign and WJB for the one-month period ended on the last day of the first full calendar month after the Effective Date within thirty days after the end of such one-month period. This Proxy Statement/Prospectus does not cover resales of Sovereign Common Stock received by any person who may be deemed an affiliate of WJB or Sovereign.

Dividend Reinvestment Plan

            Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign Common Stock, without payment of any brokerage commission or service charge. It is anticipated that, after the Effective Date, Sovereign will continue to offer this plan and stockholders of WJB who become shareholders of Sovereign will be eligible to participate therein.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

Stock Options and Warrants

            As of __________________, the directors and executive officers of WJB owned an aggregate of approximately _________ shares of WJB Common Stock and options and warrants to acquire an aggregate of 207,465 shares of WJB Common Stock. Options and warrants to acquire WJB Common Stock outstanding at the Effective Date will, if the Fixed Exchange Ratio Alternative is applicable (subject to certain adjustments), be converted into (i) options to acquire an aggregate of 103,563 shares of Sovereign Common Stock and (ii) assuming a Sovereign Market Value of $10.58, an aggregate of 24,733 shares of Sovereign Common Stock, subject to certain conditions, as set forth under "THE MERGER -- Terms of the Merger."

Indemnification

            For a period of six years from and after the Effective Date, Sovereign is obligated to indemnify, and advance expenses in matters which may be subject to indemnification to, persons who served as directors and officers of WJB with respect to liabilities and claims (and related expenses) made against them resulting from their service prior to the Effective Date. Such indemnification is required to be (i) in accordance with and subject to the requirements and other provisions of Sovereign's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement and applicable provisions of law, and (ii) to the same extent as Sovereign is obliged to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service with Sovereign.

            Sovereign is obligated to maintain WJB's existing directors' and officers' liability insurance policy (or a policy providing a comparable coverage amount on terms no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering (i) for a period of six years after the Effective Date, persons who were covered under WJB's directors' and officers' liability insurance policy on the date the Merger Agreement was executed by Sovereign and WJB for the costs and expenses set forth in the immediately preceding paragraph and (ii) all officers and directors of WJB for service in such capacity with Sovereign after the Effective Date.

                            STOCK OPTION AGREEMENT

            As a condition to entering into the Merger Agreement, WJB executed and delivered to Sovereign the Stock Option Agreement dated September 29, 1995 (the "Stock Option Agreement"). A copy of the Stock Option Agreement is included as
Exhibit 2 to the Merger Agreement attached hereto as Annex A. Pursuant to the Stock Option Agreement, Sovereign was granted an option to purchase up to that number of shares of the issued and outstanding WJB Common Stock which will equal 19.9% of the shares of WJB Common Stock issued and outstanding immediately prior to such purchase. The exercise price per share to purchase WJB Common Stock under the option is equal to the lower of $8.40 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offered to pay for WJB Common Stock upon the occurrence of one of the specified events which triggered exercise of the option. The option may only be exercised, in whole or in part, upon the occurrence of certain events (collectively, "Triggering Events"), including, among other things, the acquisition by a person or group of a significant number of shares of WJB Common Stock, WJB entering into an agreement to merge, consolidate or sell assets, or a public announcement by a third party of an intent to acquire control of WJB under certain circumstances.

            The Stock Option Agreement, together with (i) WJB's agreement to not solicit other transactions relating to the acquisition of WJB by a third party and (ii) the agreement of WJB's directors and executive officers to vote their shares in favor of the Merger Agreement (see "THE MERGER--No Solicitation of Transactions"), are intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement and may have the effect of discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in WJB from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for WJB Common Stock than the price per share implicit in the Merger Consideration. Certain attempts to acquire WJB or an interest in WJB would cause the option to become exercisable as described above. Sovereign's exercise of such option would significantly increase a potential acquiror's cost of acquiring WJB compared to the cost that would be incurred without the Stock Option Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire WJB than it might otherwise have proposed to pay. In addition, the management of Sovereign and WJB believe that the existence of the Stock Option Agreement is likely to prohibit any acquiror of WJB from accounting for any acquisition of WJB using the "pooling of interests" accounting method. In addition, exercise of the option would increase the ability of Sovereign to obtain the approval of WJB's stockholders necessary to complete the Merger and adversely affect the ability of a third party to obtain any necessary approval of such stockholders to complete an alternative transaction.

            The option may not be exercised (i) until all governmental and regulatory approvals and agreements necessary for WJB to issue WJB Common Stock in connection therewith have been obtained (or until the expiration or termination of any waiting period required by law), or (ii) so long as any injunction or other order, decree or ruling issued by a court is outstanding which prohibits the sale or delivery of WJB Common Stock in connection therewith. The Stock Option Agreement terminates upon the earlier to occur of (i) the Effective Date, and (ii) the termination of the Merger Agreement in accordance with its terms, provided that the option shall be deferred for any period during which it could not be exercised by Sovereign for the reasons described in the preceding sentence. The Stock Option Agreement further provides that upon the occurrence of a Triggering Event and after receipt of a written request from Sovereign, WJB shall prepare and file a registration statement with the SEC covering the option and such number of shares subject thereto as Sovereign shall specify in its request, and shall use its best efforts to cause such registration statement to become effective; provided that in no event will Sovereign have the right to have more than one such registration statement become effective.

                     INFORMATION WITH RESPECT TO SOVEREIGN

General

            Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See
"INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE
INFORMATION."

Market Price of and Dividends on Sovereign Common Stock and
Related Shareholder Matters

            The Sovereign Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq/NMS under the symbol SVRN. As of September 30, 1995, there were approximately 7,415 shareholders of record. The table below sets forth the quarterly ranges of high and low sales prices for Sovereign Common Stock as reported by the Nasdaq/NMS and does not necessarily reflect mark-ups, mark-downs or commissions. All per share information has been adjusted to show the effect of all stock dividends and stock splits effected since January 1, 1993. The Sovereign Common Stock commenced trading in August 1986 upon the conversion of Sovereign Bank's predecessor from mutual to stock form. The initial offering price was $12 per share, which has been restated to $1.54 to reflect all stock dividends and splits effected since that date.


                               Quarterly

   Quarter Ended        Dividend    High    Low

December 31, 1995(1)     $.022     $10.75  $9.625
September 30, 1995        .022      10.75   9.375
June 30, 1995             .022      10.75   7.375
March 31, 1995            .022       9.25   7.375
December 31, 1994         .0219      9.50   7.375
September 30, 1994        .0271     10.75   9.125
June 30, 1994             .0269     11.00   9.125
March 31, 1994            .0353     11.50   8.25
December 31, 1993         .0243     11.50   9.125
September 30, 1993        .0265      9.75   7.625
June 30, 1993             .0272      8.25   7.125
March 31, 1993            .0263      8.50   6.00

__________________

(1)   Through November 29, 1995


            On September 29, 1995, the last business day preceding public announcement of the execution of the Merger Agreement, the last sale price for Sovereign Common Stock was $10.6875 per share. On November 29, 1995, the last sale price for the Sovereign Common Stock was $10.625 per share. The average weekly trading volume for the Sovereign Common Stock during the quarter ended September 30, 1995 was 1,415,600 shares.

            For certain limitations on the ability of Sovereign
Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994 which is incorporated herein by reference. See "INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE."

                        INFORMATION WITH RESPECT TO WJB

General

            Financial and other information concerning WJB, including information relating to WJB's directors and executive officers, is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Copies of WJB's 1994 Annual Report to Stockholders and Quarterly Report on Form 10-Q for the Quarter ended September 30, 1995 have been sent to WJB's stockholders together with this Proxy Statement/Prospectus.

Market Price of WJB Common Stock and Related Stockholder Matters

            The WJB Common Stock is traded on the Nasdaq Small-Cap Market under the symbol WJersB. As of September 30, 1995, there were 357 stockholders of record. The table below sets forth the quarterly ranges of high and low closing sales prices as reported by the Nasdaq Small-Cap Market for the period beginning July 27, 1995 through November 30, 1995 and as reported in the over-the-counter pink sheets published by the National Quotation Bureau for the period beginning on January 1, 1993 through July 26, 1995. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.


                                  Quarterly

    Quarter Ended             High          Low

December 31, 1995(1)         $7.625        $7.125
September 30, 1995            8.00          4.50
June 30, 1995                 4.00          3.00
March 31, 1995                4.625         3.00
December 31, 1994             4.00          3.125
September 30, 1994            5.00          3.75
June 30, 1994                 5.00          3.50
March 31, 1994                4.75          4.50
December 31, 1993             4.875         4.50
September 30, 1993            4.50          3.50
June 30, 1993                 3.375         3.22
March 31, 1993                2.375         2.25


__________________
(1)   Through November 30, 1995


            On September 29, 1995, the last business day preceding public announcement of the execution of the Merger Agreement, the last sale price for WJB Common Stock was $7.25 per share. On November 30, 1995, the last sale price for WJB Common Stock was $7.625 per share. The average weekly trading volume for the WJB Common Stock during the quarter ended September 30, 1995 was 26,950 shares. WJB Common Stock was listed on the Nasdaq Small-Cap Market on July 27, 1995.

            Under the terms of the Merger Agreement, WJB, consistent with past practice, may not pay any cash dividends to WJB stockholders without the prior written consent of Sovereign. See "THE MERGER -- Dividends." Further, WJB's ability to pay dividends may be dependent upon its receipt of dividends from WJCB. See "THE MERGER -- Dividends" and "MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS" and Note 8 to WJB's audited consolidated financial statements set forth in WJB's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which is incorporated herein by reference.
See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES

            The authorized capital stock of Sovereign consists of 100,000,000 shares of common stock, no par value ("Sovereign Common Stock"), and 7,500,000 shares of authorized preferred stock ("Sovereign Preferred Stock"). As of September 30, 1995, there were 48,365,124 shares of Sovereign Common Stock issued and outstanding and no shares held by Sovereign as treasury stock, and 2,000,000 shares of 6-1/4% Cumulative Convertible Preferred Stock, Series B ($50 liquidation preference) issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Shareholder Rights Plan" and options granted under the Sovereign Bancorp, Inc. Stock Option Plan and the 1993 Sovereign Bancorp, Inc. Stock Option Plan.

Common Stock

            The holders of Sovereign Common Stock are entitled to share ratably in dividends when and if declared by the Sovereign Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

            Sovereign Bank will not be permitted to pay dividends on its capital stock or repurchase shares of its stock if its shareholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of Sovereign Bank or applicable regulatory capital requirements. Current OTS regulations require a holding company's insured institutions to give the OTS 30 days advance notice of any proposed declaration of dividends to the holding company, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to the holding company.

            The OTS capital distribution rule, which became effective on August 1, 1990, provides for three tiers of savings associations: (i) Tier 1 associations, associations that have capital ("total capital" as calculated under the OTS capital regulations) equal to or greater than their fully phased-in capital requirements (the requirements applicable at December 31, 1994) prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; (ii) Tier 2 associations, associations that have capital equal to or greater than their minimum capital requirements, but less than their fully phased-in capital requirements prior to, and on a pro forma basis after giving effect to, a proposed capital distribution; and
(iii) Tier 3 associations, associations that do not meet their minimum capital requirements, either before or after giving effect to a proposed capital distribution. At September 30, 1995, Sovereign Bank is a "Tier 1 association" both historically and on a pro forma basis after giving effect to the Merger.
Under the OTS capital distribution rule, a Tier 1 association may make capital distributions of up to the greater of (a) 100% of its net income during a calendar year plus the amount that would reduce by one-half its surplus capital ratio (the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirements to its assets) at the beginning of the calendar year, or (b) 75% of its net income over the most recent four-quarter period. A Tier 1 association may make capital distributions in excess of the foregoing limits if the OTS does not object after receiving notice thereof. A Tier 2 association is authorized to make distributions of up to 75% of net income over the most recent four-quarter period if it satisfies its fully phased-in risk-based capital requirement, or up to 50% of such net income if it satisfies its interim (90% of fully phased-in amount) risk-based capital requirement. A Tier 2 association may, through a written approval process, obtain OTS approval to make distributions in excess of these amounts.
Tier 3 associations are not authorized to make any capital distributions without prior written OTS approval unless, in the case of an association operating in compliance with an approved capital plan, the capital distribution is consistent with the association's capital plan. The OTS has supervisory authority to prohibit the payment of capital distributions for Tier 1 and Tier 2 associations.

            For certain limitations on the ability of Sovereign
Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994 which is incorporated herein by reference. See "INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE."

            Prior to the issuance of any Sovereign Preferred Stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign Common Stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders are not entitled to cumulate votes in the election of directors.

            The Sovereign Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Sovereign are elected at each annual meeting of shareholders of Sovereign. Classification of the Sovereign Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Sovereign Board of Directors and thereby could impede a change in control of Sovereign.

            The holders of Sovereign Common Stock have no preemptive rights to acquire any additional shares of Sovereign.
In addition, the Sovereign Common Stock is not subject to redemption.

            Sovereign's Articles of Incorporation authorize the Sovereign Board of Directors to issue authorized shares of Sovereign Common Stock without shareholder approval. Sovereign Common Stock is included for quotation on the Nasdaq/NMS. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign Common Stock or securities convertible into Sovereign Common Stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign Common Stock or 20% or more of the voting power outstanding before issuance; or
(4) would result in a change in control of Sovereign. Under Nasdaq/NMS rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate. For a discussion of whether the approval of Sovereign shareholders is required for the issuance of the shares of Sovereign Common Stock issuable to WJB stockholders in the Merger, see "THE MEETING -- Votes Required; Quorum."

            In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign Preferred Stock.

Preferred Stock

      General

            Sovereign's Board of Directors is authorized to approve the issuance of Sovereign Preferred Stock, without any required approval of shareholders. The rights, qualifications, limitations and restrictions on each series of Sovereign
Preferred Stock issued will be determined by the Board of Directors at the time of issuance and may include, among other things, rights to participating dividends, voting and convertibility into shares of Common Stock. Shares of Sovereign Preferred Stock may be issued with dividend, redemption, voting, and liquidation rights taking priority over Common Stock, and may be convertible into common stock, as determined by the Board of Directors at the time of issuance.

            On May 17, 1995, Sovereign issued 2,000,000 shares of
6-1/4% Cumulative, Convertible Preferred Stock, Series B (the
"Series B Preferred Stock").

      Description of Series B Preferred Stock

            Ranking. The Series B Preferred Stock will rank prior to Sovereign Common Stock and Series A Junior Participating Preferred Stock, and on a parity with all other preferred stock of Sovereign (unless such other preferred stock is expressly made junior to the Series B Preferred Stock), with respect to the payment of dividends and amounts payable upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign.

            Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors, cash dividends payable quarterly at the rate of 6-1/4% per annum. Dividends on the Series B Preferred Stock, calculated as a percentage of the liquidation preference, are payable quarterly on February 15, May 15, August 15 and
November 15 of each year. Dividends will be cumulative from the date of issue of the Series B Preferred Stock. So long as any Series B Preferred Stock is outstanding, Sovereign may not declare any dividends on the Sovereign Common Stock or any other stock ranking as to dividends or distribution of assets junior to the Series B Preferred Stock (the Common stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of Sovereign, other than Junior Stock, unless (i) full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Sovereign Preferred Stock other than Junior Stock, and (ii) Sovereign is not in default or in arrears with respect to any sinking or other analogous fund or any call for tenders, obligation or other agreement for the purchase, redemption or other retirement of any shares of Sovereign Preferred Stock other than Junior Stock. If dividends on shares of the Series B Preferred Stock are in arrears, and there shall be outstanding shares of any other series of Sovereign Preferred Stock ranking on a parity as to dividends with the shares of the Series B Preferred Stock, Sovereign in making any dividend payment on account of such arrears, is required to make payments ratably upon all outstanding shares of the Series B Preferred Stock and shares of such other series of Sovereign Preferred Stock in proportion to the respective amounts of dividends in arrears on such shares of Series B Preferred Stock and shares of other series of Sovereign Preferred Stock.

            Conversion Rights. Holders of shares of Series B Preferred Stock have the right, at their option, to convert shares of Series B Preferred Stock into shares of Sovereign Common Stock at any time at an initial conversion rate of 4.752 shares of Common Stock for each share of Series B Preferred Stock provided that if any of the Preferred Stock is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the date fixed for redemption. The conversion rate is subject to adjustment in certain events, including: (i) the issuance of capital stock as a dividend or distribution on the Sovereign Common Stock;
(ii) subdivisions and combinations of the Sovereign Common Stock;
(iii) the issuance to all holders of Sovereign Common Stock of certain rights or warrants entitling them to subscribe for or purchase Sovereign Common Stock (or securities convertible into Sovereign Common Stock) within 45 days after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price; and
(iv) the distribution to all holders of Sovereign Common Stock of evidences of indebtedness or assets of Sovereign (excluding those referred to above).

            In the case of (i) any reclassification or change of the Common Stock, or (ii) a consolidation or merger involving Sovereign, or (iii) a sale or conveyance to another corporation of the property and assets of Sovereign as an entirety or substantially as an entirety, in each case as a result of which holders of Sovereign Common Stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Sovereign Common Stock, the holders of the Series B Preferred Stock then outstanding will be entitled thereafter to convert such Series B Preferred Stock into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Series B Preferred Stock been converted into Sovereign Common Stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

            Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sovereign, the holders of shares of Series B Preferred Stock are entitled to receive out of assets of Sovereign available for distribution to shareholders, before any distribution of assets is made to holders of Sovereign Common Stock or of any other stock of Sovereign ranking as to such distribution junior to the Series B Preferred Stock, liquidating distributions in the amount of $50 per share plus accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of Sovereign, the amounts payable with respect to the Series B Preferred Stock and any other shares of stock of Sovereign ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of the Series B Preferred Stock and of each other share will share ratably in any such distribution of assets of Sovereign in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by Sovereign. A consolidation or merger of Sovereign with or into any other corporation or corporations or a sale of all or substantially all of the assets of Sovereign will not be deemed to be a liquidation, dissolution or winding up of Sovereign.

            Redemption. The shares of Series B Preferred Stock are not redeemable prior to May 15, 1998. On or after May 15, 1998, at any time or from time to time, each share of Series B
Preferred Stock will be redeemable in whole or in part at the option of Sovereign, upon not less than 30 nor more than 60 days' notice, at a redemption price as set forth below plus, in each case, accrued and unpaid dividends to the redemption date.

               If Redeemed During the
          Twelve Months Beginning May 15,     Redemption Price

          1998...........................         $52.188
          1999...........................          51.875
          2000...........................          51.563
          2001...........................          51.250
          2002...........................          50.938
          2003...........................          50.625
          2004...........................          50.313

     and at $50 per share thereafter

            The Series B Preferred Stock may not be redeemed and Sovereign may not otherwise purchase or acquire any shares of the Series B Preferred Stock unless full cumulative dividends on the Series B Preferred Stock or on any series of Sovereign Preferred Stock ranking on a parity with or senior to the Series B Preferred Stock have been paid or declared and set apart for payment and unless all matured obligations of Sovereign with respect to all sinking funds or purchase funds applicable to any other series of Sovereign Preferred Stock then outstanding have been met.

            Voting Rights. Except as indicated below, or except as expressly required by applicable law, the holders of the Series B
Preferred Stock are not entitled to vote.

            If the equivalent of six quarterly dividends payable on any series of Sovereign Preferred Stock of Sovereign are in default (whether or not declared consecutive), the holders of all outstanding series of Sovereign Preferred Stock, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and any other series of Sovereign Preferred Stock, voting as a single class without regard to series, will be required (i) for any amendment to Sovereign's Articles of Incorporation (or any certificate supplemental thereto providing for the capital stock of Sovereign) or Bylaws which will materially and adversely change the preferences, privileges, rights or powers of the Sovereign Preferred Stock, but, in any case in which one or more, but not all, series of preferred stock would be affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of all such series that would be so affected, voting separately as a class, will be required; or (ii) to issue any class of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Sovereign Preferred stock.

Shareholder Rights Plan

            Sovereign maintains a Shareholder Rights Plan (the "Rights Plan") designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the Rights Plan, each outstanding share of Sovereign Common Stock has attached to it one right to purchase one one-hundredth of a share of a series of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.


            The rights become exercisable to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 19.9% or more of total voting power. They can also be exercised if a person or group who has become a beneficial owner of at least 4.9% of Sovereign Common Stock or total voting power is declared by Sovereign's Board of Directors to be an "adverse person," as defined in the Rights Plan.

            After the rights become exercisable, under certain circumstances, the rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase either Sovereign Common Stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

            Sovereign is generally entitled to redeem the rights at $.001 per right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. At any time prior to the date the rights have become nonredeemable, the Sovereign Board of Directors can extend the redemption period. Rights are not redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

            Sovereign's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management. These provisions: (1) empower the Sovereign Board of Directors, without shareholder approval, to issue Sovereign Preferred Stock the terms of which, including voting power, are set by the Sovereign Board of Directors;
(2) divide the Sovereign Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign Board of Directors;
(5) prohibit shareholders' actions without a meeting; (6) require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's articles of incorporation; (7) require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign's voting stock at the highest price paid by such person for shares of Sovereign's voting stock during the preceding year;
(8) eliminate cumulative voting in elections of directors;
(9) require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's bylaws; (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and
(11) provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66-2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's Board of Directors.

            The Pennsylvania Business Corporation Law of 1988 (the "PaBCL") also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and
(2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

            In 1990, Pennsylvania adopted legislation further amending the PaBCL. To the extent applicable to Sovereign at the present time, this legislation generally (1) expands the factors and groups (including shareholders) which the Sovereign Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Sovereign Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

            The 1990 amendments to the PaBCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the PaBCL relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the PaBCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

            Sovereign opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation; Sovereign can reverse this action under certain circumstances.

                       COMPARISON OF SHAREHOLDER RIGHTS

General

      Sovereign is a Pennsylvania corporation subject to the provisions of the PaBCL. WJB is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act ("NJBCA"). Stockholders of WJB, whose rights are governed by WJB's Certificate of Incorporation, WJB's Bylaws and the NJBCA will, upon completion of the Merger, become shareholders of Sovereign and, on the Effective Date, their rights as shareholders of Sovereign will be determined by Sovereign's Articles of Incorporation, Sovereign's Bylaws and the PaBCL.

      The following is a summary of the material differences in the rights of stockholders of WJB under WJB's Certificate of Incorporation and Bylaws and the NJBCA, on the one hand, and the rights of shareholders of Sovereign under Sovereign's Articles of Incorporation and Bylaws and the PaBCL, on the other hand. The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles or Certificate of Incorporation and Bylaws of each corporation.

Authorized Capital

      Sovereign's Articles of Incorporation authorize the issuance of 100,000,000 shares of Sovereign Common Stock, no par value, and 7,500,000 shares of preferred stock, no par value. As of September 30, 1995, there were 48,365,124 shares of Sovereign Common Stock and 2,000,000 shares of Series B Preferred Stock outstanding.

      WJB's Certificate of Incorporation authorizes the issuance 10,000,000 shares of WJB Common Stock, no par value, of which _____________ shares were issued and outstanding as of the Record Date, and 5,000,000 shares of preferred stock, no par value (the "WJB Preferred Stock"), none of which were issued and outstanding as of the Record Date. WJB Preferred Stock is issuable in series, each having such rights, and preferences as the Board of Directors of WJB may, by adoption of an amendment of WJB's Certificate of Incorporation, fix and determine.

Directors

      Removal

      Pursuant to Sovereign's Articles of Incorporation, Sovereign directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares.
WJB's Certificate of Incorporation provides for the removal of directors only with cause. Under the NJBCA and WJB's Certificate of Incorporation, WJB's directors, may not be removed without cause.

      Nomination

      Sovereign's Bylaws provide that nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote for the election of directors. Written notice of a shareholder's intent to nominate a director at the meeting must be delivered to the Secretary of Sovereign not less than 90 days nor more than 120 days prior to the date of the annual meeting of shareholders. However, if less than 21 days' notice of the meeting is given to shareholders, written notice of a shareholder's intent to nominate a director is required to be delivered to the Secretary of Sovereign not later than the seventh day following the day on which notice of the meeting was first mailed to shareholders. The notice is required to be in writing and contain or be accompanied by certain information about such shareholder, as described in Sovereign's Bylaws. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that any nomination made at the meeting was not made in accordance with the foregoing procedures and, in such event, the nomination will be disregarded.

      WJB's Bylaws contain similar provisions regarding stockholder nominations for the election of directors, except that nominations submitted by stockholders of WJB must be received by the Secretary of WJB 60 days prior to the anniversary date of the mailing of WJB's proxy materials in connection with the immediately preceding annual meeting of stockholders regardless of when notice of the meeting is given to stockholders.

      Election of Directors

      Sovereign's Articles of Incorporation and Bylaws provide that the Sovereign Board of Directors shall be composed of not less than six nor more than twenty-five directors, the number of which may be determined by the Sovereign Board of Directors. Currently, the Sovereign Board of Directors is composed of nine members. The Sovereign Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Sovereign are elected at each annual meeting of shareholders of Sovereign. Classification of the Sovereign Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Sovereign Board of Directors and thereby could impede a change in control of Sovereign.

      WJB's Certificate of Incorporation and Bylaws provide that the WJB Board of Directors shall be composed of not less than 5 nor more than fifteen directors, the number of which may be determined by the WJB Board of Directors. The WJB Board of Directors is divided into five classes, each serving five year terms. Classification of the WJB Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the WJB Board of Directors and thereby could impede a change of control of WJB.

      Cumulative Voting

      Neither Sovereign's shareholders nor WJB's stockholders are permitted to cumulate votes in the election of directors.

      Limited Liability

      As permitted by the PaBCL, Sovereign's Bylaws provide that directors of Sovereign are not personally liable for taking or failing to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

      As permitted by the NJBCA, WJB's Certificate of Incorporation provides that directors of WJB are not personally liable for breach of any duty owed to WJB or its stockholders, unless such breach of duty is the result of an act or omission
(i) in breach of such director's duty of loyalty to WJB or its stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

      Indemnification

      As permitted by the PaBCL, Sovereign's Bylaws provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses unless the individual's conduct is determined by a court to have constituted willful misconduct or reckless conduct.

      As permitted by the NJBCA, WJB's Certificate of Incorporation provides for indemnification of directors, officers, employees and agents of WJB, and any other person serving in such capacity with any other entity at the request of WJB, for certain litigation-related liabilities and expenses to the full extent permitted under the NJBCA. No indemnification shall be made to an individual of a judgment establishes that the individual's acts (i) were in breach of his duty of loyalty to WJB or its stockholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt of an improper personal benefit.

Shareholders' Meeting

      Sovereign's Bylaws provide that the Board of Directors may fix the date and time of the annual meeting of shareholders, but if no such date is fixed, the meeting for any calendar year is to be held on the third Thursday of April in such year. Notice of the annual meeting of shareholders must be given not less than 10 days before the date of the meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the meeting. Sovereign's Bylaws provide that special meetings of shareholders may be called at any time by any of the following: (1) the Board of Directors at a duly called and held meeting or upon the unanimous written consent of the members of the Board of Directors or (2) the Chairman of the Board or the Chief Executive Officer of Sovereign, upon receiving written direction of at least a majority of directors then in office. Notice of special meetings of shareholders must be given not less than 10 days before the date of the meeting.

      WJB's Bylaws provide that the annual meeting of stockholders of WJB shall be held on the third Wednesday of April or on such other date as may be determined by the WJB Board of Directors. Notice of the annual meeting of stockholders must be given at least 10 days and not more than 60 days prior to the date of the meeting. The presence, in person or by proxy, of the holders of shares entitled to cast a majority of the votes at the meeting shall constitute a quorum for the transaction of business at the meeting. A special meeting of WJB's stockholders may be called at any time (1) by the affirmative vote of a majority of the Board of Directors; (2) by the Chairman of the Board of Directors of WJB; (3) by the President of WJB; or (4) as otherwise required by the NJBCA. The NJBCA provides that holders of 10% or more of all the shares entitled to vote may apply to the Superior Court of New Jersey to order that a special meeting of stockholders be held. Notice of a special meeting of stockholders must be given at least 10 days and not more than 60 days prior to the date of the meeting.

      The respective Bylaws of Sovereign and WJB set forth procedures pursuant to which any business, including the nomination of directors by a shareholder, may be properly brought by a shareholder before an annual meeting of shareholders.

Shareholder Rights Plan

      Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign Common Stock are entitled, under certain circumstances generally involving an accumulation of Sovereign Common Stock, to purchase Sovereign Common Stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan." WJB has not adopted a shareholder rights plan.

Antitakeover Provisions

      Sovereign is subject to some, but not all, of various provisions of the PaBCL which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the PaBCL.

      Subchapter 25E of the PaBCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

      Subchapter 25F of the PaBCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

      Subchapter 25G of the PaBCL (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the PaBCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

      Subchapter 25H of the PaBCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

      Subchapters 25E-H of the PaBCL contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the PaBCL, Sovereign has opted out of the provisions of Subchapters 25G and H but is subject to the provisions of Subchapters 25E and F. Such action can be reversed under certain circumstances.

      In addition, the fiduciary duty standards applicable to the Board of Directors of Sovereign under the PaBCL and certain provisions of Sovereign's Articles of Incorporation and Bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign's stock and the removal of Sovereign's management. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Pennsylvania Corporation Law Provisions."

      The New Jersey Shareholders Protection Act ("NJSPA") provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "New Jersey Resident Domestic Corporation") may engage in any "business combination" (as defined in the NJSPA, a "Business Combination") with any interested stockholder (as defined in the NJSPA, an "Interested Stockholder") of that New Jersey Resident Domestic Corporation for a period of five years following that Interested Stockholder's stock acquisition unless that Business Combination is approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition. The term Business Combination as defined in the NJSPA includes, among other things, certain mergers, consolidations, asset transfers, stock issuances, plans of liquidation and recapitalizations. Interested Stockholder, as defined in the NJSPA, includes certain holders of 10% or more of the voting power of the outstanding voting stock of that New Jersey Resident Domestic Corporation and certain affiliates of the New Jersey Resident Domestic Corporation that at any time within the five year period immediately prior to the date in question were the beneficial owners, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the New Jersey Resident Domestic Corporation.

      Pursuant to the NJSPA, no New Jersey Resident Domestic Corporation may engage, at any time, in any Business Combination with any Interested Stockholder of that New Jersey Resident Domestic Corporation other than: (i) a Business Combination approved by the board of directors of that New Jersey Resident Domestic Corporation prior to that Interested Stockholder's stock acquisition, (ii) a Business Combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by that Interested Stockholder at a meeting called for such purpose, or (iii) a Business Combination where, among other things, the Interested Stockholder pays a formula price designed to ensure that all holders (other than the Interested Stockholder) of stock of the New Jersey Resident Domestic Corporation receive at least the highest price per share paid by that Interested Stockholder. The NJSPA does not apply to, among other things, certain inadvertent acquisitions, provided the shareholder divests itself or himself of a sufficient number of shares in accordance with the NJSPA. A New Jersey Resident Domestic Corporation may not opt-out of the NJSPA.

      In addition to the NJSPA, Article 9 of WJB's Certificate of Incorporation also contains provisions restricting (and requires that, under certain circumstances, 80% of the outstanding voting stock of WJB approve) certain business combinations such as mergers, consolidations, asset transfers, stock acquisitions and recapitalizations with related persons and their affiliates. Related persons include, among others, persons who beneficially own 10% or more of the voting stock of WJB and certain affiliates of WJB that at any time within the five year period immediately prior to the announcement of any business combination were the beneficial owners, directly or indirectly, of 10% or more of the voting stock of WJB.

      The existence of the foregoing provisions could result in WJB being less attractive to a potential acquiror, and WJB's stockholders receiving less for their shares of WJB Common Stock then otherwise might be available in a takeover attempt.

      Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the effects of any action on shareholders): (i) the effects of the action on the corporation's employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates and (iii) the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

Required Shareholder Vote

      General

      Subject to the voting rights of any series of Sovereign Preferred Stock then outstanding, the holders of Sovereign Common Stock possess exclusive voting rights of Sovereign. Each holder of Sovereign Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of Sovereign, the affirmative vote of a majority of the votes represented, in person or by proxy, at a shareholders' meeting is required for approval.

      The holders of WJB Common Stock possess exclusive voting rights of WJB. Each holder of WJB Common Stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of WJB, the affirmative vote of the majority in interest of those present, in person or by proxy, at any stockholders' meeting is required for approval.

      Fundamental Changes

      Sovereign's Articles of Incorporation require that a plan of merger, consolidation, share exchange, division, conversion or asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign other than in the usual and regular course of business) must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66-2/3% of the members of Sovereign's Board of Directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's Board of Directors, Sovereign's Articles of Incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign) or similar transactions involving a shareholder holding 5% or more of Sovereign's voting power.

      Under the NJBCA, a business combination (such as the Merger), other than a business combination governed by the NJSPA or Article 9 of WJB's Certificate of Incorporation, must be approved by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at a meeting of stockholders at which a quorum is present.

      Amendment of Articles or Certificate of Incorporation

      Sovereign's Articles of Incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such Articles. Amendment or repeal of the provisions of Sovereign's Articles of Incorporation relating to noncumulative voting, the classification of directors, the requirement of holding meetings for shareholder action, the amendment of Bylaws generally, and the consideration of non-economic factors by Sovereign's Board of Directors if evaluating a tender offer, all require (i) the affirmative vote of 80% of the shares entitled to vote or
(ii) the affirmative vote of 80% of the members of Sovereign's Board of Directors and the affirmative vote of shareholders entitled to cast at least a majority of votes when all shareholders are entitled to cast.

      The NJBCA provides that a corporation's certificate of incorporation generally may be amended upon approval of such corporation's board of directors and the affirmative vote of a majority of the votes cast by stockholders entitled to vote, subject to any supermajority requirements set forth in such certificate of incorporation. WJB's Certificate of Incorporation requires the affirmative vote of a majority the shares entitled to vote to amend any provision of WJB's Certificate of Incorporation, except that the affirmative vote of 66-2/3% of the shares entitled to vote to amend any of the provisions set forth in Articles 6, 7, 8, 9 (the affirmative vote of 80% of the shares entitled to vote and the affirmative vote of an independent majority of stockholders (as defined in WJB's Certificate of Incorporation) is required under certain circumstances to amend certain provisions of Article 9 regarding business combinations), 10 and 11 of WJB's Certificate of Incorporation.

Amendment of Bylaws

      The authority to amend or repeal Sovereign's Bylaws is vested in Sovereign's Board of Directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders entitled to cast at least 66-2/3% of the votes that all shareholders are entitled to cast (except that any amendment to the indemnification provisions set forth in the Bylaws requires the affirmative vote of 66-2/3% of the Board of Directors or shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast).

      WJB's Bylaws may be amended by the Board of Directors of WJB or by the affirmative vote of at least 66-2/3% of the shares entitled to vote on such amendment.

Mandatory Tender Offer Provision

      Sovereign's Articles of Incorporation provide that any person or entity acquiring Sovereign capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Sovereign's voting stock within the preceding twelve months. WJB's Certificate of Incorporation contains no equivalent provision. The PaBCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium. The NJBCA contains no equivalent provision.

Dissenters' Rights

      Under the PaBCL, a shareholder of a corporation is generally entitled to receive payment for the fair value of such shareholder's shares if such shareholder duly exercises dissenters' rights with respect to a plan of merger or consolidation, share exchange or asset transfer, to which such corporation is a party, except if the shares are (i) listed on a national securities exchange, or (ii) held by more than 2,000 shareholders. The foregoing market exceptions do not apply, and dissenters' rights generally are available in respect of,
(i) shares that are not converted solely into shares or shares and money in lieu of fractional shares, (ii) shares of any preferred or special class unless the shareholders of the class are entitled to vote on the plan and such class vote is required for the adoption of the plan or to effectuate the transaction and
(iii) shares which under the plan are treated differently from shares of the same class or series and which are not entitled to vote as a special class under Section 1906(c) of the PaBCL. The PaBCL allows a corporation to provide for dissenters' rights in its articles of incorporation or bylaws notwithstanding the statutory exceptions, but Sovereign's Articles of Incorporation and Bylaws do not require such optional dissenters' rights.
Under the PaBCL, if a plan of merger or consolidation, share exchange, asset transfer, division or conversion is adopted by the directors only, without any shareholder approvals required, the shareholders have no statutory dissenters' rights in respect of the plan other than optional dissenters' rights, if any. In respect of the Merger, as permitted under the PaBCL, the plan has been adopted by the Sovereign Board of Directors, no action is required by Sovereign shareholders and no optional dissenters' rights have been granted to Sovereign shareholders.

      The NJBCA generally provides for dissenters' rights in connection with any merger or consolidation or any sale, lease, exchange, or other disposition of all or substantially all of the assets of the corporation not in the usual or ordinary course of business. However, no such rights exist with respect to (i) any class or series of shares that is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the stockholders entitled to vote on the transaction, or, generally, (ii) any transaction in connection with which the stockholders of the corporation will receive only (a) cash, (b) securities that, upon completion of the transaction, will be listed on a national securities exchange or held by record by not less than 1,000 holders, or (c) cash and such securities. A stockholder of a corporation may, under certain circumstances, also dissent from any acquisition of shares owned by such stockholder in connection with the acquisition by another New Jersey corporation, in exchange for its shares, of all the shares of a class or series of securities of such corporation. Any stockholder that perfects dissenters' rights under the NJBCA is entitled to receive the "fair value" of such shares as determined either by agreement between such stockholder and the corporation or by a court of competent jurisdiction. WJB stockholders have no dissenters' rights with respect to the Merger.

Dividends

      Under the PaBCL, a corporation may pay dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they come due in the usual course of business or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

      Subject to any restrictions contained in a corporation's certificate of incorporation, the NJBCA provides that a corporation may pay cash dividends unless, after giving effect thereto, (i) the corporation would be unable to pay its debts as they become due in the usual course of its business or (ii) the corporation's total assets would be less than its total liabilities.

Voluntary Dissolution

      Under the PaBCL and Sovereign's Articles of Incorporation, if at least 66-2/3% of Sovereign's Board of Directors approves the dissolution of Sovereign, Sovereign may be dissolved upon the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Under Sovereign's Articles of Incorporation, if at least 66-2/3% of Sovereigns' Board of Directors has not recommended that Sovereign be dissolved, Sovereign may be dissolved upon the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

      Under the NJBCA, WJB may be dissolved upon the consent of all its stockholders entitled to vote thereon or, alternatively, if the WJB Board recommends that WJB be dissolved and directs that the question be submitted to a vote at a meeting of shareholders, WJB may be dissolved upon the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon and, if any class or series of securities of WJB is entitled to vote on such motion as a class, upon the affirmative vote of a majority of the votes cast by each such class. If the dissolution is proposed by, on behalf of or pursuant to any agreement, arrangement or understanding with an Interested Stockholder, the NJSPA and/or Article 9 of WJB's Certificate of Incorporation may apply. See "Antitakeover Provisions" above.

Preemptive Rights

      Neither the holders of Sovereign Common Stock nor WJB Common Stock are entitled to preemptive rights.

                        ADJOURNMENT OF SPECIAL MEETING

            In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies. In order to allow proxies which have been received by WJB at the time of the Special Meeting to be voted for such adjournment, if necessary, WJB has submitted the question of adjournment under such circumstances to its stockholders as a separate matter for their consideration. A majority of the votes cast by the holders of the outstanding shares of WJB Common Stock entitled to vote thereon at the Special Meeting is required in order to approve the Adjournment Proposal.

            The Board of Directors of WJB recommends that stockholders vote their proxies in favor of the Adjournment Proposal so that their proxies may be used for such purposes in the event it becomes necessary. Properly executed proxies will be voted in favor of the Adjournment Proposal unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to stockholders other than an announcement of such time and place at the Special Meeting.

                                    EXPERTS

            The consolidated financial statements of Sovereign Bancorp, Inc., at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated by reference in Sovereign Bancorp, Inc.'s Annual Report on
Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference which, as to the years 1993 and 1992, is based in part on the report of BDO Seidman LLP, independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

            The consolidated financial statements of WJB at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated by reference in WJB's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP will have a representative at the Special Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

                                 LEGAL MATTERS

            The validity of the Sovereign Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon by the law firm of Stevens & Lee, counsel to Sovereign. Joseph E. Lewis, a director of Sovereign Bank, is a principal of the firm of Stevens & Lee. Stevens & Lee and its attorneys own an aggregate of approximately _______ shares of Sovereign Common Stock, including shares issuable upon the exercise of options owned by Mr. Lewis.

                             SHAREHOLDER PROPOSALS

            Any Sovereign shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 1996 annual meeting of shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attention: Secretary), on or before January 18, 1996.

            If the Merger has not been consummated prior to WJB's 1996 Annual Meeting of Stockholders, which is usually held on the third Wednesday of April, any proposal which a WJB stockholder intends to have included in the proxy solicitation materials of WJB to be used in connection with the 1996 Annual Meeting must be presented to WJB no later than _____________.

                                                                 ANNEX A

         AGREEMENT AND PLAN OF MERGER BETWEEN SOVEREIGN BANCORP, INC.
                       AND WEST JERSEY BANCSHARES, INC.

                              AGREEMENT AND PLAN
                                   OF MERGER


                                    between


                            SOVEREIGN BANCORP, INC.


                                      and


                         WEST JERSEY BANCSHARES, INC.


                              September 29, 1995

                                   AGREEMENT

                               TABLE OF CONTENTS

                                                             Page

                                   ARTICLE I
                                  THE MERGERS

Section 1.01  Definitions .................................. A-7

Section 1.02  The Merger ................................... A-11

Section 1.03  The Bank Merger .............................. A-18

                                  ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF WJB

Section 2.01  Organization ................................. A-18

Section 2.02  Capitalization ............................... A-19

Section 2.03  Authority; No Violation ...................... A-20

Section 2.04  Consents ..................................... A-21

Section 2.05  Financial Statements ......................... A-22

Section 2.06  Taxes ........................................ A-22

Section 2.07  No Material Adverse Change ................... A-23

Section 2.08  Contracts .................................... A-23

Section 2.09  Ownership of Property; Insurance Coverage .... A-24

Section 2.10  Legal Proceedings ............................ A-25

Section 2.11  Compliance With Applicable Law ............... A-26

Section 2.12  ERISA ........................................ A-27

Section 2.13  Brokers, Finders and Professionals ........... A-28

Section 2.14  Environmental Matters ........................ A-28

Section 2.15  Loan Portfolio ............................... A-28

Section 2.16  Information to be Supplied ................... A-28

Section 2.17  Securities Documents ......................... A-29

Section 2.18  Related Party Transactions ................... A-29

Section 2.19  Quality of Representations ................... A-29

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

Section 3.01  Organization ................................. A-30

Section 3.02  Capital Structure ............................ A-31

Section 3.03  Authority; No Violation ...................... A-31

Section 3.04  Consents ..................................... A-33

Section 3.05  Financial Statements ......................... A-33

Section 3.06  Taxes ........................................ A-34

Section 3.07  No Material Adverse Change ................... A-34

Section 3.08  Legal Proceedings ............................ A-34

Section 3.09  Ownership of Property; Insurance Coverage .... A-34

Section 3.10  Compliance With Applicable Law ............... A-35

Section 3.11  Information to be Supplied ................... A-35

Section 3.12  ERISA ........................................ A-35

Section 3.13  Securities Documents ......................... A-36

Section 3.14  Quality of Representations ................... A-37

                                  ARTICLE IV
                           COVENANTS OF THE PARTIES

Section 4.01  Conduct of WJB's Business .................... A-37

Section 4.02  Access; Confidentiality ...................... A-39

Section 4.03  Regulatory Matters and Consents .............. A-40

Section 4.04  Taking of Necessary Action ................... A-41

Section 4.05  Certain Agreements ........................... A-42

Section 4.06  No Other Bids and Related Matters ............ A-44

Section 4.07  Duty to Advise; Duty to Update
              Disclosure Schedules ......................... A-44

Section 4.08  Conduct of Sovereign's Business .............. A-45

Section 4.09  Board and Committee Minutes .................. A-45

Section 4.10  Undertakings by Sovereign and WJB ............ A-45

Section 4.11  Employee Benefits and Severance .............. A-47

                                   ARTICLE V
                                  CONDITIONS

Section 5.01  Conditions to WJB's Obligations under this
              Agreement .................................... A-48

Section 5.02  Conditions to Sovereign's Obligations under
              this Agreement ............................... A-50

                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination .................................. A-51

Section 6.02  Effect of Termination ........................ A-53

                                  ARTICLE VII
                                 MISCELLANEOUS

Section 7.01  Expenses ..................................... A-53

Section 7.02  Non-Survival of Representations and
              Warranties ................................... A-53

Section 7.03  Amendment, Extension and Waiver .............. A-53

Section 7.04  Entire Agreement ............................. A-54

Section 7.05  No Assignment ................................ A-54

Section 7.06  Notices ...................................... A-54

Section 7.07  Captions ..................................... A-55

Section 7.08  Counterparts ................................. A-55

Section 7.09  Severability ................................. A-55

Section 7.10  Governing Law ................................ A-55

Exhibit 1         WJB Affiliate Agreement
Exhibit 2         Stock Option Agreement
Exhibit 3         Bank Plan of Merger
Exhibit 4         Form of Opinion of Sovereign's Counsel
Exhibit 5         Form of Tax Opinion of Sovereign's
                  Counsel
Exhibit 6         Form of Opinion of WJB's Counsel

                                   AGREEMENT

            THIS AGREEMENT AND PLAN OF MERGER, dated as of September 29, 1995, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610, and WEST JERSEY BANCSHARES, INC. ("WJB"), a New Jersey corporation, having its principal place of business at 165 Passaic Avenue, Fairfield, New Jersey 07004.

                                  BACKGROUND

            1. Sovereign and WJB desire for WJB to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

            2. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to Sovereign's execution of this Agreement (a) certain directors and officers of WJB executed, in favor of Sovereign, a Letter Agreement dated September 29, 1995, in the form attached hereto as Exhibit 1, and
(b) WJB granted to Sovereign an option to acquire, under certain circumstances, WJB's common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and WJB dated September 29, 1995, attached hereto as Exhibit 2.

            3. Sovereign desires to merge West Jersey Community Bank, a state commercial bank and a wholly-owned subsidiary of WJB ("WJCB"), into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3. Sovereign and WJB desire that following the Effective Date of the Merger WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years.

            4. Sovereign and WJB desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

            Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 5% equity owner of such Person and any Affiliate of such executive officer, director or 5% equity owner.

                  Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and WJB.

                  Applicable Exchange Ratio means (i) 0.7938 as adjusted in accordance with Sections 1.02(e)(v) and 1.02(f) or (ii) if the Sovereign Market Value is less than $9.52 or greater than $11.64, the exchange ratio determined in accordance with Sections 1.02(e)(iv), 1.02(e)(v) and 1.02(f).

                  Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

                  Articles of Merger means the articles of merger to be executed by Sovereign and WJB and to be filed in the PDS and the NJDS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

                  Bank Merger means the merger of WJCB with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

                  Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

                  BCL means the Pennsylvania Business Corporation
      Law of 1988, as amended.

                  BHC Act means the Bank Holding Company Act of
      1956, as amended.

                  Closing Date means the date determined by Sovereign with the approval of WJB (which approval shall not be unreasonably withheld), in its sole discretion, upon five
      (5) days prior written notice to WJB, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived, or such other date as Sovereign and WJB shall agree.

                  Effective Date means the date upon which the Articles of Merger shall be filed in the PDS and the NJDS, and shall be the same as the Closing Date.

                  Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                  ERISA means the Employee Retirement Income
      Security Act of 1974, as amended.

                  Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                  FDIC means the Federal Deposit Insurance
      Corporation.

                  FFIEC means the Federal Financial Institutions
      Examination Council.

                  FRB means the Federal Reserve Board.

                  GAAP means generally accepted accounting principles as in effect at any particular time.

                  HOLA means the Home Owners' Loan Act of 1933, as amended.

                  IRC means the Internal Revenue Code of 1986, as amended.

                  IRS means the Internal Revenue Service.

                  Material Adverse Effect shall mean, with respect to Sovereign or WJB, any adverse effect on assets, business, financial condition or results of operations which is material on a consolidated basis.

                  Merger means the merger of WJB with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

                  NJBCA means the New Jersey Business Corporation
      Act, as amended.

                  NJDB means the Department of Banking of the State of New Jersey.

                  NJDS means the New Jersey Department of State.

                  OTS means the Office of Thrift Supervision.

                  PDB means the Department of Banking of the Commonwealth of Pennsylvania.

                  PDS means the Department of State of the Commonwealth of Pennsylvania.

                  Person means any individual, corporation, partnership, joint venture, association, trust or "group"
      (as that term is defined under the Exchange Act).

                  Prospectus/Proxy Statement means the
      prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of WJB Common Stock in connection with the transactions contemplated by this Agreement.

                  Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

                  Regulatory Agreement has the meaning given to that term in Section 2.11 of this Agreement.

                  Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the FRB, the FDIC, the PDB, the NJDB or the respective staffs thereof.

                  Rights means warrants, options, rights,
      convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                  SEC means the Securities and Exchange Commission.

                  Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                  Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                  Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

                  Sovereign Bank means Sovereign Bank, FSB, a federal savings bank, all the outstanding capital stock of which is owned by Sovereign.

                  Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

                  Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to WJB pursuant to
      Article III of this Agreement.

                  Sovereign Financials means (i) the audited consolidated financial statements of Sovereign as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign.

                  Sovereign Market Value has the meaning given to such term in Section 1.02(e)(iii).

                  Sovereign Option means the option granted to Sovereign to acquire shares of WJB Common Stock referenced in the recitals to this Agreement.

                  Sovereign Rights Agreement means the Rights
      Agreement dated as of September 19, 1989 between Sovereign and Sovereign Bank, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

                  Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

                  Sovereign Subsidiaries means any corporation or bank, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                  Subsidiary means any corporation or bank, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                  WJB Common Stock means the common stock of WJB described in Section 2.02(a).

                  WJB Disclosure Schedule means a disclosure schedule delivered by WJB to Sovereign pursuant to
      Article II of this Agreement.

                  WJB Financials means (i) the audited consolidated financial statements of WJB as of December 31, 1994 and 1993 and for the three years ended December 31, 1994, and
      (ii) the unaudited interim consolidated financial statements of WJB as of each calendar quarter thereafter included in Securities Documents filed by WJB.

                  WJB Regulatory Reports means the Call Reports, consolidated reports of condition and income, and accompanying schedules, filed by WJCB with any Regulatory Authority for each calendar quarter, beginning with the quarter ended March 31, 1993, through the Closing Date.

                  WJB Subsidiaries means any corporation or bank, 50% or more of the capital stock of which is owned, either directly or indirectly, by WJB, except any corporation the stock of which is held in the ordinary course of the lending activities of WJCB.

            Section 1.02  The Merger.

                  (a) Closing. The closing will take place at 10:00 a.m. on the Closing Date at the offices of Stevens & Lee, 607 Washington Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, WJB and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the NJDS.

                  (b)   The Merger.  Subject to the terms and
conditions of this Agreement, on the Effective Date: WJB shall merge with and into Sovereign; the separate existence of WJB shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of WJB shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of WJB and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey. Following the Effective Date, WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years.

                  (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the Articles of Incorporation and the Bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the Articles of Incorporation and Bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

                  (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

                        (i)  On the Effective Date, the Board of
Directors of Sovereign, as the surviving corporation in connection with the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

                        (ii)  On the Effective Date, the officers of
Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective
Date.

                        (iii)  On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger, except for any other officers of WJB or WJCB as Sovereign may designate as officers of Sovereign Bank. Each shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Charter and Bylaws of Sovereign Bank and the policies of Sovereign and Sovereign Bank.

                        (iv)  On the effective date of the Bank
Merger, the directors of Sovereign Bank as the surviving institution in connection with the Bank Merger shall consist of those persons holding such office immediately prior to the Effective Date.

                        (v)  On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of the commercial bank division of Sovereign Bank, except that John A. Van Voorhis and Gerard Riker shall be designated and elected as the Chief Executive Officer and the Chief Financial Officer of the commercial bank division of Sovereign Bank, respectively, and except that such other officers of WJB or WJCB as Sovereign and WJB shall mutually agree shall be designated and elected as officers of the commercial bank division of Sovereign Bank.

                        (vi)  On the effective date of the Bank
Merger, Sovereign will create an autonomous board of directors for the commercial bank division of Sovereign Bank which shall consist of seven individuals selected by WJB. Sovereign shall cause such persons to be elected as directors of the commercial bank division of Sovereign Bank effective as of the effective date of the Bank Merger, and each shall hold office for at least a period of three years from the Effective Date and until his successor is elected and qualified, and each shall continue to receive the same per meeting Board fees for service on the board as such persons were receiving immediately prior to September 19, 1995.

                  (e)   Conversion of Shares.

                        (i)   Sovereign Common Stock.

                              (A)   Each share of Sovereign Common
      Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock.

                              (B)   Each share of Sovereign Common
      Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

                        (ii)  WJB Common Stock.

                              (A)    Subject to the provisions of
      subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of WJB Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of WJB Common Stock, if any, then owned by Sovereign or WJB or any WJB Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive, subject to adjustment as provided in Sections 1.02(e)(iv), 1.02(e)(v) and 1.02(f), 0.7938 fully paid and nonassessable shares of Sovereign Common Stock and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement.

                              (B)   Each share of WJB Common Stock
      owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

                              (C)   Each share of WJB Common Stock
      issued and held in the treasury of WJB or owned by any WJB
      Subsidiary as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                              (D)   No fraction of a whole share of
      Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger, including in connection with an election made pursuant to Section 1.02(e)(ii)(E)(ii). Any former holder of WJB Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the market value of Sovereign Common Stock (determined in accordance with the provisions of Section 1.02(e)(iii) hereof).

                              (E)   (i)  Subject to the limitations set
            forth in paragraph (iv) of this Section 1.02(e)(ii)(E), each holder of an option to acquire WJB Common Stock granted under the WJB 1989 Stock Option and Stock Appreciation Rights Program (the "WJB Stock Option
            Plan"), and each holder of a warrant to acquire WJB
            Common Stock issued in connection with WJB's initial public offering (the "IPO Warrants") shall be entitled
            (and must elect, in a written notice delivered to Sovereign at least five (5) business days before the initial filing of the Registration Statement) to either
            (A) receive an amount of shares of Sovereign common stock equal to the difference between $8.40 and the exercise price ("Sovereign Stock Election") or
            (B) exchange his option or warrant to acquire WJB
            Common Stock for an option to acquire Sovereign Common Stock ("Sovereign Option Election"). Failure to deliver the written notice required by this Section 1.02(e)(ii)(E)(i) shall be deemed an election to exchange an option or warrant to acquire WJB Common
            Stock for an option to acquire Sovereign Common Stock.

                                    (ii)  If an option or warrant
            holder makes a Sovereign Stock Election, such option or warrant holder will receive Sovereign Common Stock with a market value in an amount equal to the product of
            (A) the difference between (i) the Sovereign Market Value multiplied by the Applicable Exchange Ratio, and
            (ii) the exercise price of the option or warrant, multiplied by (B) the number of shares of WJB Common Stock covered by the option or warrant. For purposes of this Section 1.02(e)(ii)(E)(ii), the "market value" of the Sovereign Common Stock shall equal the Sovereign Market Value.

                                    (iii)  If an option or warrant
            holder makes a Sovereign Option Election, each option or warrant shall be converted into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of WJB Common Stock covered by the option or warrant multiplied by the Applicable Exchange Ratio and the exercise price shall be the present stated exercise price of such option or warrant divided by the Applicable Exchange Ratio.

                                    (iv)  No holder of an option to
            acquire WJB Common Stock shall be entitled to make a Sovereign Stock Election, if the effect would be to prevent Sovereign from accounting for the Merger as a pooling of interests.

                        (iii)  Valuation of Sovereign Common Stock.
      For purposes of this Agreement, the market value of a share of Sovereign Common Stock shall be deemed to be the weighted average, based on daily trading volume, of the closing sale price of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System, for the
      20 consecutive trading days immediately prior to the Effective Date ("Sovereign Market Value").

                        (iv)  Exchange Ratio Adjustment.
      Notwithstanding the provisions of Section 1.02(e)(ii) hereof: (i) if the Sovereign Market Value is less than $9.52, then each share of WJB Common Stock issued and outstanding immediately prior to the Effective Date to be converted into Sovereign Common Stock shall be converted into and become such number of shares of Sovereign Common Stock, as shall equal the amount obtained by dividing $7.56 by the Sovereign Market Value; and (ii) if the Sovereign Market Value is greater than $11.64, then each share of WJB Common Stock issued and outstanding immediately prior to the Effective Date to be converted into Sovereign Common Stock shall be converted into and become such number of shares of Sovereign Common Stock, as shall equal the amount obtained by dividing $9.24 by the Sovereign Market Value.

                        (v)  Anti-Dilution Provisions.  If Sovereign
      shall, at any time before the Effective Date, (A) issue a dividend in shares of Sovereign Common Stock, (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or (D) reclassify the shares of Sovereign Common Stock, then, in any such event,
      (i) if the Applicable Exchange Ratio is determined pursuant to Section 1.02(e)(ii), the Applicable Exchange Ratio shall be adjusted by multiplying the Applicable Exchange Ratio by a fraction the numerator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately after the happening of such event and the denominator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately prior to the happening of such event; or (ii) if the Applicable Exchange Ratio is determined pursuant to Section 1.02(e)(iv), the Sovereign Market Values at which the Applicable Exchange Ratio is to be adjusted under Section 1.02(e)(iv) shall each be adjusted by multiplying such Sovereign Market Values by a fraction the numerator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately prior to the happening of such event and the denominator of which is equal to the number of shares of Sovereign Common Stock outstanding immediately after the happening of such event.

                  (f) Effective Date After June 30, 1996. If the Effective Date occurs after June 30, 1996 and the book value of WJB Common Stock on June 30, 1996 is less than the book value of WJB Common Stock on the Effective Date, then the exchange ratio shall be increased by an amount equal to (i) the difference between the fully diluted tangible book value of WJB Common Stock as of the last day of the month preceding the Effective Date and the tangible book value of WJB Common Stock as of June 30, 1996, divided by (ii) the Sovereign Market Value.

                  (g)   Surrender and Exchange of WJB Stock
Certificates.

                        (i)  Exchange of Certificates.  Each holder
      of shares of WJB Common Stock who surrenders to Sovereign the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of WJB Common Stock have been converted by the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                        (ii) Rights Evidenced by Certificates. Each certificate for shares of Sovereign Common Stock issued in exchange for certificates for WJB Common Stock pursuant to
      Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of WJB Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with
      Section 1.02(e)(ii)(D) hereof. If certificates for shares of WJB Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign
      Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(g) upon surrender of certificates for shares of WJB Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of WJB Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of WJB Common Stock are surrendered by a WJB shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

                        (iii) Exchange Procedures. Each certificate for shares of WJB Common Stock delivered for exchange under this Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common
      Stock for which certificates will be issued pursuant to this
      Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of WJB Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of WJB Common Stock transmittal materials for use in exchanging certificates representing
      WJB Common Stock for certificates representing Sovereign
      Common Stock into which the former have been converted in the Merger.

                        (iv)  Closing of Stock Transfer Books;
      Cancellation of WJB Certificates. Upon the Effective Date, the stock transfer books for WJB Common Stock will be closed and no further transfers of shares of WJB Common Stock will thereafter be made or recognized. All certificates for shares of WJB Common Stock surrendered pursuant to this
      Section 1.02(g) will be cancelled by Sovereign.

                  (h) Payment Procedures. As soon as practicable after the Effective Date, Sovereign shall make payment of the cash consideration provided for in Section 1.02(e)(ii)(D) to each person entitled thereto.

            Section 1.03 The Bank Merger. Sovereign and WJB shall use their best efforts to cause WJCB to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, simultaneously with or as soon as practicable after the Effective
Date. Concurrently with the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and WJB shall cause WJCB, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                  ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF WJB

            WJB hereby represents and warrants to Sovereign that, except as specifically set forth in the WJB Disclosure Schedule delivered to Sovereign by WJB within thirty (30) days of the date hereof:

            Section 2.01  Organization.

                  (a) WJB is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. WJB is a bank holding company duly registered under the BHC Act. WJB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. WJB is not qualified or licensed to do business as a foreign corporation in any jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (b) WJCB is a banking corporation duly organized and validly existing under the laws of the State of New Jersey.
WJCB has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither WJCB nor any WJB subsidiary is qualified or licensed to do business as a foreign corporation in any jurisdiction and are not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                  (c) There are no WJB Subsidiaries other than WJCB and those identified in the WJB Disclosure Schedule. There are no WJCB Subsidiaries other than those identified in the WJB
Disclosure Schedule.

                  (d) WJCB is a commercial bank the deposits of which are insured by the Bank Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

                  (e) The respective minute books of WJB and WJCB and each other WJB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement, except actions taken at meetings held within ten days of the date hereof, which actions shall be accurately recorded in such minute books in due course.

                  (f) Prior to the date of this Agreement, WJB has delivered to Sovereign true and correct copies of the Certificate of Incorporation and Bylaws of WJB and the Charter and Bylaws of WJCB as in effect on the date hereof.

            Section 2.02  Capitalization.

                  (a) The authorized capital stock of WJB consists of (a) 10,000,000 shares of common stock, par value $0.01 ("WJB Common Stock"), of which (i) 1,958,196 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) no shares are held by WJB as treasury stock, and (b) 5,000,000 shares of preferred stock, par value
$0.01, none of which are issued or outstanding. Neither WJB nor WJCB nor any other WJB Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of WJB Common Stock, WJB preferred stock or any other security of WJB or any securities representing the right to vote, purchase or otherwise receive any shares of WJB Common Stock, WJB preferred stock or any other security of WJB, other than for (i) shares issuable under the Sovereign
Option and (ii) 92,299 shares which WJB is obligated to issue, at an average exercise price of $5.00, under the WJB Stock Option
Plan to its directors, officers and employees and officers and employees of WJB Subsidiaries, including WJCB, and
(iii) 128,416 shares which are issuable pursuant to the IPO Warrants. As of September 22, 1995, WJB had approximately 359 shareholders of record.

                  (b) The authorized capital stock of WJCB consists of 5,000,000 shares of common stock, par value $2.00 per share
("WJCB Common Stock"), of which 1,000,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by WJB. Neither WJB nor any other WJB
Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any WJB Subsidiary or any other security of any WJB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any WJB Subsidiary. Except for WJCB, there is no other WJB Subsidiary.

                  (c) Except as set forth in the WJB Disclosure Schedule, neither (i) WJB, (ii) WJCB or (iii) any other WJB Subsidiary, owns any equity interest, directly or indirectly, in any other company or controls any other company, except for equity interests held in the investment portfolios of WJB Subsidiaries, equity interests held by WJB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of WJB Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by WJB or WJCB with respect to any other company's capital stock or the equity of any other person.

                  (d) To the best of WJB's knowledge, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange
Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of WJB
Common Stock, except as disclosed in WJB's proxy statement for use in connection with its 1995 annual meeting of shareholders, previously delivered to Sovereign or in the WJB Disclosure
Schedule.

            Section 2.03  Authority; No Violation.

                  (a) WJB has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. WJCB has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by WJB and the completion by WJB of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of WJB and, except for approval by the shareholders of WJB as required under the NJBCA, WJB's Certificate of Incorporation and Bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of WJB are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by WJB, subject to approval of the shareholders of WJB as required under the NJBCA, WJB's
Certificate of Incorporation and Bylaws and Nasdaq requirements applicable to it, and subject to approvals from the Regulatory Authorities referred to in Section 3.04 hereof, and constitutes a valid and binding obligation of WJB, enforceable against WJB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. Subject to approval by the shareholders of WJB and to approvals from the Regulatory Authorities referred to in
Section 3.04 hereof, the Bank Plan of Merger, upon its execution and delivery by WJCB, will constitute a valid and binding obligation of WJCB, enforceable against WJCB in accordance with its terms, subject to applicable conservatorship, receivership, insolvency and similar laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by WJB, (B) the execution and delivery of the Bank Plan of Merger by WJCB, (C) subject to receipt of approvals from the shareholders of WJB and WJCB and from the Regulatory Authorities referred to in Section 3.04 hereof and WJB's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by WJB or WJCB with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of WJB or any WJB Subsidiary or the Charter and Bylaws of WJCB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WJB or any WJB Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the WJB Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of WJB or any WJB Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which WJB or any WJB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition, results of operations or business prospects of WJB and the WJB Subsidiaries taken as a whole or the ability of WJB to perform any of its obligations under this Agreement.

            Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of WJB under the NJBCA, and of the Bank Plan of Merger by WJB as sole shareholder of WJCB under the BHC Act, and by the WJCB Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and, except as set forth in the WJB Disclosure Schedule, no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by WJB or the Bank Plan of Merger by WJCB, and (b) the completion by WJB of the transactions contemplated hereby or by WJCB of the Bank Merger.

            Section 2.05  Financial Statements.

                  (a)   WJB has previously delivered, or will
deliver, to Sovereign the WJB Regulatory Reports. The WJB Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of WJB as of and for the periods ending on the dates thereof, in accordance with applicable regulatory accounting principles.

                  (b) WJB has previously delivered its audited consolidated financial statements as of December 31, 1994 and 1993 and for the three years ended December 31, 1994. The WJB Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of WJB as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles.

                  (c) At the date of each balance sheet included in the WJB Financials or the WJB Regulatory Reports, neither WJB nor WJCB nor any other prior banking subsidiary of WJCB (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such WJB Financials or WJB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

            Section 2.06  Taxes.

                  (a) WJB and the WJB Subsidiaries are members of the same affiliated group within the meaning of IRC
Section 1504(a). WJB has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to WJB and all WJB Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from WJB and any WJB Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which
(i) are not delinquent or (ii) are being contested in good faith.

                  been filed (or will be filed prior to the Closing Date) by or with respect to WJB or any WJB Subsidiary.

            Section 2.07  No Material Adverse Change.

            WJB has not suffered any Material Adverse Effect since
June 30, 1995.

            Section 2.08  Contracts.

                  (a) Except as described in WJB's proxy statement for its 1995 annual meeting of shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1992, 1993 and 1994, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of WJB as of December 31, 1994 and 1993 and for the three years ended
December 31, 1994 or in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of WJB or any WJB Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of WJB or any WJB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of WJB or any WJB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any WJB
Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which WJB or any WJB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances, letters of credit and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract
(other than this Agreement) limiting the freedom of any WJB Subsidiary to engage in any type of banking or bank-related business permissible under law.

                  (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) or described in the WJB proxy statement for its 1995 annual meeting of shareholders or in a footnote to such audited consolidated financial statements, including without limitation, the employment contracts of Messrs. John A. Van Voorhis, Gerard Riker and Michael J. McGrath, Jr. and the severance agreement of Mr. Michael J. McGrath, Sr., have been provided to Sovereign on or before the date hereof and are in full force and effect on the date hereof and neither WJB nor any WJB Subsidiary (nor, to the knowledge of WJB, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any material respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the WJB Disclosure Schedule or in the employment contracts or severance agreement specifically referred to in the first sentence of this paragraph (b), no party to any material contract, plan, arrangement or instrument that requires annual payments in excess of $250,000 will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of WJB or any WJB Subsidiary, other than Messrs. Van Voorhis, Riker and McGrath, Jr., possesses the right to terminate his or her employment as a result of the execution of this Agreement. Except as set forth in the WJB Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which WJB or any WJB Subsidiary is a party or under which WJB or any WJB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the WJB Disclosure Schedule or the employment contracts or severance agreement specifically referred to in the first sentence of this paragraph (b), no such agreement, plan or arrangement
(x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of WJB or any WJB Subsidiary absent the occurrence of a subsequent event, (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires WJB or any WJB Subsidiary to provide a benefit in the form of WJB Common Stock or determined by reference to the value of WJB Common Stock.

            Section 2.09  Ownership of Property; Insurance
Coverage.

                  (a) Except as disclosed in the WJB Disclosure Schedule, WJB and the WJB Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by WJB or any WJB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the WJB Regulatory Reports and in the WJB Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheets or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of the last such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and
(iii) items permitted under Article IV and encumbrances, liens, mortgages, security interests and pledges that do not in the aggregate have a Material Adverse Effect on WJB. WJB and the WJB Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by WJB and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the WJB Disclosure Schedule, WJB believes that such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the WJB financial statements as of December 31, 1994 and 1993 and for the periods ended December 31, 1992, 1993 and 1994.

                  (b) With respect to all agreements pursuant to which WJB or any WJB Subsidiary has purchased securities subject to an agreement to resell, if any, WJB or such WJB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (c)   WJB and the WJB Subsidiaries currently
maintain insurance considered by WJB to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither WJB nor any WJB Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by WJB or WJCB under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years WJB has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

            Section 2.10 Legal Proceedings. Except as set forth in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary is a party to any, and there are no pending or, to the best of WJB's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against WJB or any WJB Subsidiary, (ii) to which WJB or any WJB Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could reasonably be expected to materially and adversely affect the ability of WJB to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

            Section 2.
                  (a) WJB and WJB Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, the results of operations or business prospects of WJB and its Subsidiaries taken as a whole.

                  (b) Except as set forth in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary has received any notification or communication from any Regulatory Authority
(i) asserting that WJB or any WJB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to WJB or any WJB Subsidiary; (iii) requiring or threatening to require WJB or any WJB Subsidiary, or indicating that WJB or any WJB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of WJB or any WJB Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of WJB or any WJB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Except as set forth in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

            Section 2.12 ERISA. WJB has previously delivered, or will deliver, to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA
Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the WJB Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of WJB or any WJB Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans.
Neither WJB nor any WJB Subsidiary, and no pension plan maintained by WJB or any WJB Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Except as set forth on the WJB Disclosure Schedule, with respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report dated December 31, 1994, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither WJB nor any WJB Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. Except as disclosed in the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary has a material liability under any such plan which pursuant to GAAP is required to be reflected on or disclosed in (pursuant to a footnote or otherwise) the WJB Financials and which is not so reflected or disclosed thereon. To the knowledge of WJB, except as disclosed in the WJB Disclosure Schedule, no prohibited transaction, breach of fiduciary duty or other transaction has occurred within the past six (6) years with respect to any employee benefit plan maintained by WJB or any WJB Subsidiary which would result in the imposition, directly or indirectly, of an excise tax or other penalty under ERISA or the IRC. WJB and the WJB Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC
Section 4980B(f).  Such group health plans are in compliance with
Section 1862(b)(1) of the Social Security Act.

            Section 2.13 Brokers, Finders and Professionals . Except for WJB's engagement of Ryan, Beck & Co., Inc., neither WJB nor any WJB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or, except for a commitment to pay Ryan, Beck & Co., Inc., incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement. The WJB Disclosure Schedule shall contain as an exhibit the engagement letter between WJB and Ryan, Beck & Co., Inc. Except as disclosed on the WJB Disclosure Schedule, neither WJB nor any WJB Subsidiary, nor any of their respective officers, directors, employees or agents has engaged any third party or entered into any written or oral agreement or contract, express or implied, with any third party pursuant to which WJB or any WJB Subsidiary will be obligated to pay such third party any fees for professional services provided in connection with the Merger or the Bank Merger.

            Section 2.14 Environmental Matters. To the knowledge of WJB, neither WJB nor any WJB Subsidiary, nor any properties owned or operated by WJB or any WJB Subsidiary has been or is in violation of, or liable in, any material respect under any Environmental Law. There are no actions, suits or proceedings, or written demands, claims or notices, or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of WJB, threatened, relating to the liability of any property owned or operated by WJB or any WJB Subsidiary under any Environmental Law.

            Section 2.15 Loan Portfolio. The allowance for loan losses reflected, or to be reflected, in the WJB Regulatory Reports, and shown, or to be shown, on the balance sheets contained in the WJB Financials have been, or will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

            Section 2.16 Information to be Supplied. The information to be supplied by WJB and WJCB for inclusion in the Registration Statement will not, to WJB's knowledge, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by WJB for inclusion in the Applications will, to WJB's knowledge, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

            Section 2.17 Securities Documents. WJB has delivered to Sovereign copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1994, 1993 and 1992,
(ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 1995, 1994 and 1993. To WJB's knowledge, such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

            Section 2.18 Related Party Transactions. Except as disclosed in the proxy statement for use in connection with WJB's 1995 annual meeting of shareholders or in the footnotes to WJB's consolidated financial statements as of December 31, 1994 and 1993 and for the three years ended December 31, 1994 or otherwise disclosed in the WJB Disclosure Schedule, WJB is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of WJB (except a WJB Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of WJB is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither WJB nor WJCB has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by WJCB is inappropriate.

            Section 2.19  Quality of Representations.  The
representations made by WJB in this Agreement are true, correct and complete in all material respects.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

            Sovereign hereby represents and warrants to WJB that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to WJB on or prior to the date hereof:

            Section 3.01  Organization.

                  (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect. Sovereign is a savings and loan holding company duly registered under the HOLA.

                  (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

                  (c) Except for certain deposits formerly held by Harmonia Savings Bank which are insured by the Bank Insurance
Fund of the FDIC to the extent provided in the Federal Deposit
Insurance Act, the deposits of Sovereign Bank are insured by the Savings Association Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

                  (d) Prior to the execution of this Agreement, Sovereign has delivered to WJB true and correct copies of the Articles of Incorporation and Bylaws of Sovereign and the Charter and Bylaws of Sovereign Bank, respectively, as in effect on the date hereof.

                  (e) There are no Sovereign Subsidiaries other than Sovereign Bank and the other Subsidiaries set forth in Sovereign's Annual Report on Form 10-K for the year ended
December 31, 1994.

                  Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

            Section 3.02  Capital Structure.

                  (a) Sovereign is authorized, by its Articles of Incorporation, to issue (a) 100,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, no shares were issued and held by Sovereign as treasury stock and 46,733,000 shares are issued and outstanding, and (b) 7,500,000 shares of preferred stock, no par value ("Sovereign Preferred Stock"), of which, at the date of this Agreement, 200,000 shares of 6 1/4% Cumulative, Series B, are issued and outstanding. All shares of Sovereign Common Stock and Preferred Stock issued and outstanding are fully paid and nonassessable and none were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, and (ii) as authorized under Sovereign's employee benefit plans, stock option plans, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan. As of June 30, 1995, Sovereign had approximately
7400 shareholders of record. On the Effective Date all shares of Sovereign Common Stock to be issued pursuant to the terms of
Section 1.02(e), when so issued, shall be fully paid and nonassessable, shall not be issued in violation of any preemptive rights and shall be free and clear of all liens, encumbrances and restrictions created by or through Sovereign.

                  (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 17, 1995, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of 5% or more of the outstanding shares of Sovereign Common Stock.

                  (c) Except for a pledge of 15% of the outstanding shares of the capital stock of Sovereign Bank to Mutual of New
York to secure certain indebtedness of Sovereign to Mutual of New York more fully described in Note 9 of the Sovereign Financials for the year ended December 31, 1994, Sovereign owns all of the capital stock of Sovereign Bank and its other subsidiaries, free and clear of any lien or encumbrance. Except for the Sovereign Subsidiaries, neither Sovereign nor its subsidiaries possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

            Section 3.03  Authority; No Violation.

                  (a)   Sovereign has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the consummation by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign and no other corporate proceedings (including the approval of Sovereign shareholders) on the part of Sovereign are necessary to consummate the transactions contemplated hereby. The execution and delivery of the Bank Plan of Merger by Sovereign Bank and the consummation by Sovereign Bank of the Bank Merger have been duly and validly approved by the Board of Directors of Sovereign Bank and by Sovereign as sole shareholder of Sovereign Bank, and no other corporate proceedings on the part of Sovereign Bank are necessary to consummate the transactions contemplated by the Bank Plan of Merger (including the approval of Sovereign shareholders). This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in
Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the Federal Deposit Insurance Act, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                  (b)   (A) The execution and delivery of this
Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and WJB's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank or any other subsidiary with any of the terms or provisions hereof or of the Bank Plan of Merger will not
(i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or Sovereign Bank or any other subsidiary or any of their respective properties or assets; or
(iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank or any other subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Sovereign or Sovereign Bank or any other subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a material adverse effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole or the ability of Sovereign to perform any of its obligations under this Agreement.

            Section 3.04 Consents. Except for consents and approvals of or filings with the OTS, the PDB, the NJDB, the SEC, the FDIC, the FRB, and state "blue sky" authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and no consents or approvals of any third parties are necessary in connection with the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, or the consummation by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. To the best of Sovereign's knowledge, no fact or condition exists which Sovereign has reason to believe will prevent it or Sovereign Bank from obtaining the foregoing consents and approvals.

            Section 3.05  Financial Statements.

                  (a) Sovereign has previously delivered, or will deliver, to WJB the Sovereign Financials. The Sovereign
Financials are, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles. Sovereign will make its regulatory reports available to WJB for inspection.

                  (b) At the date of any balance sheet included in the Sovereign Financials, Sovereign or its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities and obligations which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein.

            Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed in correct form all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the date hereof (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the date hereof other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

            Section 3.07  No Material Adverse Change.  Sovereign
has not suffered any Material Adverse Effect since June 30, 1995.

            Section 3.08 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject,
(iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to materially and adversely affect the assets, business, financial condition or results of operations of Sovereign and its Subsidiaries taken as a whole.

            Section 3.09  Ownership of Property; Insurance
Coverage.

                  (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries, whether real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under
Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

                  (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Sovereign or Sovereign Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Sovereign has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

            Section 3.10 Compliance With Applicable Law. Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a material adverse effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole.

            Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

            Section 3.12 ERISA. Sovereign has previously delivered to WJB true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA
Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), all of which are set forth on the Sovereign Disclosure Schedule, maintained for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign nor any Sovereign Subsidiary, and no pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred within the past six (6) years any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither Sovereign nor any Sovereign Subsidiary has incurred any liability under ERISA
Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA
Section 3(3), comply and within the past six (6) years have complied in all material respects with ERISA. Except as disclosed in the Sovereign Disclosure Schedule, neither Sovereign nor any Sovereign Subsidiary has a material liability under any such plan which is not reflected on the Sovereign Financials. To the knowledge of Sovereign, except as disclosed in the Sovereign Disclosure Schedule, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408), breach of fiduciary duty or other transaction has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

            Section 3.13 Securities Documents. Sovereign has delivered, or will deliver, to WJB copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1994, 1993, and 1992, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, and (iii) proxy statement dated March 17, 1995 used in connection with its annual meeting of shareholders held in April 1995. To Sovereign's knowledge, such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

            Section 3.14  Quality of Representations.  The
representations made by Sovereign in this Agreement are true, correct and complete in all material respects.

                                  ARTICLE IV
                           COVENANTS OF THE PARTIES

            Section 4.01  Conduct of WJB's Business.

                  (a)   From the date of this Agreement to the
Closing Date, WJB and each WJB Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Sovereign understands that WJB's business primarily consists of attracting retail deposits and originating loans. WJB will use its best efforts, and will cause WJCB to use its best efforts, to
(i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of WJB and WJB Subsidiaries and others with whom business relationships exist, provided that neither WJB nor any WJB Subsidiary shall be required to take any unreasonable or extraordinary action or any action that would conflict with the terms hereof. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, WJB will not, and WJB will not permit any WJB Subsidiary to:

                        (i)  amend or change any provision of its
      Certificate of Incorporation or Bylaws;

                        (ii)  change the number of authorized or
      issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) WJB may issue shares of WJB Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire WJB Common Stock under the WJB Stock Option Plan, and (B) WJB may issue shares of WJB Common Stock upon the valid exercise, subject to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding IPO Warrants; and WJB, consistent with past practice, may not pay any cash dividend on any share of WJB Common Stock outstanding. Subject to applicable regulatory restrictions, if any, WJCB may pay a cash dividend, in the aggregate, sufficient to fund any dividend by WJB permitted hereunder;

                        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of WJB or WJB Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of WJB or any WJB Subsidiary, except for (A) routine periodic increases, individually and in the aggregate, in accordance with past practice and
      (B) normal bonuses paid in the ordinary course, except that bonuses paid to Messrs. Van Voorhis, Riker and McGrath shall be paid in accordance with their employment agreements;

                        (iv)  merge or consolidate WJB or any WJB
      Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of WJB or any WJB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any WJB Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any WJB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office, provided that nothing contained herein shall prohibit WJCB from pursuing its existing application to open a full branch office in Caldwell, New Jersey;

                        (v) sell or otherwise dispose of the capital stock of WJCB or sell or otherwise dispose of any asset of WJB or of any WJB Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of WJB or of any WJB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                        (vi)  take any action which would result in
      any of the representations and warranties of WJB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
      Article V hereof not being satisfied;

                        (vii)  change any method, practice or
      principle of accounting except for implementation of any new
      SFAS standard;

                        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which WJB or any WJB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                        (ix)  implement any pension, retirement,
      profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost;

                        (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard &
      Poor's Corporation or Moody's Investor Services, Inc.;

                        (xi)  except consistent with past practice,
      make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate or compromise, extend, renew or modify any such commitment outstanding;

                        (xii)  except consistent with past practice,
      enter into, renew, extend or modify any other transaction with any Affiliate;

                        (xiii)  enter into any swap or similar
      commitment, agreement or arrangement;

                        (xiv)  except for the execution of this
      Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                        (xv)  intentionally and knowingly take any
      action that would preclude satisfaction of the condition to closing contained in Section 5.02(j) relating to financial accounting treatment of the Merger; or

                        (xvi)  agree to do any of the foregoing.

            Section 4.02  Access; Confidentiality.

                  (a) From the date of this Agreement through the Closing Date, WJB or Sovereign, as the case may be, shall afford to, and shall cause each WJB Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of WJB and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request. Notwithstanding the foregoing, neither Sovereign nor WJB shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) WJB and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

                  (c) If the transactions contemplated by this Agreement shall not be consummated, WJB and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will not directly or indirectly use such information for any competitive or commercial purpose or for any other purpose not expressly permitted hereby. Sovereign or WJB will cause all information with respect to the other party and its Subsidiaries obtained pursuant to this Agreement or preliminarily thereto to be used solely for the purpose of evaluating the Merger and the Bank Merger contemplated hereby and to be treated as the sole property of the party delivering the information until the consummation of the Merger contemplated hereby, and will cause all such information to be kept confidential, except to the extent such information is or becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. WJB and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

            Section 4.03  Regulatory Matters and Consents.

                  (a)   Sovereign and WJB will prepare all
Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

                  (b) Each party will furnish the other party with all information concerning such party and its Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of the other party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

                  (c) Each party will promptly furnish the other party with copies of written communications to, or received by such party or any of its Subsidiaries from, any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by such party which is designated as confidential or contains an earnings projection.

                  (d) Each party will cooperate with the other party in the foregoing matters and will furnish the other party with all information concerning such party and its Subsidiaries as may be necessary or advisable in connection with any filing (including the Registration Statement (including the Prospectus/ Proxy Statement) and any report filed with the SEC) made, or written material submitted, by or on behalf of such party to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other party.

                  (e) The parties shall each have the right to review in advance and comment on all information relating to it which appears in any filing made by the other party with, or written material submitted by the other party to, any Regulatory Authority in connection with the transactions contemplated hereby.

            Section 4.04  Taking of Necessary Action.

                  (a) Sovereign and WJB shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger by June 30, 1996, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither WJB nor any WJB Subsidiary shall agree to make any material payments or modifications to agreements in connection therewith without the prior written consent of Sovereign (which shall not be unreasonably withheld), and further provided that nothing contained herein shall be deemed to require WJB to obtain an affiliate letter similar to the form attached hereto as
Exhibit 1, or any similar letter, from any shareholder who is not an executive officer or director of WJB or WJCB, and
(2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or WJB or from exercising its rights under this Agreement or the Option Agreement.

                  (b) WJB and Sovereign shall promptly prepare a Prospectus/Proxy Statement to be mailed to shareholders of WJB in connection with the meeting of WJB shareholders and transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy Statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and WJB and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities
Act as promptly as practicable after such filing. Sovereign will advise WJB, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide WJB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as WJB may reasonably request.

            Section 4.05  Certain Agreements.

                  (a) Subject to Section 4.11 hereof, as soon as practicable after the Effective Date, all employees of WJB and WJB Subsidiaries whose employment is continued shall be employed upon their existing terms and conditions with appropriate changes in title to be consistent with Sovereign's management structure and the operation of WJCB as a division of Sovereign Bank.

                  (b) (i) Except for any liability for trading in WJB Common Stock while in possession of material nonpublic information or disclosing material nonpublic information, directly or indirectly, to any party who trades in WJB
      Common Stock, for a period of six years from and after the Effective Date, Sovereign shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors and officers of WJB or any WJB Subsidiary on or before the Effective Date with respect to liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Date in accordance with and subject to the requirements and other provisions of Sovereign's articles of incorporation and bylaws in effect on the date of this Agreement and applicable provisions of law to the same extent as Sovereign is obliged thereunder to indemnify and advance expenses to its own directors and officers with respect to liabilities and claims made against them resulting from their service as such for Sovereign.

                        (ii) Sovereign shall maintain WJB's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amount on terms no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering (A) persons who are currently covered by such insurance for costs set forth in
      (i) above arising in connection with events prior to the Effective Date for a period of six (6) years after the Effective Date and (B) for all officers and directors of WJB for service in such capacity with Sovereign after the Effective Date.

                        (iii) Any Indemnified Party wishing to claim indemnification under Section 4.05(b), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Sovereign thereof; provided that the failure so to notify shall not affect the obligations of Sovereign under Section 4.05(b).

                        (iv)  Sovereign shall pay all reasonable
      costs, including attorney's fees, that may be incurred by an Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.05(b). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

                  (c) Sovereign agrees to honor all terms and conditions of the employment contracts of Messrs. Van Voorhis and Riker and to extend the term of such contracts on the same terms and conditions (including without limitation equivalent employee benefits) (except as otherwise provided herein) at the then current salaries (subject to adjustment as provided therein) so that they expire no earlier than the date three (3) years after the Effective Date. Sovereign agrees to (i) amend the terms of the employment agreements of Messrs. Van Voorhis and Riker to provide that if either employee's employment is terminated without cause or for good reason (each as defined in such employment agreements except that the definition of good reason shall be appropriately amended to be consistent with the post-merger structure contemplated by this Agreement), the terminated employee shall have the right to receive all payments which would have been due under his employment agreement through the remainder of the full term as amended pursuant hereto, and
(ii) amend any section thereof relating to incentive compensation to account for the changes in the operation of WJB resulting from the Merger so as to provide Messrs. Van Voorhis and Riker with benefits equivalent to those that they would have received under such sections had the Merger not occurred. Sovereign agrees to honor all terms and conditions of the employment contract of Mr. McGrath, Jr. and the severance agreement of Mr. McGrath, Sr.

                  (d) Following the Effective Date, WJCB will be operated as a separate autonomous commercial bank division of Sovereign Bank for at least three years.

            Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, WJB shall not, nor shall it permit any WJB Subsidiary or any other Affiliate of WJB or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by WJB, any WJB Subsidiary or any other WJB Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of WJB, any WJB Subsidiary, or any substantial portion of the assets or business thereof (except that WJB's officers may respond to inquiries from analysts, Regulatory Authorities and holders of WJB Common Stock in the ordinary course of business); provided, however, that the Board of Directors of WJB, on behalf of WJB, may respond to any offer or request for information, inquiries, proposals or communications through its representatives if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. WJB shall notify Sovereign immediately if any such discussions or negotiations are sought to be initiated with WJB by any person other than Sovereign or if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign.

            Section 4.07 Duty to Advise; Duty to Update Disclosure Schedules. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or on any of its Subsidiaries, which it believes would or would be reasonably likely to (a) cause or constitute a material breach of any of its representations, warranties or covenants set forth herein or (b) prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each party shall update its Disclosure Schedule as promptly as practicable after the occurrence of an event of fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve either party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(b) or 5.02(b) hereof.

            Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and
(z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

            Section 4.09 Board and Committee Minutes. WJB shall provide to Sovereign, within 20 days after any meeting of the Board of Directors of WJB or any WJB Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 20 days of the Closing Date, such minutes shall be provided to Sovereign prior to the Closing Date.

            Section 4.10  Undertakings by Sovereign and WJB.

                  (a)   WJB shall:

                        (i)  Voting by Directors.  Use its best
      efforts to cause all members of WJB's Board of Directors to vote all shares of WJB's Common Stock over which they hold sole voting power, and to cause all shares over which they hold shared voting power to be voted, in favor of this Agreement;

                        (ii)  Phase I Environmental Audit.  Permit
      Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by WJB or any WJB Subsidiary on the date hereof;

                        (iii)  Approval of Bank Plan of Merger.
      Approve the Bank Plan of Merger as sole shareholder of WJB (subject to receipt of all required consents and approvals) and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by WJCB;

                        (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of WJB shareholder approval of this Agreement;

                        (v)  Timely Review.  If requested by
      Sovereign at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

                        (vi)  Outside Service Bureau Contracts.  If
      requested to do so by Sovereign, use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to WJB or any WJB Subsidiary, on terms and conditions mutually acceptable to WJB and Sovereign;

                        (vii)  Committee Meetings.  Subject to
      Section 4.02, permit a representative of Sovereign to attend all committee meetings of WJB and WJCB management including, without limitation, any loan committee or asset/liability committee. Subject to Section 4.02, WJB shall respond reasonably and in good faith to any request of Sovereign to permit a representative of Sovereign to attend any meeting of WJB's Board of Directors or the Executive Committee thereof;

                        (viii)  Shareholders' Meeting.  Submit this
      Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and, subject to
      Section 4.06, use its best efforts to cause its Board of Director to unanimously recommend approval of this Agreement to its shareholders.

                  (b)   Sovereign and WJB shall each:

                        (i)  Filings and Approvals.  Cooperate with
      the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Sovereign Common Stock and related Sovereign Stock Purchase Rights to be issued pursuant to the Merger,
      (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                        (ii)  Identification of WJB's Affiliates.
      Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of WJB;

                        (iii)  Public Announcements.  Cooperate and
      cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public 7disclosures related thereto, including without limitation communications to WJB shareholders, WJB's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary or from making any such public disclosure after using its best efforts to discuss such public disclosure with the other party in advance.

                        (iv)  Maintenance of Insurance.  Maintain,
      and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                        (v)  Maintenance of Books and Records.
      Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                        (vi)  Delivery of Securities Documents.
      Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

                        (vii)  Taxes.  File all federal, state, and
      local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except to the extent such taxes are being contested in good faith.

            Section 4.11  Employee Benefits and Severance.

                  (a)   Employee Benefits.  On and after the
Effective Date, the employee pension and welfare benefit plans of Sovereign and WJB may, at Sovereign's election, continue to be maintained separately or consolidated, provided, however, that WJB employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on September 19, 1995. In the event of a consolidation of any or all of such plans, WJB and WJCB employees shall receive credit for service with WJB or WJCB under any Sovereign benefit plan, or new Sovereign benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination. Employees of WJB and WJCB who are retained as employees of Sovereign or Sovereign Bank after the Effective Date will be permitted to participate in Sovereign's 401(k) Plan and Employee Stock Ownership Plan to the extent permitted by the terms of such plans.

                  (b) Severance. Sovereign shall maintain employee benefits (including, without limitation, life, health and disability) for WJB and WJCB employees at levels which, in the aggregate, are at least as favorable as such benefits which existed as of September 19, 1995. Any employee of WJB or WJCB that is terminated by Sovereign or Sovereign Bank after the Effective Date, will receive severance benefits in accordance with Sovereign's severance policy (employees of WJB and WJCB will be given credit for prior years of service to WJB and WJCB).

                  (c) Directors. If Sovereign adopts a stock option plan for the benefit of the directors of Sovereign Bank, the members of the Board of Directors of the commercial bank division of Sovereign Bank will be permitted to participate in such plan until a date no later than three years from the Effective Date.

                  (d) Combined Operating Results. Sovereign agrees to file with the SEC a Current Report on Form 8-K containing combined operating results of Sovereign and WJB for the one month period ended on the last day of the first full calendar month after the Effective Date. Sovereign shall make such filing within thirty (30) days after the end of the such month period.

                                   ARTICLE V
                                  CONDITIONS

            Section 5.01 Conditions to WJB's Obligations under this Agreement. The obligations of WJB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by WJB pursuant to
Section 7.03 hereof:

                  (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and WJB shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants; Representations. The obligations of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Sovereign set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

                  (c) Approvals of Regulatory Authorities. The parties shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to each other; and all conditions thereof and notice and waiting periods required thereunder shall have expired or been terminated;

                  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (e) No Material Adverse Effect. Since June 30, 1995, there shall not have occurred any Material Adverse Effect with respect to Sovereign.

                  (f) Officer's Certificate. Sovereign shall have delivered to WJB a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

                  (g) Opinion of Sovereign's Counsel. WJB shall have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to WJB and its counsel to the effect set forth on
Exhibit 4 attached hereto;

                  (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required filings with the National Association of Securities Dealers and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                  (i) Tax Opinion. The Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the IRC and WJB shall have received an opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 5 attached hereto; and

                  (j)   Approval of WJB's Shareholders.  This
Agreement and the transactions contemplated hereby shall have been approved by the holders of at least the requisite number of the outstanding shares of WJB's Common Stock entitled to vote thereon.

                  (k) Investment Banking Opinion. WJB shall have received an oral opinion from Ryan, Beck & Co., Inc., received on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by WJB's shareholders pursuant to this Agreement is fair, from a financial point of view, to WJB's shareholders.

            Section 5.02 Conditions to Sovereign's Obligations under this Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

                  (a) to be taken by, or on the part of, WJB and WJCB to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by WJB and WJCB; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

                  (b) Covenants; Representations. The obligations of WJB, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of WJB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which (i) specifically relates to an earlier date or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to WJB;

                  (c) Approvals of Regulatory Authorities. The parties shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all conditions thereof and notice and waiting periods required thereunder shall have expired or been terminated;

                  (d) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                  (e) No Material Adverse Effect. Since June 30, 1995, there shall not have occurred any Material Adverse Effect with respect to WJB;

                  (f)   Officer's Certificate.  WJB shall have
delivered to Sovereign a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

                  (g) Opinions of WJB's Counsel. Sovereign shall have received an opinion of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, P.A., counsel to WJB, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 6 attached hereto;

                  (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                  (i) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, its counsel, substantially to the effect set forth on Exhibit 5 attached hereto;

                  (j)   Pooling Letter.  Sovereign shall have
received an opinion from Ernst & Young to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes.

                  (k) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign.

                  (l)   Employment Agreements.  Any employees
entitled to receive any severance payments under any employment contracts as a result of the transactions contemplated by this Agreement shall have waived such rights.

                                  ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT

            Section 6.01  Termination.  This Agreement may be
terminated by written notice on or at any time prior to the Closing Date:

                  (a) By the mutual written consent of the parties hereto;

                  (b)   By Sovereign or WJB:

                        (i)  if the Closing Date shall not have
      occurred on or before June 30, 1996, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                        (ii)  if (A) either party has been informed
      in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, or (B) a vote of the stockholders of WJB is taken and such stockholders fail to approve this Agreement and the transactions contemplated hereby, unless the failure of any such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date.

                  (c) By Sovereign or WJB, if on the Closing Date, the Sovereign Market Value is less than $7.94 or greater than $13.23 (in each case as adjusted for any occurrence referred to in Section 1.02(e)(v)); provided, however, that (A) in the event the Sovereign Market Value is less than $7.94 and Sovereign has elected to terminate the Agreement, WJB may deliver written notice on the Closing Date of its election not to terminate this Agreement and then, notwithstanding Sovereign's attempted termination, no termination shall have occurred pursuant to this Section and the Exchange Ratio shall be calculated as if the Sovereign Market Value is $7.94, and (B) in the event the Sovereign Market Value is greater than $13.23 and WJB has elected to terminate the Agreement, Sovereign may deliver written notice on the Closing Date of its election not to terminate this Agreement and then, notwithstanding WJB's attempted termination, no termination shall have occurred pursuant to this Section and the Exchange Ratio shall be calculated as if the Sovereign Market Value is $13.23. If either party elects to override the termination of this Agreement by the other party under the terms of this paragraph (c), this Plan shall remain in effect in accordance with its terms, and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this paragraph (c).

                  (d) Sovereign shall have received an opinion from Ernst & Young that the Merger will not qualify as a "pooling of interests" for financial accounting purposes; and

                  (e) By Sovereign or WJB if the other party has breached any representation, warranty, covenant or agreement contained herein in any material respect, and such breach (i) has not been (or cannot be) cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V;

            Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or WJB to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                  ARTICLE VII
                                 MISCELLANEOUS

            Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, Sovereign will reimburse WJB, on a monthly basis and upon submission of customary documentation, for its out-of-pocket expenses incurred in connection with the Merger provided, however, that each party shall pay its own expenses, including fees and expenses of its own financial consultants, accountants and counsel, in the event that this Agreement shall be terminated by Sovereign as a result of a material breach by WJB of its obligations hereunder (provided that such breach is not caused by a breach of Sovereign of its obligations hereunder) and WJB shall reimburse Sovereign for all amounts Sovereign paid to WJB in accordance with requirements of the first sentence of this Section 7.01.

            Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 4.05(b), (c) and (d) which will survive the Merger, shall terminate on the Closing Date.

            Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may
(a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or
(d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This
Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 4.05(b), (c) and (d) and 4.11(c), with respect to indemnification and directors and officers liability insurance and certain other matters.

            Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

            Section 7.06  Notices.  All notices or other
communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                  (a)   If to Sovereign, to:
                        Sovereign Bancorp, Inc.
                        1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania  19610

                        Attention:  Jay S. Sidhu, President and Chief
                                         Executive Officer

                        Telecopy No.:  (610) 320-8448

                        with a copy to:

                        Stevens & Lee
                        111 North Sixth Street
                        Reading, Pennsylvania  19601

                        Attention:  Joseph M. Harenza, Esquire and
                                      Jeffrey P. Waldron, Esquire

                        Telecopy No.:  (610) 376-5610

                  (b)   If to WJB, to:

                        West Jersey Bancshares, Inc.
                        165 Passaic Avenue
                        Fairfield, New Jersey 07004

                        Attention:  John A. Van Voorhis, President
                                      and Chief Executive Officer

                        Telecopy No.:

                        with copies to:  Sills Cummis Zuckerman Radin
                                               Tischman Epstein & Gross
                                           One Riverfront Plaza
                                           Newark, New Jersey 07102

                        Attention:  Steve E. Gross, Esquire
                                      Victor H. Boyajian, Esquire

                        Telecopy No.:  (201) 643-6500

            Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

            Section 7.08  Counterparts.  This Agreement may be
executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            Section 7.09  Severability.  If any provision of this
Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

            Section 7.10  Governing Law.  This Agreement shall be
governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    SOVEREIGN BANCORP, INC.

                                    By:  /s/ Richard A. Elko
                                               Richard A. Elko
                                               Corporate Controller

                                    Attest:/s/ Lawrence M. Thompson, Jr.
                                               Lawrence M. Thompson, Jr.
                                               Secretary


                                    WEST JERSEY BANCSHARES, INC.

                                    By:  /s/ John A. Van Voorhis
                                               John A. Van Voorhis,
                                               President and Chief
                                               Executive Officer

                                    Attest: /s/ Geraldine L. Marchitto
                                               Secretary

                                                                 Exhibit 1


                              September 29, 1995



Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Ladies and Gentlemen:

      Sovereign Bancorp, Inc. ("Sovereign") and West Jersey Bancshares, Inc. ("WJB") desire to enter into an agreement dated September 29, 1995 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) WJB will merge with and into Sovereign with Sovereign surviving the merger, and
(b) shareholders of WJB will receive common stock of Sovereign in exchange for common stock of WJB outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

      Sovereign has required, as a condition to its execution and delivery to WJB of the Agreement, that the undersigned, being directors and executive officers of WJB, execute and deliver to Sovereign this Letter Agreement.

      Each of the undersigned, in order to induce Sovereign to execute and deliver to WJB the Agreement, hereby irrevocably:

            (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of WJB called to vote for approval of the Merger so that all shares of common stock of WJB then owned by him or her will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of WJB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving WJB;

            (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of WJB, to approve or adopt the Agreement;

            (c) Agrees to use his or her reasonable best efforts to cause the Merger to be consummated;

            (d) Agrees not to sell, transfer or otherwise dispose of any common stock of WJB on or prior to the record date for the meeting of WJB shareholders to vote on the Merger;

            (e) Except as permitted by Section 4.06 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Sovereign with respect to any offer, sale, transfer or other disposition of, any shares of common stock of WJB now or hereafter owned by him or her;

            (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933 ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act,
(ii) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by him or her or on his or her behalf, or to take any other action necessary to make an exemption from registration available;

            (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce his or her risk relative to, any shares of common stock of WJB or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and WJB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

            (h) Agrees that Sovereign shall not be bound by any attempted sale of any shares of Sovereign common stock, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing his or her shares of Sovereign common stock may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

            (i) Acknowledges and agrees that the provisions of subparagraphs (f), (g) and (h) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of WJB common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which he or she, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

            (j) Represents that he or she has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

            (k) Represents that he or she has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

      The obligations set forth herein shall terminate
concurrently with any termination of the Agreement.
                           ________________________

      This Letter Agreement may be executed in two or more
counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.
                           ________________________

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                           ________________________

      The undersigned intend to be legally bound hereby.

                                    Sincerely,

                                     /s/ John A. Van Voorhis
                                    John A. Van Voorhis

                                     /s/ Michael J. McGrath, Sr.
                                    Michael J. McGrath, Sr.

                                     /s/ Gerard Riker
                                    Gerard Riker

                                     /s/ Raymond M. Durkin
                                    Raymond M. Durkin

                                     /s/ Edward R. McMahon
                                    Edward R. McMahon

                                     /s/ Nicholas Rizzo
                                    Nicholas Rizzo

                                     /s/ Peter G. Stewart
                                    Peter G. Stewart

                                     /s/ John A. Sullivan, III
                                    John A. Sullivan, III

                                     /s/ John E. Sullivan
                                    John E. Sullivan

                                                                 Exhibit 2


                            STOCK OPTION AGREEMENT

            THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated September 29, 1995, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and WEST JERSEY
BANCSHARES, INC., a New Jersey corporation ("WJB").

                                  BACKGROUND

            1. Sovereign and WJB desire to enter into a Agreement and Plan of Merger, dated September 29, 1995 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of WJB through the merger of WJB with and into Sovereign, with Sovereign surviving the merger (the "Merger").

            2. As a condition to Sovereign to enter into the Plan, WJB is granting to Sovereign an option to purchase up to that number of shares of common stock of WJB as shall equal 19.9% of WJB's shares of common stock issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

            In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and WJB, intending to be legally bound hereby, agree:

            1. Grant of Option. WJB hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to that number of shares (the "Option Shares") of common stock, no par value (the "Common Stock"), of WJB as shall equal 19.9% of the shares of Common Stock issued and outstanding immediately prior to such purchase, at a price per share (the "Option Price") equal to the lower of (i) $8.40 or
(ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under Section 2 hereof.

            2. Exercise of Option. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 20, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

                  (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 9.9% of the then outstanding shares of Common Stock;

                  (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with WJB pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with WJB, (ii) acquire all or substantially all of the assets or liabilities of WJB or all or substantially all of the assets or liabilities of West Jersey Community Bank ("WJCB"), or
      (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock or the then outstanding shares of common stock of WJCB; or

                  (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of WJB or all or substantially all the assets or liabilities of WJCB, or any other business combination involving WJB or WJCB, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, more than 9.9% of the then outstanding shares of Common Stock or the then outstanding shares of common stock of WJCB (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of WJB called to vote on the Merger, WJB's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                  (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, WJB willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign;
      or

                  (e) WJB breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

            If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

            "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over WJB or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

            Notwithstanding the foregoing, the obligation of WJB to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for WJB to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

            WJB shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by WJB shall not be a condition to the right of Sovereign to exercise the Option. WJB will not take any action which would have the effect of preventing or disabling WJB from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to WJB (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

            3. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to WJB of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by WJB, (b) WJB will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

            A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option
Agreement, which legend will read substantially as follows:

                  "The shares of stock evidenced by this
      certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless West Jersey Bancshares, Inc. receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

            4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, WJB shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and WJB shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that WJB shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which WJB's counsel delivers to WJB and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that WJB may delay any registration of Option Shares above for a period not exceeding 90 days provided WJB shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by WJB. Sovereign shall provide all information reasonably requested by WJB for inclusion in any registration statement to be filed hereunder. In connection with such filing, WJB shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. WJB shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by WJB in complying with the provisions of this
Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for WJB and blue sky fees and expenses, shall be paid by WJB. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, WJB shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and WJB will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that WJB will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless WJB to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse WJB for any legal or other expense reasonably incurred by WJB in connection with investigating or defending any such loss, claim, damage, liability or action.

            5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

            6. Filings and Consents. Each of Sovereign and WJB will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

            7. Representations and Warranties of WJB. WJB hereby represents and warrants to Sovereign as follows:

                  (a) Due Authorization. WJB has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by WJB. This Stock Option Agreement constitutes a legal, valid and binding obligation of WJB, enforceable against WJB in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (b)   Authorized Shares.  WJB has taken all
      necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

            8. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to WJB that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

            9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

            10. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

            11. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to
Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

            12. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

            13. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

            14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  (i)   If to Sovereign, to:

                        Sovereign Bancorp, Inc.
                        1130 Berkshire Boulevard
                        Wyomissing, Pennsylvania  19610

                        Attention:  Jay S. Sidhu, President
                                      and Chief Executive Officer

                        Telecopy No.:  (610) 320-8448

                        with a copy to:

                        Stevens & Lee
                        111 North Sixth Street
                        P.O. Box 679
                        Reading, Pennsylvania  19603

                        Attention:  Joseph M. Harenza, Esquire
                                      Jeffrey P. Waldron, Esquire
                        Telecopy No.:  (610) 376-5610

                  (ii)  If to WJB, to:

                        West Jersey Bancshares, Inc.
                        165 Passaic Avenue
                        Fairfield, New Jersey  07004

                        Attention:  John A. Van Voorhis,
                                      President and Check Executive
                                      Officer

                        Telecopy No.:

                        with copies to:  Sills Cummis Zuckerman Radin
                                               Tischman Epstein & Gross
                                           One Riverfront Plaza
                                           Newark, New Jersey 07102

                        Attention:  Steve E. Gross, Esquire
                                      Victor H. Boyajian, Esquire

                        Telecopy No.:  (201) 643-6500

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

            15. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

            16.   Captions.  The captions in this Stock Option
Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

            17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive
(i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

            18. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

            19. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            20. Expenses. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

            21. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Plan in accordance with the terms thereof.

            IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.


                                    SOVEREIGN BANCORP, INC.

                                    By /s/ Richard A. Elko
                                           Richard A. Elko,
                                           Corporate Controller

 (CORPORATE SEAL)
                                    Attest:/s/ Lawrence M. Thompson, Jr.
                                           Lawrence M. Thompson, Jr.,
                                           Secretary


                                    WEST JERSEY BANCSHARES, INC.

                                    By /s/ John A. Van Voorhis
                                         John A. Van Voorhis,
                                         President and Chief Executive
                                         Officer

(CORPORATE SEAL)
                                    Attest: /s/ Geraldine L. Marchitto

                                                                 Exhibit 3


                              BANK PLAN OF MERGER


            THIS BANK PLAN OF MERGER ("Plan of Merger") dated
September 29, 1995, is by and between SOVEREIGN BANK, a Federal
Savings Bank ("Sovereign Bank"), and WEST JERSEY COMMUNITY BANK
("WJCB").

                                  BACKGROUND

            1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

            2. WJCB is a commercial bank and a wholly-owned subsidiary of West Jersey Bancshares, Inc., a New Jersey corporation ("WJB"). The authorized capital stock of WJCB consists of 5,000,000 shares of common stock, par value $2.00 per share ("WJCB Common Stock"), of which at the date hereof
1,093,900 shares are issued and outstanding.

            3. The respective Boards of Directors of Sovereign Bank and WJCB deem the merger of WJCB with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

            4. The respective Boards of Directors of Sovereign Bank and WJCB have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and WJB have adopted resolutions approving an Agreement dated
September 29, 1995 (the "Agreement") between Sovereign and WJB, pursuant to which this Plan of Merger is being executed by Sovereign Bank and WJCB.

                                   AGREEMENT

            In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, the State of New Jersey and the Commonwealth of Pennsylvania, Sovereign Bank and WJCB, intending to be legally bound hereby, agree:

                                   ARTICLE I
                                    MERGER

            Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America and the State of New Jersey on the Effective Date (as that term is defined in Article V hereof):
WJCB shall merge with and into Sovereign Bank; the separate existence of WJCB shall cease; and Sovereign Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and Sovereign Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank"). Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A." Following the Effective Date, WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years.

                                  ARTICLE II
                              CHARTER AND BYLAWS

            On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed.

                                  ARTICLE III
                        BOARD OF DIRECTORS AND OFFICERS

            3.1 Board of Directors. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and residence addresses of the directors are:

      Name                               Residence Address

Joseph M. Conroy                    4475 Charles Street
                                    Easton, Pennsylvania  18042

James N. Esbenshade                 218 Overland Lane
                                    Lancaster, Pennsylvania 17601

Stewart B. Kean                     Liberty Hall, Morris Avenue
                                    Union, New Jersey  07083

Harry Kraft                         Claridge House One
                                    Apartment 928
                                    Verona, New Jersey  07044

Joseph E. Lewis                     819 Apple Drive, Drexelwood
                                    Wyomissing, Pennsylvania 19610

Howard D. Mackey                    191 North Main Street
                                    Boonton, New Jersey  07005

Richard E. Mohn                     2630 Old Orchard Road
                                    Lancaster, Pennsylvania 17601

Rhoda S. Oberholtzer                807 Lititz Pike
                                    Lititz, Pennsylvania 17543

Patrick J. Petrone                  27 Harold Place
                                    Clifton, New Jersey  07013

Daniel K. Rothermel                 R.D. #11, Box 359C
                                    Reading, Pennsylvania 19610

Elizabeth B. Rothermel              Four Trent Place
                                    Wyomissing, Pennsylvania 19610

Jay S. Sidhu                        12 Quail Ridge
                                    Reading, Pennsylvania 19607

Cameron C. Troilo                   Sandy Run and Afton Avenues
                                    Yardley, Pennsylvania 19067

Ronald E. Vaughn                    4 Morton Court
                                    Lawrenceville, New Jersey 08648

G. Arthur Weaver                    63 Heister Avenue
                                    New Holland, Pennsylvania 17557

Samuel R. Willard, Jr.              Taylorville Road
                                    Washington Crossing, Pennsylvania
                                      18977

Theodore Ziaylek, Jr.               140 Riverview Drive
                                    Yardley, Pennsylvania 19067

            3.2 Officers. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

            Name                         Title

Jay S. Sidhu                        President and Chief Executive
                                      Officer

Karl D. Gerhart                     Treasurer and Chief Financial
                                      Officer

Lawrence M. Thompson, Jr.           Secretary

                                  ARTICLE IV
                             CONVERSION OF SHARES

            4.1 Stock of Sovereign Bank. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank. Immediately following the Merger, the authorized capital stock of the Surviving Bank shall consist of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shall be issued and outstanding. Immediately following the Merger, the surplus of the Surviving Bank shall be the sum of the surplus on the books of WJCB and the surplus on the books of Sovereign Bank on the Effective Date, which sum was $505,768 million at September 30, 1995, and which surplus shall be at least equal to 20% of its capital stock.

            4.2 Stock of WJCB. Each share of WJCB Common Stock issued and outstanding immediately prior to the Effective Date, and each share of WJCB Common Stock issued and held in the treasury of WJB as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                   ARTICLE V
                         EFFECTIVE DATE OF THE MERGER

            The Merger shall be effective on the date on which all filings with government agencies, as may be required under applicable laws and regulations for the Merger to become effective, are made and accepted by the applicable agencies (the
"Effective Date").

                                  ARTICLE VI
                             EFFECT OF THE MERGER

            6.1 Separate Existence. On the Effective Date: the separate existence of WJCB shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of WJCB shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations. Following the Effective Date, WJCB will be operated as a separate and autonomous commercial bank division of Sovereign Bank for at least three years. The commercial bank division of Sovereign
Bank will be permitted during such three-year period to (i) set its own policies with respect to interest rates and the other terms and conditions of its business provided, however, such policies are coordinated with Sovereign's asset/liability management policy and (ii) retain the loan origination division of WJCB existing immediately prior to the Effective Date.

            6.2   Savings Accounts.  After the Effective Date,
Sovereign Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Date.

                                  ARTICLE VII
                             CONDITIONS PRECEDENT

            The obligations of Sovereign Bank and WJCB to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                 ARTICLE VIII
                                  TERMINATION

            This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                  ARTICLE IX
                                   AMENDMENT

            Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                   ARTICLE X
                                 MISCELLANEOUS

            10.1 Extensions; Waivers. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

            10.2 Notices. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of
Section 7.06 of the Agreement.

            10.3 Captions. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

            10.4 Counterparts. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

            10.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

            IN WITNESS WHEREOF, Sovereign Bank and WJCB have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                    SOVEREIGN BANK, a Federal Savings
                                    Bank

                                    By /s/ Richard A. Elko
                                               Richard A. Elko,
                                               Senior Vice President
(CORPORATE SEAL)
                                    Attest:/s/ Lawrence M. Thompson, Jr.
                                               Lawrence M. Thompson, Jr.
                                               Secretary


                                    WEST JERSEY COMMUNITY BANK

                                    By /s/ John A. Van Voorhis
                                               John A. Van Voorhis,
(CORPORATE SEAL)                               President and Chief
                                               Executive Officer

                                    Attest:/s/ Geraldine L. Marchitto
                                               Secretary

                                          EXHIBIT "A"
                                       to Plan of Merger


                                        SOVEREIGN BANK
                                       BRANCH LOCATIONS

ADDRESS                                              COUNTY              MSA

                                         PENNSYLVANIA
1.    61 Constitution Boulevard
      Kutztown, Pennsylvania                         Berks             Reading 6680

2.    3401 N. 5th Street Highway
        at Elizabeth Avenue
      Laureldale, Pennsylvania                       Berks             Reading 6680

3.    840 Penn Avenue at Park Road
      Wyomissing, Pennsylvania                       Berks             Reading 6680

4.    15 North Sixth Street
      Reading, Pennsylvania                          Berks             Reading 6680

5.    Reading Mall
      4260 Perkiomen Avenue
      Reading, Pennsylvania                          Berks             Reading 6680

6.    K-Mart Shopping Center
      11 Parkside Avenue
      Shillington, Pennsylvania                      Berks             Reading 6680

7.    Berkshire Mall
      Wyomissing, Pennsylvania                       Berks             Reading 6680

8.    329 South Main Street
      Doylestown, Pennsylvania  18901                Bucks             Philadelphia 6160

9.    Rte. 532 & Taylorsville Road
      Washington Crossing, Pennsylvania 18977        Bucks             Philadelphia 6160

10.   95 S. Main Street
      Yardley, Pennsylvania  19067                   Bucks             Philadelphia 6160

11.   Pine Watson Plaza
      Langhorne, Pennsylvania                        Bucks             Philadelphia 6160

12.   131 Wilmington West Chester Pike
      Glen Mills, Pennsylvania  19342                Delaware          Philadelphia  6160

13.   23 East King Street
      Lancaster, Pennsylvania                        Lancaster         Lancaster 4000

14.   194 N. Reading Road at Grandview Drive
      Ephrata, Pennsylvania                          Lancaster         Lancaster 4000

15.   46 E. Main Street
      Lititz, Pennsylvania                           Lancaster         Lancaster 4000

16.   100 East Main Street
      New Holland, Pennsylvania                      Lancaster         Lancaster 4000

17.   K-Mart Shopping Center
      1846 Fruitville Pike
      Lancaster, Pennsylvania                        Lancaster         Lancaster 4000

18.   519-A Leaman Avenue
      Millersville, Pennsylvania                     Lancaster         Lancaster 4000

19.   Sears Mall
      Park City
      Lancaster, Pennsylvania                        Lancaster         Lancaster 40000

20.   East Towne Mall
      Lincoln Highway East
      Lancaster, Pennsylvania                        Lancaster         Lancaster 4000

21.   3147 College Heights Boulevard
      Allentown, Pennsylvania                        Lehigh            Allentown- 0240
                                                                       Bethlehem

22.   2181 West Union Boulevard
      Bethlehem, Pennsylvania                        Lehigh            Allentown-0240
                                                                       Bethlehem

23.   258 High Street
      Pottstown, Pennsylvania                        Montgomery        Philadelphia 6160

24.   800 East Willow Grove Avenue
      Wyndomoor, Pennsylvania                        Montgomery        Philadelphia 6160

25.   618 Germantown Pike
      Lafayette Hill, Pennsylvania                   Montgomery        Philadelphia 6160

26.   1401 Bruce Road
      Oreland, Pennsylvania                          Montgomery        Philadelphia 6160

27.   Routes 309 and 63*
      North Wales, Pennsylvania                      Montgomery        Philadelphia 6160

28.   Old York and Church Roads
      Elkins Park, Pennsylvania                      Montgomery        Philadelphia 6160

29.   1401 Easton Avenue
      Bethlehem, Pennsylvania                        Northampton       Allentown- 0240
                                                                       Bethlehem

30.   2022 Lehigh Street
      Easton, Pennsylvania                           Northampton       Allentown- 0240
                                                                       Bethlehem

31.   100 North Third Street
      P.O. Box 230
      Easton, Pennsylvania                           Northampton       Allentown- 0240
                                                                       Bethlehem

32.   3120 William Penn Highway
      Easton, Pennsylvania                           Northampton       Allentown- 0240
                                                                       Bethlehem

33.   71 Bangor Junction Road
      Bangor, Pennsylvania                           Northampton       Allentown- 0240
                                                                       Bethlehem

34.   8623 Germantown Avenue
      Philadelphia, Pennsylvania                     Philadelphia      Philadelphia 6160

35.   9856 Bustleton Avenue
      Philadelphia, Pennsylvania                     Philadelphia      Philadelphia 6160

36.   104 N. Centre Street*
      Pottsville, Pennsylvania                       Schuylkill        None

                                          NEW JERSEY

37.   300 Broad Avenue*
      Palisades Park, New Jersey                     Bergen            Newark 5640

38.   707 Anderson Avenue**
      Cliffside Park, New Jersey                     Bergen            Newark 5640

39.   270 S. Livingston Avenue
      Livingston, New Jersey                         Essex             Newark 5640

40.   555 Milburn Avenue
      Short Hills, New Jersey                        Essex             Newark 5640

41.   165 Passaic Avenue
      Fairfield, New Jersey***                       Essex             Newark 5640

42.   378 Bloomfield Avenue
      Caldwell, New Jersey****                       Essex             Newark 5640

43.   121 Franklin Corner Road
      Lawrenceville, New Jersey                      Mercer            Trenton 8480

44.   952 Parkway Avenue
      Trenton, New Jersey                            Mercer            Trenton 8480

45.   2730 Nottingham Way
      Mercerville, New Jersey                        Mercer            Trenton 8480

46.   44 Hightstown Road
      Princeton Junction, New Jersey                 Mercer            Trenton 8480

47.   188 Nassau Street
      Princeton, New Jersey                          Mercer            Trenton 8480

48.   1700 Kuser Road
      Hamilton, New Jersey                           Mercer            Trenton 8480

49.   525 Inman Avenue
      Colonia, New Jersey                            Middlesex         Middlesex-
                                                                       Somerset- 5015
                                                                       Hunterdon

50.   Applegarth & Cranbury Roads
      Cranbury, New Jersey                           Middlesex         Middlesex-
                                                                       Somerset-
                                                                       Hunterdon- 5015

51.   660 Plainsboro Road
      Plainsboro, New Jersey                         Middlesex         Middlesex-
                                                                       Somerset-
                                                                       Hunterdon- 5015

52.   712 Tenth Avenue
      Belmar, New Jersey  07719                      Monmouth          Monmouth-Ocean 5190

53      Holmdel, New Jersey 07733                      Monmouth          Monmouth-Ocean 5190

54.   43 Main Street
      Keyport, New Jersey 07735                      Monmouth          Monmouth-Ocean 5190

55.   3600 Rt. 9 South & Redwood Road
      Howell, New Jersey                             Monmouth          Monmouth-Ocean 5190

56.   57 Monmouth Road
      Oakhurst, New Jersey  07755                    Monmouth          Monmouth-Ocean 5190

57.   1215 Highway 35 & New Monmouth Road
      Middletown, New Jersey 07748                   Monmouth          Monmouth-Ocean 5190

58.   1 Schanck Road
      Freehold, New Jersey                           Monmouth          Monmouth-Ocean 5190

59.   Broad Street & Bergen Place
      Red Bank, New Jersey  07701                    Monmouth          Monmouth-Ocean 5190

60.   Monmouth & Parker Roads
      West Long Branch, New Jersey  07764            Monmouth          Monmouth-Ocean 5190

61.   Marlboro Mall
      Route 79 & School Road West
      Marlboro, New Jersey 07746                     Monmouth          Monmouth-Ocean 5190

62.   Yorktowne Shopping Center
      303 Gordons Corner Road
      Manalapan, New Jersey 07726                    Monmouth          Monmouth-Ocean 5190

63.   600 Broadway
      Long Branch, New Jersey  07740                 Monmouth          Monmouth-Ocean 5190

64.   Covered Bridge
      345 Union Hill Road
      Manalapan, New Jersey  07726                   Monmouth          Monmouth-Ocean 5190

65.   18 Sycamore Avenue
      Little Silver, New Jersey 07739                Monmouth          Monmouth-Ocean 5190

66.   201 Harmony Road
      Middleton, New Jersey                          Monmouth          Monmouth-Ocean 5190

67.   Highway 9 & Taylor Mills Road
      Manalapan, New Jersey  07726                   Monmouth          Monmouth-Ocean 5190

68.   1600 Corlies Avenue
      Neptune, New Jersey  07753                     Monmouth          Monmouth-Ocean 5190

69.   Middlebrook Shopping Center
      Deal Road and Highway 35
      Ocean Township, New Jersey                     Monmouth          Monmouth-Ocean 5190

70.   342 Lloyd Road
      Aberdeen, New Jersey                           Monmouth          Monmouth-Ocean 5190

71.   440 Cookman Avenue
      Asbury Park, New Jersey  07712                 Monmouth          Monmouth-Ocean 5190

72.   110 East Main Street
      Rockaway, New Jersey                           Morris            Newark 5640

73.   430 Route 10
      Randolph, New Jersey                           Morris            Newark 5640

74.   1 Basset Highway
      Dover, New Jersey                              Morris            Newark 5640

75.   239 Littleton Road
      Parsippany, New Jersey                         Morris            Newark 5640

76.   73 Diamond Spring Road
      Denville, New Jersey                           Morris            Newark 5640

77.   405 Main Street
      Boonton, New Jersey                            Morris            Newark 5640

78.   977 Valley Road
      Gillette, New Jersey                           Morris            Newark 5640

79.   620 Main Road
      Towaco, New Jersey                             Morris            Newark 5640

80.   40 South Main Street
      Wharton, New Jersey                            Morris            Newark 5640

81.   434 Ridgedale Avenue
      East Hanover, New Jersey                       Morris            Newark 5640

82.   2560 Route 37 West
      Lakehurst, New Jersey  08733                   Ocean             Monmouth-Ocean 5190

83.   36 Washington Street
      Toms River, New Jersey  08753                  Ocean             Monmouth-Ocean 5190

84.   1071 Route 37 West
      Toms River, New Jersey  08757                  Ocean             Monmouth-Ocean 5190

85.   Town & Country Shopping Center
      Route 70
      Lakewood, New Jersey  08701                    Ocean             Monmouth-Ocean 5190

86.   940 Fischer Boulevard
      Toms River, New Jersey  08753                  Ocean             Monmouth-Ocean 5190

87.   1850 Highway 35 North
      Ortley Beach, New Jersey  08751                Ocean             Monmouth-Ocean 5190

88.   69 Madison Avenue
      Lakewood, New Jersey  08701                    Ocean             Monmouth-Ocean 5190

89.   1866 Hooper Avenue
      Toms River, New Jersey  08753                  Ocean             Monmouth-Ocean 5190

90.   Whiting Shopping Center, Unit #27
      Lacey Road & Cherry Street
      Whiting, New Jersey                            Ocean             Monmouth-Ocean 5190

91.   Route 9 & Motor Road
      Pine Beach, New Jersey  08741                  Ocean             Monmouth-Ocean 5190

92.   190 Route 37 East
      Toms River, New Jersey                         Ocean             Monmouth-Ocean 5190

93.   Brook Plaza Shopping Center
      W. County Line Road & New Prospect Road
      Jackson, New Jersey                            Ocean             Monmouth-Ocean 5190

94.   1100 Burnt Tavern Road
      Brick, New Jersey  08724                       Ocean             Monmouth-Ocean 5190

95.   490 Route 530
      Whiting, New Jersey                            Ocean             Ocean-Monmouth 5190

96.   2000 Route 70
      Lakehurst, New Jersey                          Ocean             Ocean-Monmouth 5190

97.   17 Beaverson Boulevard
      Brick, New Jersey                              Ocean             Ocean-Monmouth 5190

98.   1325 Route 206
      Silkman, New Jersey 08558
      Rocky Hill, New Jersey                         Somerset          Middlesex-
                                                                       Somerset- 5015
                                                                       Hunterdon

99.   34 East Main Street
      Somerville, New Jersey                         Somerset          Middlesex- Somerset-
                                                                       5015 Hunterdon

100.  2 Waterloo Road
      Byram Township, New Jersey                     Sussex            Newark 5640

101.  197 Main Street
      Newton, New Jersey                             Sussex            Newark 5640

102.  540 Morris Avenue
      Elizabeth, New Jersey                          Union             Newark 5640

103.  726 W. St. George Avenue
      Linden, New Jersey                             Union             Newark 5640

104.  1224 Stuyvesant Avenue
      Union, New Jersey                              Union             Newark 5640

105.  1 Union Square
      Elizabeth, New Jersey                          Union             Newark 5640

106.  2253 North Avenue
      Scotch Plains, New Jersey                      Union             Newark 5640

107.  18 North Avenue West
      Cranford, New Jersey                           Union             Newark 5640

108.  201 Chestnut Street
      Roselle, New Jersey                            Union             Newark 5640

109.  5 Westfield Avenue
      Clark, New Jersey                              Union             Newark 5640

110.  324 Chestnut Street
      Union, New Jersey                              Union             Newark 5640


                                           DELAWARE

111.  1812 Marsh Road, Suite 401
      Wilmington, Delaware                           New Castle        Wilmington 9160

112.  281 E. Main & Tyre Streets
      Newark, Delaware                               New Castle        Wilmington 9160

113.  3812 Kirkwood Highway
      Wilmington, Delaware                           New Castle        Wilmington 9160

114.  201 West Ninth Street
      Wilmington, Delaware                           New Castle        Wilmington 9160

*     After receipt of all regulatory approvals and pursuant to the Agreement dated July 13,
      1995, between Sovereign Bank and Northwest Savings Bank, office will be sold on
      November 10, 1995.

**    To be acquired November 17, 1995, by Sovereign Bank upon receipt of all regulatory approvals and consummation of the transaction contemplated by the Branch Purchase and
      Deposit Assumption Agreement, dated August 11, 1995, between Sovereign Bank and Berkeley
      Federal Bank & Trust FSB.

***   Presently a branch of WJCB.

****  WJCB has applied for regulatory approval to operate a branch at this location.  The New
      Jersey Department of Banking and has approved WJCB's application.  The Federal Reserve
      Bank of New York has also approved this branch.  This branch has not yet been opened.

                                                                 EXHIBIT 4

                    FORM OF OPINION OF COUNSEL TO SOVEREIGN


            WJB shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

            (a) Sovereign and Sovereign Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan, respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under
(A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

            (b)   Sovereign Bank is a validly existing
federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

            (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the NJDS, and Articles of Combination with the OTS in accordance with the Agreement and the Plan, the mergers of Sovereign and WJB and of Sovereign Bank and WJCB contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

            (f) The shares of Sovereign Common Stock to be issued in connection with the merger of WJB and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

            (g) On the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by WJB or WJCB for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan.

                                                                 EXHIBIT 5

                     FORM OF TAX OPINION OF STEVENS & LEE

      Sovereign and WJB shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

      1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by WJB of all of its assets to Sovereign in exchange for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of all of WJB's liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

      2. WJB and Sovereign will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

      3. Neither WJB nor Sovereign will recognize any gain or loss upon the transfer of WJB's assets to Sovereign in exchange solely for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of the liabilities of WJB.

      4. The basis of the WJB assets in the hands of Sovereign will be the same as the basis of such assets in the hands of WJB immediately prior to the Merger.

      5. The holding period of the assets of WJB to be received by Sovereign will include the period during which the assets were held by WJB.

      6. No gain or loss will be recognized by the shareholders of WJB on the receipt of Sovereign Common Stock (including fractional share interests) solely in exchange for their shares of WJB Common Stock.

      7. The basis of the Sovereign Common Stock (including fractional share interests) to be received by the WJB shareholders in the Merger will be the same as the basis of the WJB Common Stock surrendered in exchange therefor.

      8. The holding period of the Sovereign Common Stock (including fractional share interests) to be received by the WJB shareholders in the Merger will include the period during which the WJB shareholders held their WJB Common Stock, provided the shares of WJB Common Stock are held as a capital asset on the Effective Date.

      9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

      10. The Sovereign Stock Purchase Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of Section 356(a)(1)(B) of the IRC.

      11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of WJB as of the Effective Date. Any deficit in the earnings and profits of Sovereign or WJB will be used only to offset the earnings and profits accumulated after the Merger.

      12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the items of WJB described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

      13. Provided the Bank Merger constitutes a statutory merger under applicable law, the Bank Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

      14. WJCB and Sovereign Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

      15. Neither WJCB nor Sovereign Bank will recognize any gain or loss upon the transfer of WJCB's assets to Sovereign Bank in constructive exchange solely for Sovereign Bank common stock and the assumption by Sovereign Bank of the liabilities of WJCB.

      16. The basis of the WJCB assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of WJCB immediately prior to the Bank Merger.

      17. The holding period of the WJCB assets in the hands of Sovereign Bank will include the period during which such assets were held by WJCB.

      18. No gain or loss will be recognized by Sovereign, as the shareholder of WJCB, upon the constructive receipt of shares of Sovereign Bank common stock in exchange for the WJCB common stock surrendered in exchange therefor in the Bank Merger.

      19. The basis of the Sovereign Bank common stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the WJCB common stock surrendered in the constructive exchange.

      20. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of WJCB as of the effective date of the Bank Merger.
Any deficit in the earnings and profits of Sovereign Bank or WJCB will be used only to offset the earnings and profits accumulated after the Bank Merger.

      21. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of WJCB described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                                 EXHIBIT 6

                       FORM OF OPINION OF COUNSEL TO WJB


            Sovereign shall have received from counsel to WJB, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

            (a) WJB and WJCB have full corporate power to carry out the transactions contemplated in the Agreement and the Plan, respectively. The execution and delivery of the Agreement and the Plan and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of WJB and WJCB, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of WJB and WJCB, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by WJB and WJCB with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of WJB or the charter or bylaws of WJCB, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which WJB or WJCB is a party; or
(ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of WJB or WJCB, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or (iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to WJB or WJCB.

            (b) WJCB is a validly existing state-chartered commercial bank organized and in good standing under the laws of the state of New Jersey. The deposits of WJCB are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

            (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which WJB or WJCB is a party which would, if determined adversely to WJB or WJCB, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of WJB or WJCB taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

            (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by WJB or WJCB of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

            (e) On the sole basis of such counsel's participation in conferences with officers and employees of WJB in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Sovereign for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of WJB to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to WJB or WJCB or the transactions contemplated in the Agreement and the Plan.

                                                                 ANNEX B
                       OPINION OF RYAN, BECK & CO., INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

            Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

            The Bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

            Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)  Exhibits.

       2.1 Agreement and Plan of Merger dated as of September 29, 1995, between Sovereign Bancorp, Inc. and West Jersey Bancshares, Inc. (included as Annex A to the Proxy Statement/Prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

       2.2 Stock Option Agreement dated September 29, 1995, between Sovereign Bancorp, Inc. and West Jersey
             Bancshares, Inc. (included as Exhibit 2 to the Merger Agreement included as Annex A to the Proxy
             Statement/Prospectus).

       3.1   Articles of Incorporation, as amended, of Sovereign
             Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)

       3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)

       4. Sovereign Bancorp, Inc. has outstanding long-term debt which does not exceed 10% of the total assets of Sovereign Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

       5.    Opinion of Stevens & Lee re:  Legality of Common
             Stock.

       8.    Opinion of Stevens & Lee re:  Tax Matters.

      10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on
             Form 10-K for the fiscal year ended December 31.
             1994.)

      10.2   Sovereign Bancorp, Inc. 1993 Stock Option Plan.
             (Incorporated by reference to Exhibit 10.23 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

      10.3 Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign's Registration Statement No. 33-44108 on
             Form S-8.)

      10.4 Agreement dated as of September 15, 1992, between Sovereign Bancorp, Inc., Sovereign Bank, a Federal Savings Bank, and Jay S. Sidhu. (Incorporated by reference to Exhibit 10.3 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

      10.5 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Karl D. Gerhart. (Incorporated by Reference to Exhibit 10.4 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

      10.6 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and
             Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign's Annual Report on
             Form 10-K for the year ended December 31, 1992.)

      10.7   Penn Savings Bank Senior Officer Incentive Plan.
             (Incorporated by reference to Exhibit 10.6 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994.)

      10.8 Rights agreement dated September 19, 1989, between Sovereign Bancorp, Inc. and Harris Trust Company of New York. (Incorporated by reference to Exhibit 4.3 to Sovereign's Registration Statement No. 33-89586 on Form S-8.)

      10.9   Sovereign Bancorp, Inc. Non-Employee Director
             Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.12 to Sovereign's
             Registration Statement No. 33-43195 on Form S-1.)

      10.10 Indemnification Agreement dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu.
             (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993).

      23.1   Consent of Ernst & Young LLP.

      23.2   Consent of Deloitte & Touche LLP.

      23.3   Consent of BDO Seidman LLP.

      23.4   Consent of Stevens & Lee (contained in Exhibit 5).

      23.5   Consent of Stevens & Lee (contained in Exhibit 8).

      23.6   Consent of Ryan, Beck & Co.*

      24.1   Powers of Attorney of Directors and Officers
             (included on signature page hereof).

      99.1   Opinion of Ryan, Beck & Co. dated ____________, 1995
             (to be included as Annex B to Proxy Statement/
             Prospectus).*

      99.2 Form of Proxy for the Special Meeting of Stockholders of West Jersey Bancshares, Inc.

      99.3   1994 Annual Report to Stockholders of West Jersey
             Bancshares, Inc.

      99.4   Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1995, of West Jersey Bancshares, Inc.
_______________________________
*     To be filed by amendment.


      (b)   Financial Statement Schedules.

           None required.

Item 22.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)  To include any prospectus required by
      section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   The registrant undertakes that every prospectus
      (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania, on December 4, 1995.

                                    SOVEREIGN BANCORP, INC.
                                    (Registrant)


                                    By: /s/ Jay S. Sidhu
                                         Jay S. Sidhu,
                                         President and Chief Executive
                                         Officer

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, Karl D. Gerhart and Jeffrey P. Waldron, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                           Title                Date

/s/ Richard E. Mohn                 Chairman and     December 6, 1995
Richard E. Mohn                     Director

/s/Jay S. Sidhu                     Director,        December 6, 1995
Jay S. Sidhu                        President and
                                    Chief Executive
                                    Officer (Principal
                                    Executive Officer)

/s/ Howard D. Mackey                Director         December 5, 1995
Howard D. Mackey

/s/ Rhoda S. Oberholtzer            Director         December 5, 1995
Rhoda S. Oberholtzer

/s/ Patrick J. Petrone              Director         December 5, 1995
Patrick J. Petrone

/s/ Daniel K. Rothermel             Director         December 5, 1995
Daniel K. Rothermel

/s/ G. Arthur Weaver                Director         December 4, 1995
G. Arthur Weaver

__________________________          Director         December __, 1995
S. Russel Willard, Jr.

/s/ Theodore Ziaylek, Jr.           Director         December 4, 1995
Theodore Ziaylek, Jr.

/s/ Karl D. Gerhart                 Chief Financial  December 6, 1995
Karl D. Gerhart                     Officer
                                    (Principal
                                    Financial
                                    Officer)

/s/ Richard A. Elko                 Corporate        December 6, 1995
Richard A. Elko                     Controller
                                    (Principal
                                    Accounting
                                    Officer)

                                 EXHIBIT INDEX

Item 21.  Exhibits and Financial Statement Schedules.

      (a)  Exhibits.

       2.1 Agreement and Plan of Merger dated as of September 29, 1995, between Sovereign Bancorp, Inc. and West Jersey Bancshares, Inc. (included as Annex A to the Proxy Statement/Prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

       2.2 Stock Option Agreement dated September 29, 1995, between Sovereign Bancorp, Inc. and West Jersey
             Bancshares, Inc. (included as Exhibit 2 to the Merger Agreement included as Annex A to the Proxy
             Statement/Prospectus).

       3.1   Articles of Incorporation, as amended, of Sovereign
             Bancorp, Inc. (Incorporated by reference to Exhibit 3.1 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)

       3.2 Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993.)

       4. Sovereign Bancorp, Inc. has outstanding long-term debt which does not exceed 10% of the total assets of Sovereign Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

       5.    Opinion of Stevens & Lee re:  Legality of Common
             Stock.

       8.    Opinion of Stevens & Lee re:  Tax Matters.

      10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on
             Form 10-K for the fiscal year ended December 31.
             1994.)

      10.2   Sovereign Bancorp, Inc. 1993 Stock Option Plan.
             (Incorporated by reference to Exhibit 10.23 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

      10.3 Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign's Registration Statement No. 33-44108 on
             Form S-8.)

      10.4 Agreement dated as of September 15, 1992, between Sovereign Bancorp, Inc., Sovereign Bank, a Federal Savings Bank, and Jay S. Sidhu. (Incorporated by reference to Exhibit 10.3 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

      10.5 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and Karl D. Gerhart. (Incorporated by Reference to Exhibit 10.4 of Sovereign's Annual Report on Form 10-K for the year ended December 31, 1992.)

      10.6 Agreement dated as of September 15, 1992, between Sovereign Bank, a Federal Savings Bank, and
             Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign's Annual Report on
             Form 10-K for the year ended December 31, 1992.)

      10.7   Penn Savings Bank Senior Officer Incentive Plan.
             (Incorporated by reference to Exhibit 10.6 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1994.)

      10.8 Rights agreement dated September 19, 1989, between Sovereign Bancorp, Inc. and Harris Trust Company of New York. (Incorporated by reference to Exhibit 4.3 to Sovereign's Registration Statement No. 33-89586 on Form S-8.)

      10.9   Sovereign Bancorp, Inc. Non-Employee Director
             Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.12 to Sovereign's
             Registration Statement No. 33-43195 on Form S-1.)

      10.10 Indemnification Agreement dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu.
             (Incorporated herein by reference to Exhibit 10.25 to Sovereign's Annual Report on Form 10-K for the year ended December 31, 1993).

      23.1   Consent of Ernst & Young LLP.

      23.2   Consent of Deloitte & Touche LLP.

      23.3   Consent of BDO Seidman LLP.

      23.4   Consent of Stevens & Lee (contained in Exhibit 5).

      23.5   Consent of Stevens & Lee (contained in Exhibit 8).

      23.6   Consent of Ryan, Beck & Co.*

      24.1   Powers of Attorney of Directors and Officers
             (included on signature page hereof).

      99.1   Opinion of Ryan, Beck & Co. dated ____________, 1995
             (to be included as Annex B to Proxy Statement/
             Prospectus).*

      99.2 Form of Proxy for the Special Meeting of Stockholders of West Jersey Bancshares, Inc.

      99.3   1994 Annual Report to Stockholders of West Jersey
             Bancshares, Inc.

      99.4   Quarterly Report on Form 10-Q for the quarter ended
             September 30, 1995, of West Jersey Bancshares, Inc.
_______________________________
*     To be filed by amendment.